UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

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Assured Guaranty [Cover Art to Follow] 2018 Annual Meeting of Shareholders and Proxy Statement

ASSURED GUARANTY®

2018
ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

146A

DEAR SHAREHOLDERS:	March 21, 2018

It is with great pleasure that we invite you to our 2018 Annual General Meeting of shareholders on Wednesday, May 2, 2018, at 6 Bevis Marks in London. Whether or not you plan to attend the meeting in person, please vote your shares; your vote is important to us.

Assured Guaranty’s 2017 financial performance was excellent. Our shareholders’ equity per share, non-GAAP operating shareholder’s equity per share1 and non-GAAP adjusted book value per share1 all reached record levels, at $58.95, $56.20 and $77.74, respectively. These records reflect the great strides we continued to make on our four main strategies:

•	Growing our new business production. Our gross written premiums, at $307 million, were the highest since 2009, while our premium production, a non-GAAP financial measure we use to measure our new business production and which we refer to as PVP[1], was at $289 million and the highest it has been since 2010. All three of our business markets again contributed to our premium production. As the leading financial guarantor in the market today, we believe we are well positioned for growth as interest rates normalize.[1]

•	Managing capital efficiently. During 2017, we returned to our shareholders approximately $571 million through purchases of our common shares and dividend payments. We also obtained regulatory approval for our subsidiaries Assured Guaranty Municipal Corp. and Assured Guaranty Corp. to repurchase an aggregate $300 million of their common stock from their respective parents; these funds will be available for corporate purposes, including repurchasing more of our common shares.

•	Alternative strategies. In 2017, we completed our purchase of the European operating subsidiary of MBIA Insurance Corporation, resulting in a bargain purchase gain and settlement of preexisting relationships of $58 million. We also reassumed three previously ceded portfolios, resulting in aggregate commutation gains of $328 million. Additionally, we made our first investments in the asset management area by agreeing to purchase up to $100 million of limited partnership interests in a fund that invests in the equity of private equity managers and by purchasing a minority interest in Wasmer, Schroeder & Company, LLC. We also negotiated the acquisition of a minority interest in the holding company of Rubicon Investment Advisors, a full-service investment banking firm active in the global infrastructure sector; that transaction closed in February 2018. Also in February 2018, we announced an agreement with Syncora Guarantee Inc. (SGI) to reinsure, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio.

•	Proactive loss mitigation. In 2017, we successfully concluded two financial crisis-era recovery legal actions for a pre-tax gain of $151 million, again demonstrating our perseverance and resilience in pursuing recovery litigation when required to enforce our rights. We reacted to the devastating landfall of Hurricane Maria in the Commonwealth of Puerto Rico in September with patience and by withdrawing two of our legal complaints (without prejudice) to give the Commonwealth an opportunity to regroup. We will assert our rights unless the Commonwealth and its advisors respond with revised fiscal plans that recognize creditors’ rights, the requirements of the federal Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA), and constitutional requirements.

We provide further detail about our accomplishments and plans for the future in the Letter to Shareholders accompanying our 2017 Annual Report. We encourage you to review that letter and our 2017 Annual Report, as well as the Proxy Statement that follows this letter.

We look forward to another successful year.

Sincerely,

Francisco L. Borges	Dominic J. Frederico
Chairman of the Board	President and Chief Executive Officer

[1]	Non-GAAP operating shareholder’s equity per share, non-GAAP adjusted book value per share, non-GAAP operating income and PVP are non-GAAP financial measures. An explanation of these measures, which are considered when setting executive compensation, and a reconciliation to the most comparable GAAP measures, may be found on pages 92 to 96 of our Annual Report on Form 10-K for the year ended December 31, 2017. In addition, please refer to the section entitled “Forward Looking Statements” following the cover of that Annual Report on Form 10-K.

March 21, 2018

Hamilton, Bermuda

NOTICE OF ANNUAL

GENERAL MEETING

TO THE SHAREHOLDERS OF ASSURED GUARANTY LTD.:

The Annual General Meeting of Assured Guaranty Ltd., which we refer to as AGL, will be held on Wednesday, May 2, 2018, at 8:00 a.m. London Time, at 6 Bevis Marks, London, EC3A 7BA, United Kingdom, for the following purposes:

1.	To elect our board of directors;

2.	To approve, on an advisory basis, the compensation paid to AGL’s named executive officers;

3.	To appoint PricewaterhouseCoopers LLP as AGL’s independent auditor for the fiscal year ending December 31, 2018, and to authorize the Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor;

4.	To direct AGL to vote for directors of, and the appointment of the independent auditor for, its subsidiary Assured Guaranty Re Ltd.; and

5.	To transact such other business, if any, as lawfully may be brought before the meeting.

Shareholders of record are being mailed a Notice Regarding the Availability of Proxy Materials on or around March 21, 2018, which provides shareholders with instructions on how to access the proxy materials and our 2017 annual report on the Internet, and if they prefer, how to request paper copies of these materials.

Only shareholders of record, as shown by the transfer books of AGL, at the close of business on March 8, 2018, are entitled to notice of, and to vote at, the Annual General Meeting.

SHAREHOLDERS OF RECORD MAY VOTE UP UNTIL 12:00 NOON EASTERN DAYLIGHT TIME ON MAY 1, 2018. BENEFICIAL OWNERS MUST SUBMIT THEIR VOTING INSTRUCTIONS SO THAT THEIR BROKERS WILL BE ABLE TO VOTE BY 11:59 P.M. EASTERN DAYLIGHT TIME ON April 30, 2018.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE. ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT.

By Order of the Board of Directors,

Ling Chow

Secretary

PROXY STATEMENT

Assured Guaranty Ltd.	March 21, 2018

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider before voting. For more complete information about the following topics, please review the complete proxy statement and the Annual Report on Form 10-K of Assured Guaranty Ltd. (which we refer to as AGL, we, us or our; we use Assured Guaranty, our Company or the Company to refer to AGL and its subsidiaries).

We intend to begin distribution of the Notice Regarding the Availability of Proxy Materials to shareholders on or about March 21, 2018.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Time and Date	8:00 a.m. London time, May 2, 2018

Place	6 Bevis Marks London, EC3A 7BA United Kingdom

Record Date	March 8, 2018

Voting	Shareholders as of the record date are entitled to vote. Each Common Share is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. Shareholders of record may vote up until 12:00 noon Eastern Daylight Time on May 1, 2018. Beneficial owners must submit their voting instructions so that their broker will be able to vote by 11:59 p.m. Eastern Daylight Time on April 30, 2018. In spite of deadlines, holders who attend the Annual General Meeting will be able to vote in person.

Agenda Item	Board Vote Recommendation	Page Reference (for More Detail)
Election of directors	For each director nominee	Page 11
To approve, on an advisory basis, the compensation paid to AGL’s named executive officers	For	Page 64
Appointment of PricewaterhouseCoopers as AGL’s independent auditor for 2018 and to authorize the Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor	For	Page 65
Direction of AGL to vote for directors of, and the appointment of the independent auditor of, AGL’s subsidiary, Assured Guaranty Re Ltd.	For each director nominee and for the independent auditor	Page 67

We will also transact any other business that may properly come before the meeting.

SUMMARY DIRECTOR INFORMATION

The following table provides summary information about each director nominee. Each director nominee will be elected for a one-year term by a majority of votes cast.

		DIRECTOR SINCE		COMMITTEES
NOMINEE	AGE		PRINCIPAL OCCUPATION	A	C	F	NG	RO	E

Francisco L. Borges	66	2007	Chairman, Landmark Partners, LLC				«		«

G. Lawrence Buhl	71	2004	Former Regional Director for Insurance Services, Ernst & Young LLP	«	✓

Dominic J. Frederico	65	2004	President and Chief Executive Officer, Assured Guaranty Ltd.						✓

Bonnie L. Howard	64	2012	Former Chief Auditor and Global Head of Control and Emerging Risk, Citigroup				✓	«

Thomas W. Jones	68	2015	Founder and Senior Partner of TWJ Capital, LLC	✓		✓

Patrick W. Kenny	75	2004	Former President and Chief Executive Officer, International Insurance Society		«		✓		✓

Alan J. Kreczko	66	2015	Former Executive Vice President and General Counsel of The Hartford Financial Services Group, Inc.	✓		✓

Simon W. Leathes	70	2013	Former independent non-executive director of HSBC Bank plc		✓			✓	✓

Michael T. O’Kane	72	2005	Former Senior Managing Director, Securities Division, TIAA CREF	✓		«

Yukiko Omura	62	2014	Former Undersecretary General and Vice President/COO, International Fund for Agricultural Development			✓		✓

			2017 Meetings	4	5	4	4	4	0

  A: Audit; C: Compensation; F: Finance; NG: Nominating and Governance; RO: Risk Oversight; E: Executive;

  «: Chair; ✓: Member

CORPORATE GOVERNANCE

OVERVIEW

THE BOARD OF DIRECTORS

Our Board of Directors maintains strong corporate governance policies.

•	The Board and management have reviewed the rules of the Securities and Exchange Commission (which we refer to as the SEC) and the New York Stock Exchange (which we refer to as the NYSE) listing standards regarding corporate governance policies and processes, and we are in compliance with the rules and listing standards.
•	We have adopted Corporate Governance Guidelines covering issues such as director qualification standards (including independence), director responsibilities, Board self-evaluations, and executive sessions of the Board.
•	Our Corporate Governance Guidelines contain our Categorical Standards for Director Independence.
•	We have adopted a Code of Conduct for our employees and directors and charters for each Board committee.

The full text of our Corporate Governance Guidelines, our Code of Conduct and each committee charter, are available on our website at www.assuredguaranty.com/governance. In addition, you may request copies of the Corporate Governance Guidelines, the Code of Conduct and the committee charters by contacting our Secretary via:

Telephone	(441) 279-5725
Facsimile	(441) 279-5701
e-mail	generalcounsel@agltd.com

MEETINGS OF THE BOARD

Our Board of Directors oversees our business and monitors the performance of management. The directors keep themselves up-to-date on our Company by discussing matters with Mr. Frederico, who is our Chief Executive Officer (and whom we refer to as our CEO), other key executives and our principal external advisors, such as outside auditors, outside legal counsel, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. During 2017, the Board met four times. All of our directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held while they were in office during the year ended December 31, 2017.

DIRECTOR INDEPENDENCE

In February 2018, our Board determined that, other than our CEO Mr. Frederico, all of our directors are independent under the listing standards of the NYSE. These independent directors constitute substantially more than a majority of our Board. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between our Company and these directors. A copy of our Categorical Standards for Director Independence is available as part of our Corporate Governance Guidelines, which are available on our website at www.assuredguaranty.com/governance. In addition, as part of the independence determination, our Board monitors the independence of Audit and Compensation Committee members under rules of the SEC and NYSE listing standards that are applicable to members of the audit committee and compensation committees.

As part of its independence determinations, the Board considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with our Company.

DIRECTOR EXECUTIVE SESSIONS

The independent directors meet at regularly scheduled executive sessions without the participation of management. The Chairman of the Board is the presiding director for executive sessions of independent directors.

OTHER CORPORATE GOVERNANCE HIGHLIGHTS

•	Our Board has a substantial majority of independent directors.
•	All members of the Audit, Compensation, Nominating and Governance, Finance, and Risk Oversight Committees are independent directors.

•	Our Audit Committee recommends to the Board, which recommends to the shareholders, the annual appointment of our independent auditor. Each year our shareholders are asked to authorize the Board, acting through its Audit Committee, to determine the compensation of, and the scope of services performed by, our independent auditor. The Audit Committee also has the authority to retain outside advisors.
•	No member of our Audit Committee simultaneously serves on the audit committee of more than one other public company.
•	Our Compensation Committee has engaged a compensation consultant, Frederic W. Cook & Co., Inc., which we refer to as Cook, to assist it in evaluating the compensation of our CEO, based on corporate goals and objectives and, with the other independent directors, setting his compensation based on this evaluation. Cook has also assisted us in designing our executive compensation program. The Compensation Committee has conducted an assessment of Cook’s independence and has determined that Cook does not have any conflict of interest. Our Nominating and Governance Committee also engages Cook to assist it in evaluating the compensation of our Board of Directors.
•	We established an Executive Committee to exercise certain authority of the Board in the management of company affairs between regularly scheduled meetings of the Board when it is determined that a specified matter should not be postponed to the next scheduled meeting of the Board. Our Executive Committee did not meet in 2017.
•	We have adopted a Code of Conduct applicable to all directors, officers and employees that sets forth basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws and regulations, including insider trading laws, and reporting illegal or unethical behavior. The full text of our Code of Conduct is available on our website at www.assuredguaranty.com/governance.
•	In addition to AGL’s quarterly Board meetings, our Board has an annual business review meeting to assess specific areas of our Company’s operations and to learn about general trends affecting the financial guaranty industry. We also provide our directors with the opportunity to attend continuing education programs.

HOW ARE DIRECTORS NOMINATED?

In accordance with its charter, the Nominating and Governance Committee identifies potential nominees for directors from various sources. The Nominating and Governance Committee:

•	Reviews the qualifications of potential nominees to determine whether they might be good candidates for Board of Directors membership
•	Reviews the potential nominees’ judgment, experience, independence, understanding of our business or other related industries and such other factors as it determines are relevant in light of the needs of the Board of Directors and our Company
•	Selects qualified candidates and reviews its recommendations with the Board of Directors, which will decide whether to nominate the person for election to the Board of Directors at an Annual General Meeting of Shareholders (which we refer to as an Annual General Meeting). Between Annual General Meetings, the Board, upon the recommendation of the Nominating and Governance Committee, can fill vacancies on the Board by appointing a director to serve until the next Annual General Meeting

The Nominating and Governance Committee has the authority to retain search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Nominating and Governance Committee may also retain other advisors.

We believe that diversity among members of the Board is an important consideration and is critical to the Board’s ability to perform its duties and various roles. Accordingly, in recommending nominees, the Board considers a wide range of individual perspectives and backgrounds in addition to diversity in professional experience and training. Our Board is currently composed of individuals from different disciplines, including lawyers, accountants and individuals who have industry, finance, executive and international experience, and is composed of both men and women and citizens of the United States, the United Kingdom and Japan. Our Corporate Governance Guidelines address diversity of experience, requiring the Nominating and Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Our Corporate Governance Guidelines also provide that Board members should have individual backgrounds that when combined provide a portfolio of experience and knowledge that will serve our governance and strategic needs. The Nominating and Governance Committee will consider Board candidates on the basis of a range of criteria including broad-based business knowledge and contacts, prominence and sound reputation in their fields as well as having a global business perspective and commitment to good corporate citizenship. Our Corporate Governance Guidelines specify that directors should represent all shareholders and not any special interest group or constituency. The Nominating and Governance Committee annually reviews its own performance. In connection with such evaluation, the Nominating and Governance Committee assesses whether it effectively nominates candidates for director in accordance with the above described standards specified by the Corporate Governance Guidelines. See each nominee’s biography appearing later in this proxy statement for a description of the specific experience that each such individual brings to our Board.

Our Corporate Governance Guidelines additionally specify that directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing us. Directors must possess the highest personal and professional integrity. Directors must have the time necessary to fully meet their duty of due care to the shareholders and be willing to commit to service over the long term.

The Nominating and Governance Committee will consider a shareholder’s recommendation for director but has no obligation to recommend such candidates for nomination by the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should send it to: Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at an Annual General Meeting, that shareholder must comply with Article 14 of AGL’s Bye-Laws, which requires notice no later than 90 days prior to the anniversary date of the immediately preceding Annual General Meeting. This time period has passed with respect to the 2018 Annual General Meeting. With respect to the 2019 Annual General Meeting, AGL must receive such written notice on or prior to February 1, 2019. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	the shareholder’s name as it appears in AGL’s books
•	a representation that the shareholder is a record holder of AGL’s shares and intends to appear in person or by proxy at the meeting to present such proposal
•	the class and number of shares beneficially owned by the shareholder
•	the name and address of any person to be nominated
•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such other person or persons, pursuant to which the nomination or nominations are to be made by the shareholder
•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy regulations
•	the consent of each nominee to serve as a director of AGL, if so elected

COMMITTEES OF THE BOARD

The Board of Directors has established an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating and Governance Committee, a Risk Oversight Committee and an Executive Committee.

The Audit Committee	Chairman: G. Lawrence Buhl / 4 meetings during 2017
Other Audit Committee members: Thomas W. Jones, Alan J. Kreczko, Michael T. O’Kane

The Audit Committee provides oversight of the integrity of our Company’s financial statements and financial reporting process, our compliance with legal and regulatory requirements (including cybersecurity requirements), the system of internal controls, the audit process, the performance of our internal audit program and the performance, qualification and independence of the independent auditor.

The Audit Committee is composed entirely of directors who are independent of our Company and management, as defined by the NYSE listing standards.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of the NYSE and, except for Mr. Kreczko, is an audit committee financial expert, as that term is defined under Item 407(d) of the SEC’s Regulation S-K. For additional information about the qualifications of the Audit Committee members, see their respective biographies set forth in “Proposal No. 1: Election of Directors.”

The Compensation Committee	Chairman: Patrick W. Kenny / 5 meetings during 2017
Other Compensation Committee members: G. Lawrence Buhl, Simon W. Leathes

The Compensation Committee has responsibility for evaluating the performance of our CEO and senior management and determining executive compensation in conjunction with the independent directors. The Compensation Committee also works with the Nominating and Governance Committee and our CEO on succession planning.

The Compensation Committee is composed entirely of directors who are independent of our Company and management, as defined by the NYSE listing standards.

The Compensation Committee’s meetings included discussions with Cook to review executive compensation trends and peer group compensation data and to evaluate the risk of our executive compensation program.

The Finance Committee	Chairman: Michael T. O’Kane / 4 meetings during 2017
Other Finance Committee members: Thomas W. Jones, Alan J. Kreczko, Yukiko Omura

The Finance Committee of the Board of Directors oversees management’s investment of our Company’s investment portfolio, including in alternative investments. The Finance Committee also oversees, and makes recommendations to the Board with respect to, our capital structure, dividends, financing arrangements, investment guidelines, potential alternative investments and any corporate development activities.

The Nominating and Governance Committee	Chairman: Francisco Borges / 4 meetings during 2017
Other Nominating and Governance Committee members: Bonnie L. Howard, Patrick W. Kenny

The responsibilities of the Nominating and Governance Committee include identifying individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines. The Nominating and Governance Committee also has responsibility to review and make recommendations to the full Board regarding director compensation. In addition to general corporate governance matters, the Nominating and Governance Committee assists the Board and the Board committees in their self-evaluations. The Nominating and Governance Committee is composed entirely of directors who are independent of our Company and management, as defined by the NYSE listing standards.

The Risk Oversight Committee	Chairman: Bonnie L. Howard / 4 meetings during 2017
Other Risk Oversight Committee members: Simon W. Leathes, Yukiko Omura

The Risk Oversight Committee oversees management’s establishment and implementation of standards, controls, limits, guidelines and policies relating to risk assessment and enterprise risk management. The Risk Oversight Committee focuses on both the underwriting and surveillance of credit risks and the assessment and management of other risks, including, but not limited to, financial, legal, operational (including cybersecurity) and other risks concerning our Company’s reputation and ethical standards.

The Executive Committee	Chairman: Francisco L. Borges / 0 meeting during 2017
Other Executive Committee members: Dominic J. Frederico, Patrick W. Kenny, Simon W. Leathes

The Executive Committee was established to have, and to exercise, certain of the powers and authority of the Board in the management of the business and affairs of our Company between regularly scheduled meetings of the Board when, in the opinion of a quorum of the Executive Committee, a matter should not be postponed to the next scheduled meeting of the Board. The Executive Committee’s authority to act is limited by our Company’s Bye-Laws, rules of the NYSE and applicable law and regulation and the Committee’s charter.

HOW ARE DIRECTORS COMPENSATED?

In 2017, our Nominating and Governance Committee engaged Cook to conduct a comprehensive review and assessment of our independent director compensation program. Cook reviews this program periodically. Cook evaluated the director compensation by comparing it against the compensation awarded to directors of companies in our executive compensation comparison group. (The compensation comparison group is discussed below under “Compensation Discussion and Analysis–Compensation Governance–Executive Compensation Comparison Group”.) Cook also looked at a broader market segment using data from Cook’s report regarding compensation packages for public company independent directors for 2016, the most recent year for which information was available. Cook again found that the structure of our director compensation program was generally consistent with peer group policies and best practice design as recognized by the proxy advisory firms and investors, noting:

•	the absence of meeting fees, which simplifies pay program administration and avoids the implication that there is additional pay for meeting attendance;

•	the use of committee member retainers to differentiate compensation among directors based on workload;

•	the vesting of annual restricted stock awards over a one-year period, which protects against the possibility of director entrenchment;

•	the payment of additional retainers to the non-executive Chairman and committee chairs to recognize additional responsibilities and time commitment associated with the roles; and

•	meaningful stock ownership guidelines.

Cook found that the percentage of our independent director compensation paid in equity was below the median of the comparison group practice of 61%, while the retainer for the non-executive Chairman was at the 25th percentile of the comparison group practice. Cook recommended that the non-executive Chairman retainer should be reviewed for reasonableness and appropriateness in light of the strategic importance of the position to our Company, the skill set and experience of the Chairman, and the expected time commitment.

After considering Cook’s market data, analysis and recommendations, the Nominating and Governance Committee made two changes to the independent director compensation in light of the expanding scope of the Company’s business as well as the time commitment associated with attending Board meetings in the U.K. The Nominating and Governance Committee increased the equity portion of the annual retainer of our independent directors by $25,000. We now pay $145,000 of the retainer in restricted stock, and $120,000 of the retainer in cash, for a total annual retainer of $265,000. The Nominating and Governance Committee also increased the annual retainer paid to the non-executive Chairman, which had not been increased for several years and, as a result, was at the 25th percentile of the peer group practice. In 2017, the Chairman’s annual retainer was increased from $125,000 to $225,000. A director may elect to receive his or her entire annual retainer (plus the additional amounts described below) in restricted stock.

The restricted stock vests on the day immediately prior to the next Annual General Meeting following the grant of the stock. However, if, prior to such vesting date, either (i) a change in control (as defined in the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended) of Assured Guaranty Ltd. occurs before the director terminates service on the Board or (ii) the director terminates service on the Board as a result of such director’s death or disability, then the restricted stock will vest on the date of such change in control or the date of the director’s termination of service, whichever is applicable. Grants of restricted stock receive cash dividends and have voting rights; the cash dividends accrue during the vesting period and are paid upon vesting.

In addition to the annual retainers described above:

•	The Chairman of each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receives an additional $30,000 annual retainer.
•	Members, other than the chairman of the committee or the Chairman of the Board, of each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Risk Oversight Committee receive an additional $15,000 annual retainer.

The Company generally will not pay a fee for attendance at Board or committee meetings, although the Chairman of the Board has the discretion to pay attendance fees of $2,000 for extraordinary or special meetings. There were no extraordinary or special meetings of the Board in 2017. We do not pay a fee for being a member, or attending meetings, of the Executive Committee.

In addition to the annual retainers paid to independent directors, Cook also reviewed the director stock ownership requirements. Cook noted that because the director stock ownership guidelines are expressed as the greater of 25,000 shares or a multiple of the cash portion of the non-employee director retainer, the dollar value of the ownership requirement fluctuates based on changes in our Company’s stock price until the ownership guideline is met. Cook found that the ownership requirement expressed as a multiple of the cash retainer and as a dollar value is above the 75th percentile of the peer group practice, and above the ISS best practice of five times the current annual cash retainer. Cook suggested the Nominating and Governance Committee consider moving to a guideline of five times the current annual cash retainer with no minimum share ownership requirement. The Nominating and Governance Committee considered Cook’s suggestion and increased the share ownership guidelines to five times the current cash annual retainer to be consistent with best practices but did not eliminate the 25,000 share ownership component since doing so would reduce the share ownership guideline.

As recently revised, our share ownership guidelines require that each independent director own the greater of (i) at least 25,000 Common Shares or (ii) Common Shares with a market value of at least five times the maximum cash portion of the annual director retainer, before being permitted to dispose of any shares acquired as compensation from our Company. Once a director has reached the share ownership guideline, for so long as he or she serves on the Board, such director may not dispose of any Common Shares if such disposition would cause the director to be below the share ownership guideline. Common Shares that had been restricted but subsequently vested and purchased Common Shares count toward the share ownership guideline. Our four longest serving independent directors meet our share ownership guidelines. Our five newer Board members (Ms. Howard, who joined the Board in August 2012; Mr. Leathes, who joined the Board in May 2013; Ms. Omura, who joined the Board in May 2014; and Messrs. Jones and Kreczko, who joined the Board in August 2015) are accumulating Common Shares toward their ownership goals.

The following table sets forth our 2017 independent director compensation, including the compensation for the directors’ committee assignments as of such date.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Francisco L. Borges(3)	$345,000	$145,000	$16,059	$506,059
G. Lawrence Buhl	$165,000	$145,000	$26,382	$336,382
Bonnie L. Howard	$165,000	$145,000	$16,118	$326,118
Thomas W. Jones	$150,000	$145,000	$31,570	$326,570
Patrick W. Kenny(4)	$165,000	$145,000	$23,838	$333,838
Alan J. Kreczko(5)	$150,000	$145,000	$23,835	$318,835
Simon W. Leathes(6)	$239,457	$145,000	$675	$385,132
Michael T. O’Kane	$165,000	$145,000	$8,806	$318,806
Yukiko Omura	$150,000	$145,000	—	$295,000

(1)	Represents grant date fair value, rounded to the nearest $1,000.

(2)	Other compensation consists of matching gift donations to eligible charities paid in 2017 or paid in early 2018 for donations made in 2017, and reimbursement of business-related spousal travel paid in 2017.

(3)	Mr. Borges agreed to forgo an additional fee as the Chairman of the Nominating and Governance Committee due to the substantial overlap between that position and his position as the Chairman of the Board and elected to receive the entire cash component of his compensation as restricted stock.

(4)	Mr. Kenny elected to receive $105,000 of the cash component of his compensation as restricted stock and the remaining $60,000 in cash.

(5)	Mr. Kreczko elected to receive the entire cash component of his compensation as restricted stock.

(6)	The fees for Mr. Leathes include £55,000 (which was approximately $74,266 as of December 31, 2017) for serving as an independent director of our U.K. insurance subsidiaries, Assured Guaranty (UK) plc and Assured Guaranty (Europe) plc. Following the acquisition of Assured Guaranty (London) plc, Mr. Leathes was asked to serve on the post-acquisition Board of Directors of that company and, as an independent director of all three of our U.K. insurance subsidiaries, to review and approve matters related to the planned combination of our three U.K. insurance subsidiaries and our newly acquired in 2016 subsidiary CIFG Europe S.A., which ultimately will result in a single U.K. insurance subsidiary and a more efficient corporate and capital structure. Any such combination will be subject to regulatory and court approvals; as a result, we cannot predict when, or if, such a combination will be completed. The fees for Mr. Leathes also include £11,250 (which was approximately $15,191 as of December 31, 2017 and represents three of four quarterly installments of a total fee of £15,000) to compensate him for the additional time commitment required during the calendar year related to the planned combination.

The following table shows information related to independent director equity awards outstanding on December 31, 2017:

Name	Unvested Restricted Stock(1)	Vested Stock Options
Francisco L. Borges	12,919	7,658
G. Lawrence Buhl	3,823	7,026
Bonnie L. Howard	3,823	—
Thomas W. Jones	3,823	—
Patrick W. Kenny	6,591	13,561
Alan J. Kreczko	7,777	—
Simon W. Leathes	3,823	—
Michael T. O’Kane	3,823	7,026
Yukiko Omura	3,823	—

(1)	Vests one day prior to the 2018 Annual General Meeting.

WHAT IS OUR BOARD LEADERSHIP STRUCTURE?

Our current Chairman of the Board is Francisco L. Borges. The position of CEO is held by Dominic Frederico.

While the Board has no fixed policy with respect to combining or separating the offices of Chairman of the Board and CEO, those two positions have been held by separate individuals since our 2004 initial public offering. We believe this is the appropriate leadership structure for us at this time. Mr. Borges and Mr. Frederico have had an excellent working relationship, which has continued to permit Mr. Frederico to focus on running our business and Mr. Borges to focus on Board matters, including oversight of our management. Mr. Borges and Mr. Frederico collaborate on setting agendas for Board meetings to be sure that the Board discusses the topics necessary for its oversight of the management and affairs of our Company. As Chairman of the Board, Mr. Borges sets the final Board agenda and chairs Board meetings, including executive sessions at which neither our CEO nor any other member of management is present. The Chairman of the Board also chairs our Annual General Meetings.

HOW DOES THE BOARD OVERSEE RISK?

The Board’s role in risk oversight is consistent with our leadership structure, with our CEO and other members of senior management having responsibility for assessing and managing risk exposure and the Board and its committees providing oversight in connection with these activities. Our Company’s policies and procedures relating to risk assessment and risk management are overseen by our Board. The Board takes an enterprise-wide approach to risk management that is designed to support our business plans at a reasonable level of risk. A fundamental part of risk assessment and risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The Board annually approves our business plan, factoring risk management into account. The involvement of the Board in setting our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for us.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk assessment and risk management. As discussed under “Committees of the Board,” the Board has created a Risk Oversight Committee that oversees the standards, controls, limits, guidelines and policies that our Company establishes and implements in respect of credit underwriting and risk management. It focuses on management’s assessment and management of both (i) credit risks and (ii) other risks, including, but not limited to, financial, legal and operational risks (including cybersecurity risks), and risks relating to our reputation and ethical standards. Our Risk Oversight Committee and Board pay particular attention to credit risks we assume when we issue financial guaranties or engage in strategic transactions. In addition, the Audit Committee of the Board of Directors is responsible for reviewing policies and processes related to the evaluation of risk assessment and risk management, including our major financial risk exposures and the steps management has taken to monitor and control such exposures. It also reviews compliance with legal and regulatory requirements. The Finance Committee of the Board of Directors oversees the investment of the Company’s investment portfolio and the Company’s capital structure, financing arrangements and any corporate development activities in support of the Company’s financial plan. The Nominating and Governance Committee of the Board of Directors oversees risk at the Company by developing appropriate corporate governance guidelines and identifying qualified individuals to become board members.

As part of its oversight of executive compensation, the Compensation Committee reviews compensation risk. The Compensation Committee oversaw the performance of a risk assessment of our employee compensation program to determine whether any of the risks arising from our compensation program are reasonably likely to have a material adverse effect on us. Since January 2011, the Compensation Committee has retained Cook to perform an annual review of each of our compensation plans and identify areas of risk and the extent of such risk. The Compensation Committee directs that our Chief Risk Officer work with Cook to perform such risk assessment and to be sure that compensation risk is included in our enterprise risk management system. In conducting this assessment, Cook performs a systemic, qualitative review of all of our incentive compensation programs and reviews its findings with our Chief Risk Officer for completeness and accuracy. Cook seeks to identify any general areas of risk or potential for unintended consequences that exist in the design of our compensation programs and to evaluate our incentive plans relative to our enterprise risks to identify potential areas of concern, if any.

Cook undertook a compensation risk assessment most recently in February 2018 and concluded that our incentive plans are well-aligned with sound compensation design principles and do not encourage behaviors that would create material risk for our Company. Our Chief Risk Officer reviewed their findings and agreed with their conclusion. Based on this update, the Compensation Committee continued to find that there is an appropriate balance between the risks inherent in our business and our compensation program.

COMPENSATION COMMITTEE INTERLOCKING AND INSIDER PARTICIPATION

The Compensation Committee of our Board of Directors has responsibility for determining the compensation of our executive officers. None of the members of the Compensation Committee is a current or former officer or employee of our Company. No executive officer of our Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

WHAT IS OUR RELATED PERSON TRANSACTIONS APPROVAL POLICY AND WHAT PROCEDURES DO WE USE TO IMPLEMENT IT?

Through our committee charters, we have established review and approval policies for transactions involving our Company and related persons, with the Nominating and Governance Committee taking the primary approval responsibility for transactions with our executive officers and directors and the Audit Committee taking the primary approval responsibility for transactions with 5% shareholders. No member of these committees who has an interest in a transaction being reviewed is allowed to participate in any decision regarding any such transaction.

Our Nominating and Governance Committee charter requires the Nominating and Governance Committee to review and approve or disapprove all proposed transactions with executive officers and directors that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K, the SEC provision which requires disclosure of any related person transaction with our Company that exceeds $120,000 per fiscal year. The Nominating and Governance Committee must also review reports, which our General Counsel provides periodically, and not less often than annually, regarding transactions with executive officers and directors (other than compensation) that have resulted, or could result, in expenditures that are not required to be disclosed pursuant to Item 404 of Regulation S-K.

Our Audit Committee charter requires our Audit Committee to review and approve or disapprove all proposed transactions with any person owning more than 5% of any class of our voting securities that, if entered into, would be required to be disclosed pursuant to Item 404 of Regulation S-K. In addition, our Audit Committee charter requires the Audit Committee to review reports regarding such transactions, which our General Counsel provides to the Audit Committee periodically, and not less often than annually, regarding transactions with any persons owning more than 5% of any class of the voting securities of AGL that have resulted, or could result, in expenditures that are not required to be disclosed pursuant to Item 404 of Regulation S-K. Our Audit Committee charter also requires the Audit Committee to review other reports and disclosures of insider and affiliated party transactions which our General Counsel provides periodically, and not less often than annually.

Our General Counsel identifies related party transactions requiring committee review pursuant to our committee charters from transactions that are:

•	disclosed in director and officer questionnaires (which must also be completed by nominees for director) or in certifications of Code of Conduct compliance
•	reported directly by the related person or by another employee of our Company
•	reported by our Chief Financial Officer based on a list of directors, executive officers and known 5% shareholders

If we have a related person transaction that requires committee approval in accordance with the policies set forth in our committee charters, we either seek that approval before we enter into the transaction or, if that timing is not practical, we ask the appropriate committee to ratify the transaction.

WHAT RELATED PERSON TRANSACTIONS DO WE HAVE?

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of a class of our voting securities and, as a result, are considered “related persons” under the SEC’s rules. These organizations may provide services to us. In 2017, the following transactions occurred with investors who reported beneficial ownership of 5% or more of our voting securities.

As indicated in “Which Shareholders Own More Than 5% of Our Common Shares,” Wellington Management Group LLP, which we refer to as Wellington Management, and BlackRock, Inc., which we refer to as BlackRock, own approximately 8.25% and 5.18% of AGL’s Common Shares outstanding, respectively, as of March 8, 2018, based on the amount of Common Shares they reported in their Schedule 13G filings. We appointed both Wellington Management and BlackRock as investment managers to manage certain of our investment accounts prior to their reaching such ownership thresholds. As of December 31, 2017, Wellington Management managed approximately $2.3 billion of our investment assets, which is approximately 20% of our total fixed maturity and short-term investment portfolio, and BlackRock managed approximately $2.4 billion of our investment assets, which is approximately 21% of our total fixed maturity and short-term investment portfolio. In 2017, we incurred expenses of approximately $1.8 million related to our investment management agreement with Wellington Management and $2.3 million with respect to our investment management and investment reporting agreements with BlackRock.

In addition, as previously disclosed, we repurchased 297,131 common shares from our CEO and 23,062 common shares from our then General Counsel on January 6, 2017 at a per share price equal to $38.73, the closing price of one of our Common Shares on the New York Stock Exchange on such date, with our CEO receiving aggregate proceeds of $11,507,883.63 and our then General Counsel receiving aggregate proceeds of $893,191.26 from such repurchases. Our CEO and then General Counsel also separately received 297,131 and 23,062 Common Shares, respectively, on January 6, 2017 in settlement of 297,131 share units and 23,062 share units which such officers held in the employer stock fund of the Assured Guaranty Ltd. Supplemental Employee Retirement Plan that were required to be distributed in January 2017 to comply with requirements of Sections 409A and 457A of the Internal Revenue Code of 1986, as amended.

DID OUR INSIDERS COMPLY WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING IN 2017?

Our executive officers and directors are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. We believe that all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during fiscal year 2017.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

GENERAL

Our Bye-Laws provide for a maximum of 21 directors and empower our Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting. The Board may appoint any person as a director to fill a vacancy on the Board occurring as the result of any existing director being removed from office pursuant to the Bye-Laws or prohibited from being director by law; being or becoming bankrupt or making any arrangement or composition with his or her creditors generally; being or becoming disqualified, of unsound mind, or dying; or resigning. The Board may also appoint a person as a director to fill a vacancy resulting from an increase in the size of the Board or a vacancy left unfilled at an Annual General Meeting.

Our Board currently consists of 10 members. Following the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated Francisco L. Borges, G. Lawrence Buhl, Dominic J. Frederico, Bonnie L. Howard, Thomas W. Jones, Patrick W. Kenny, Alan J. Kreczko, Simon W. Leathes, Michael T. O’Kane and Yukiko Omura as directors of AGL. Proposal No. 1 is Item 1 on the proxy card.

Our directors are elected annually to serve until their respective successors shall have been elected.

The board of directors recommends that you vote “FOR” the election of the nominees as directors of AGL.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

We have set forth below information with respect to the nominees for election as directors. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

DIRECTOR TENURE 8.7 YEARS Average Tenure 5 4 1 0-5 years 6-10 years 11-15 years

NOMINEES FOR DIRECTOR

Francisco L. Borges Chairman of the Board Director Since: 2007 Committee Memberships: Nominating and Governance (Chair), Executive (Chair)

Qualifications:

Mr. Borges has expertise in finance arising from his experience structuring and marketing financial guaranty insurance. In addition, his public service background has given him insight on public finance. His current position gives Mr. Borges insights into the financial markets in which our Company operates. Each of these areas is important to our business.

Biography:

Mr. Borges, age 66, became a director of AGL in August 2007, and has been Chairman of our Board of Directors since May 2015. He is Chairman of Landmark Partners, LLC, an alternative investment management firm where he has been employed since 1999. Prior to joining Landmark, Mr. Borges was managing director of GE Capital’s Financial Guaranty Insurance Company and capital markets subsidiaries. Mr. Borges is a former Treasurer for the State of Connecticut and a former Deputy Mayor of the City of Hartford, Connecticut.

Mr. Borges serves on the board of directors for Connecticut Public Broadcasting Network, the Knight Foundation, and Millbrook School. He is also a member of the board of directors of Davis Selected Funds, where he serves on the Pricing Committee, and Leucadia National Corporation, where he serves on the Audit Committee and the Nominating and Governance Committee.

G. Lawrence Buhl Independent Director Director Since: 2004 Committee Memberships: Audit (Chair), Compensation

Qualifications:

Mr. Buhl’s insurance and Board experience and his knowledge of specific financial reporting requirements applicable to financial guaranty companies and familiarity with compliance, finance, governance, control environment and risk management requirements and processes for public companies and the financial guaranty industry benefit the Board in its deliberations and oversight.

Biography:

Mr. Buhl, age 71, became a director of AGL upon completion of our 2004 initial public offering. Through 2003, Mr. Buhl served as the Regional Director for Insurance Services in Ernst & Young LLP’s Philadelphia, New York and Baltimore offices and as audit engagement partner for insurance companies, including those in the financial guaranty industry.

Mr. Buhl began in 2004 to serve as a director for Harleysville Group, Inc. (NASDAQ: HGIC) and its majority shareholder, Harleysville Mutual Insurance Company, through their 2012 merger/combination with Nationwide Mutual Insurance Company and served on an Advisory Board to Nationwide through April 2014. Mr. Buhl has been a member of the Board of Directors of Penn National Insurance Group in Harrisburg, PA since April 2015 and is also an emeritus member of the Board of Sponsors of the Sellinger School of Business and Management of Loyola University Maryland.

Dominic J. Frederico Chief Executive Officer Director Since: 2004 Committee Memberships: Executive

Qualifications:

Mr. Frederico has the most comprehensive knowledge of all aspects of our operations as well as executive experience. He also has extensive industry experience, which makes him valuable both as an officer and as a director of AGL.

Biography:

Mr. Frederico, age 65, has been a director of AGL since our 2004 initial public offering, and the President and Chief Executive Officer of AGL since 2003. Mr. Frederico served as Vice Chairman of ACE Limited from 2003 until 2004 and served as President and Chief Operating Officer of ACE Limited and Chairman of ACE INA Holdings, Inc. from 1999 to 2003. Mr. Frederico was a director of ACE Limited from 2001 through May 2005. From 1995 to 1999 Mr. Frederico served in a number of executive positions with ACE Limited. Prior to joining ACE Limited, Mr. Frederico spent 13 years working for various subsidiaries of the American International Group.

Bonnie L. Howard Independent Director Director Since: 2012 Committee Memberships: Risk Oversight (Chair), Nominating and Governance

Qualifications:

Ms. Howard’s background in audit, finance and enterprise risk management is valuable to the Board in its oversight of our financial reporting and credit and risk management policies.

Biography:

Ms. Howard, age 64, became a director of AGL in August 2012. Ms. Howard has more than 30 years of experience in credit, risk management and financial reporting policies. She worked at Citigroup, Inc. from 2003 to 2011, serving as Chief Auditor from 2004 to 2011 and Global Head of Control and Emerging Risk from 2010 to 2011, leading a team of over 1,500 professionals covering $1.9 trillion of assets in over 100 countries, until her retirement in 2011. She was previously Managing Director of Capital Markets Audit at Fleet Boston Financial and a Managing Director at JPMorgan in the roles of Deputy Auditor and head of Global Markets Operational Risk Management. Ms. Howard is a certified public accountant in the United States and has over a decade of experience with KPMG and Ernst & Young.

Ms. Howard currently serves on the board of directors of BMO Financial Corp., where she is a member of the Audit Committee, and the board of directors of BMO Harris Bank N.A., where she chairs the Directors’ Trust Committee and the Audit Committee. Ms. Howard also serves on the board of directors of Artisan Partners Fund.

Thomas W. Jones Independent Director Director Since: 2015 Committee Memberships: Audit, Finance

Qualifications:

Mr. Jones’ background has given him extensive experience in investment management and in the operations of large financial institutions, which is valuable to the Board. His previous service on the boards of other financial services companies and the Federal Reserve Bank of New York adds value to the Board and Board committee deliberations.

Biography:

Mr. Jones, age 68, became a director of AGL in August 2015. Mr. Jones is the founder and senior partner of venture capital firm TWJ Capital LLC. Prior to founding TWJ Capital in 2005, he was the chief executive officer of Global Investment Management at Citigroup, which included Citigroup Asset Management, Citigroup Alternative Investments, Citigroup Private Bank and Travelers Life & Annuity. Earlier, he held a series of positions at TIAA-CREF, including vice chairman and director, president and chief operating officer, and executive vice president and chief financial officer, and at John Hancock Mutual Life Insurance Company, where he rose to senior vice president and treasurer. He began his career in public accounting and management consulting, primarily at Arthur Young & Company (predecessor to Ernst & Young).

A trustee emeritus of Cornell University, Mr. Jones has served on numerous boards in the past, including those of the Federal Reserve Bank of New York (where he was vice chairman), Altria Group, Freddie Mac, Travelers Group, Fox Entertainment Group, Pepsi Bottling Group and TIAA-CREF. Mr. Jones has been designated Board Leadership Fellow by the National Association of Corporate Directors (NACD), and is a licensed Certified Public Accountant (CPA).

Patrick W. Kenny Independent Director Director Since: 2004 Committee Memberships: Compensation (Chair), Nominating and Governance, Executive

Qualifications:

Mr. Kenny has extensive insurance industry experience, including executive experience within the industry. In addition, the Board benefits from Mr. Kenny’s experience as an accountant.

Biography:

Mr. Kenny, age 75, became a director of AGL upon completion of our 2004 initial public offering. He served as the President and Chief Executive Officer of the International Insurance Society in New York, an organization dedicated to fostering the exchange of ideas through a program of international seminars and sponsored research, from 2001 to 2009. From 1998 to 2001, Mr. Kenny served as executive vice president of Frontier Insurance Group, Inc. From 1995 to 1998, Mr. Kenny served as senior vice president of SS&C Technologies. From 1988 to 1994, Mr. Kenny served as Group Executive, Finance & Administration and Chief Financial Officer of Aetna Life & Casualty.

Mr. Kenny serves on the board of directors of several Voya funds, where he is a member of the Audit Committee and, until 2018, was the Chairperson of the Nominating and Governance Committee. Until December 2009, Mr. Kenny was a director and member of the Audit and the Compensation committees of Odyssey Re Holdings Corp. Mr. Kenny was also a director of the Independent Order of Foresters from 1997 to 2009.

Alan J. Kreczko Independent Director Director Since: 2015 Committee Memberships: Audit, Finance

Qualifications:

Mr. Kreczko’s lengthy service in senior legal and policy positions both in the federal government and in the insurance industry, as well as the global and governmental perspective he has gained, are valuable to the Board.

Biography:

Mr. Kreczko, age 66, became a director of AGL in August 2015. Mr. Kreczko retired from The Hartford Financial Services Group, Inc., which we refer to as The Hartford, on December 31, 2015, where he served as executive vice president and general counsel from June 2007 until June 2015. In that capacity, Mr. Kreczko oversaw the law department, government affairs, compliance and communications. Additionally he chaired The Hartford’s Environment Committee. From June 2015 until December 2015, he served as Special Advisor to the CEO.

Mr. Kreczko joined The Hartford in 2003 after 27 years in public service at the United States Department of State, where he held various senior positions. As the Acting Assistant Secretary of State for Population, Refugees and Migration, he led the department’s response to humanitarian crises in conflict situations, including Afghanistan, Timor, and West Africa. Before that, Mr. Kreczko served as special assistant to President Clinton and legal advisor to the National Security Council. Earlier, he participated in sensitive bilateral and multilateral negotiations as deputy general counsel to the Department of State and as legal advisor to the personal representatives for Middle East negotiations of Presidents Carter and Reagan. Mr. Kreczko is the Executive Vice Chair of the Boys and Girls Clubs of Hartford and serves on the board of directors of the Mark Twain House.

Simon W. Leathes Independent Director Director Since: 2013 Committee Memberships: Compensation, Risk Oversight, Executive

Qualifications:

Mr. Leathes’ considerable experience in investment and risk management, as well the institutional knowledge gained through his directorships of our Company’s U.K. affiliates, is valuable to the Board and its committees.

Biography:

Mr. Leathes, age 70, joined the Board of AGL in May 2013. From 2012 to 2017, Mr. Leathes was a non-executive director of HSBC Bank plc and was a member of its Risk Committee and its Audit Committee; he was also a non-executive director and member of the Audit and Risk Committees of HSBC Trinkaus & Burkhardt AG. In December 2011, he became an independent, non-executive director of our Company’s U.K. insurance subsidiaries, Assured Guaranty (Europe) plc and Assured Guaranty (UK) plc; in January 2017 he was appointed to the same non-executive director role with Assured Guaranty (London) plc after it was acquired by our Company. Since 1996, Mr. Leathes has served as a non-executive director of HSB-Engineering Insurance Ltd., a U.K. subsidiary of Munich Re, where he was the chairman of the Audit and Finance committee.

Mr. Leathes served as Vice Chairman and Managing Director of Barclays Capital, the investment banking subsidiary of Barclays plc, from January 2001 until his retirement in December 2006. In addition, he served from 2001 to 2010 as a non-executive director of Kier Group plc, a company listed on the London Stock Exchange, where he also served as chairman of the Audit Committee and a member of the Remuneration and Nominations committees. Until June 2014, Mr. Leathes served as the chairman of the trustees of the Kier Group Pension Scheme.

Michael T. O’Kane Independent Director Director Since: 2005 Committee Memberships: Finance (Chair), Audit

Qualifications:

Mr. O’Kane’s background has given him considerable experience in investment and risk management, both of which are key aspects of our business and are important to the Board and Board committee deliberation.

Biography:

Mr. O’Kane, age 72, became a director of AGL in August 2005. From 1986 until his retirement in August 2004, Mr. O’Kane was employed at TIAA-CREF (financial products) in a number of different capacities, most recently as Senior Managing Director, Securities Division. In that capacity, he oversaw approximately $120 billion of fixed income assets and approximately $3.5 billion of private equity fund investments.

From 2006 to 2013, Mr. O’Kane served as a director of Jefferies Group, Inc., where he was a member of the Audit, Compensation and Governance committees. In March 2013, Jefferies merged into Leucadia National Corporation, where Mr. O’Kane now serves as the lead director and as a member of the Compensation and the Nominating and Governance committees.

Yukiko Omura Independent Director Director Since: 2014 Committee Memberships: Finance, Risk Oversight

Qualifications:

Ms. Omura brings more than 30 years of international professional experience in the financial sector working in major financial centers of the world. Her global experience adds considerable value to the Board.

Biography:

Ms. Omura, age 62, joined the Board of AGL in May 2014. She is a non-executive director of Nishimoto HD Co. Ltd. and a non-executive member of the Board of Directors of the Private Infrastructure Development Group, where she is chair of the Board of its subsidiary, GuarantCo. Ms. Omura has been nominated to be a director of HSBC Bank Plc. Ms. Omura was a Supervisory Board Member of Amatheon Agri Holding N.V. until March 2018. She served as Undersecretary General and Vice President/COO of the International Fund for Agricultural Development (IFAD) until February 2012 and, prior to that, as Executive Vice President and CEO of the Multilateral Investment Guarantee Agency (MIGA) of the World Bank Group.

Ms. Omura began her career as a project economist with the Inter-American Development Bank, working in the infrastructure sector. She then worked in senior positions at several major investment banks in Tokyo, New York and London over the course of her career, including JP Morgan, Lehman Brothers, UBS and Dresdner Bank. At UBS and Dresdner Bank, she was Managing Director and Head of Global Markets and Debt Division, Japan.

In 2002, Ms. Omura created the HIV/AIDS Prevention Fund, a charitable company based in London.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

The following table sets forth information, as of March 8, 2018, the record date for our Annual General Meeting, regarding the beneficial ownership of our Common Shares by our directors and executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement, to whom we refer as our named executive officers, and by the group comprising our directors, and those persons who, as of December 31, 2017, constituted our named executive officers and other executive officers. Unless otherwise indicated, the named individual has sole voting and investment power over the Common Shares under the column “Common Shares Beneficially Owned.” The Common Shares listed for each director and executive officer constitute less than 1% of our outstanding Common Shares, except that Mr. Frederico beneficially owns approximately 1.39% of our Common Shares. The Common Shares beneficially owned by all directors, named executive officers and other executive officers as a group constitute approximately 2.54% of our outstanding Common Shares.

Name of Beneficial Owner	Common Shares Beneficially Owned	Unvested Restricted Common Shares(1)	Restricted Share Units(2)	Common Shares Subject to Option(3)
Robert A. Bailenson	144,398	—	158,863	43,558
Francisco L. Borges	203,981	12,919	—	7,658
Russell B. Brewer II	126,713	—	104,476	29,362
G. Lawrence Buhl	48,394	3,823	—	7,026
Dominic J. Frederico(4)	1,286,467	—	508,944	312,055
Bonnie L. Howard	22,874	3,823	—	—
Thomas W. Jones	12,521	3,823	—	—
Patrick W. Kenny	50,322	6,591	—	13,561
Alan J. Kreczko	15,846	7,777	—	—
Simon W. Leathes	11,009	3,823	—	—
James M. Michener(5)	206,281	—	94,978	—
Michael T. O’Kane	46,803	3,823	—	7,026
Yukiko Omura	7,585	3,823	—	—
Bruce E. Stern	109,287	—	69,346	24,925
All directors and executive officers as a group (15 individuals)(6)	2,406,399	50,225	1,026,587	472,590

(1)	The reporting person has the right to vote (but not dispose of) the Common Shares listed under “Unvested Restricted Common Shares.”

(2)	The Common Shares associated with restricted share units are not deliverable as of March 8, 2018 or within 60 days of March 8, 2018 and therefore cannot be voted or disposed of within such time period. As a result, these shares are not considered beneficially owned under SEC rules. We include them in the table above, however, because we view them as an integral part of share ownership by our executive officers. The restricted share units held by our executive officers vest on specified anniversaries of the date of the award, with Common Shares delivered upon vesting.

This column includes 37,907 share units allocated to Mr. Bailenson and 28,872 share units allocated to another executive officer, due to their elections to invest a portion of their AG US Group Services Inc. Supplemental Executive Retirement Plan accounts in an employer stock fund.

(3)	Represents Common Shares which the reporting person has the right to acquire as of March 8, 2018 or within 60 days of March 8, 2018 pursuant to options. The options have terms of either ten years or seven years from the date of grant.

(4)	Common shares beneficially owned by Mr. Frederico include shares owned by Mr. Frederico’s spouse and daughter, and shares owned by a family trust, over which Mr. Frederico has the power to direct the voting and disposition.

(5)	James M. Michener resigned as our General Counsel and Secretary and as an executive officer of AGL, effective December 31, 2017, in accordance with the terms of a separation agreement described under “Compensation Discussion and Analysis – Separation Agreement”.

(6)	Giving effect to the resignation of Mr. Michener as General Counsel and Secretary and as an executive officer of AGL as of December 31, 2017 and the addition of two new executive officers in early 2018, as of March 8, 2018, for all directors and executive officers as a group (16 individuals), the total Common Shares beneficially owned was 2,286,917, the unvested restricted Common Shares was 50,225, the Restricted Share Units was 1,030,600, and the Common Shares subject to option was 512,514.

WHICH SHAREHOLDERS OWN MORE THAN 5% OF OUR COMMON SHARES?

The following table shows all persons we know to be direct or indirect owners of more than 5% of our Common Shares as of the close of business on March 8, 2018, the record date for the Annual General Meeting, except to the extent indicated. On March 8, 2018, 114,967,800 Common Shares were outstanding, including 50,225 unvested restricted Common Shares. Our information is based on reports filed with the SEC by each of the firms listed in the table below. You may obtain these reports from the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,681,093(1)	10.16%
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	9,482,550(2)	8.25%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,952,374(3)	5.18%

(1)	Based on a Schedule 13G/A filed by The Vanguard Group on February 8, 2018, reporting the amount of securities beneficially owned as of December 31, 2017. The Vanguard Group has sole voting power over 62,395 shares, shared voting power over 15,544 shares, sole dispositive power over 11,612,681 shares and shared dispositive power over 68,412 shares.

(2)	Based on a Schedule 13G/A filed by Wellington Management Group LLP on February 8, 2018, reporting the amount of securities beneficially owned as of December 29, 2017. Wellington Management Group LLP has shared voting power over 7,103,248 shares and shared dispositive power over 9,482,550 shares.

(3)	Based on a Schedule 13G filed by BlackRock, Inc. on February 1, 2018, reporting the amount of securities beneficially owned as of December 31, 2017. BlackRock, Inc. has sole voting power over 5,466,233 shares and sole dispositive power over 5,952,374 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

    CD&A ROADMAP

Summary	20

2017 Highlights	20
Our Total Shareholder Return	22
2017 Results Against Targets	23
Snapshot of Our CEO’s 2017 Compensation	25

Executive Compensation Program Structure and Process	26

Overview of Philosophy and Design	26
Shareholder Outreach on Our Executive Compensation Program	27
The Decision-Making Process	27
Components of Our Executive Compensation Program	28

CEO Performance Review	34

Overview	34
Base Salary	34
Cash Incentive	34
Equity Compensation	38
CEO Compensation Conclusion	39
CEO Reported Pay versus Realized Pay	39

Other Named Executive Officer Compensation Decisions	40

Non-Financial Objectives and Achievements of the Other Named Executive Officers	40

Compensation Decisions for the Other Named Executive Officers	41
Separation Agreement	42

Executive Compensation Conclusion	43
Payout Under Performance Retention Plan	43
Compensation Governance	44

Post-Employment Compensation	46

Retirement Benefits	46
Severance	46
Change in Control Benefits	46

Tax Treatment	47
Non-GAAP Financial Measures	47

SUMMARY

Our executive compensation program is designed to attract and retain talented and experienced business leaders who drive our corporate strategies and build long-term shareholder value.

The guiding principles of our program are:

Pay for Performance by providing an incentive for exceptional performance and the possibility of reduced compensation if executives are unable to successfully execute our strategies	Accountability for short- and long- term performance	Alignment with shareholder interests	Retention of highly qualified executives with financial guaranty experience

We assess performance using pre-established measures of success that are tied to our key business strategies. We encourage balanced performance, measured relative to financial, non-financial and share price goals, and discourage excessive risk taking or undue leverage by avoiding too much emphasis on any one metric or on short-term results.

Our Compensation Committee determines our executive officers’ compensation in February of each year, with much of the compensation based on quantitative and qualitative performance goals, objectives and formulas established at the beginning of the relevant year for performance during that year, which we refer to as our performance year. Accordingly, in February 2018 our Compensation Committee determined our executive officers’ performance-based cash awards, performance-based equity awards and time-based equity awards based on their performance during the 2017 calendar year, which we refer to as the 2017 performance year. These compensation components are backward-looking, in the sense that they reflect performance in the just completed performance year. Also in February 2018, our Compensation Committee set our executive officers’ base salaries, which are forward-looking, in the sense that they are intended to motivate the recipients during the year in which they are paid, and established the quantitative and qualitative performance goals for the upcoming 2018 performance year.

2017 Highlights

In 2017, our shareholders’ equity per share, non-GAAP operating shareholder’s equity* per share and non-GAAP adjusted book value* per share all reached record levels, at $58.95, $56.20 and $77.74, respectively. Our growth in shareholder’s equity per share was 16% and our growth in non-GAAP adjusted book value* per share was $11.28, the largest one-year dollar increase in our history. Our net income for the year was $730 million, or $5.96 per share, and our non-GAAP operating income* was $661 million, or $5.41 per share, even after taking a tax expense of $61 million against our net income and $35 million against our non-GAAP operating income for the estimated impact of the 2017 Tax Cut and Jobs Act, which we refer to as the 2017 Tax Act.

These results were driven in part by our successful pursuit of all four of our primary business strategies:

We increased new business production, with contributions from our U.S. public finance, international infrastructure and global structured finance business.

•  Gross written premiums nearly doubled to $307 million in 2017 from $154 million in 2016, while the present value of our premium production, a non-GAAP financial measure we use to measure our new business production and which we refer to as PVP*, at $289 million, was the highest it has been since 2010.

•  In the U.S. public finance market, we continued to lead the market with a 58% share of all insured new-issue par.

•  In the non-U.S. public finance market, we generated $66 million of PVP, closing transactions in every one of our target markets and in every calendar quarter, and established ourselves as a key player in the U.K. university accommodations sector.

We further managed our capital, primarily by returning excess capital to our shareholders through repurchases of our Common Shares and quarterly dividends.

•  We returned approximately $571 million during 2017 through repurchasing Common Shares ($501 million) and dividends ($70 million).

•  In 2017, we obtained regulatory approval for, and subsequently effectuated, a $200 million stock repurchase by our subsidiary Assured Guaranty Corp., which we refer to as AGC, and $100 million by our subsidiary Assured Guaranty Municipal Corp., which we refer to as AGM, which provides our Company with additional funds for corporate purposes, including repurchasing more of our Common Shares.

•  Over the last four years we have distributed approximately $2.2 billion to our shareholders through Common Share repurchases and dividends, representing over 50% of our market capitalization at December 31, 2017.

*	Non-GAAP operating shareholder’s equity, non-GAAP adjusted book value, non-GAAP operating income and PVP are non-GAAP financial measures. An explanation of these measures, which are considered when setting executive compensation, and a reconciliation to the most comparable GAAP measures, may be found on pages 92 to 96 of our Annual Report on Form 10-K for the year ended December 31, 2017.

   We improved our financial results by using alternative strategies, including making acquisitions.

•  We closed our acquisition of MBIA UK Insurance Limited, which we refer to as MBIA UK, resulting in a bargain purchase gain and settlement of preexisting relationships of $58 million.

•  We reassumed three previously ceded portfolios, resulting in aggregate commutation gains of $328 million.

•  We negotiated an agreement with Syncora Guarantee Inc., which we refer to as SGI, to reinsure, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio, and executed that agreement in February 2018.

•  We made our first investments in the asset management area by agreeing to purchase up to $100 million of limited partnership interests in a fund that invests in the equity of private equity managers and by purchasing a minority interest in Wasmer, Schroeder & Company, LLC.

•  We negotiated the acquisition of a minority interest in Cadia (Malta) Limited, the holding company of Rubicon Infrastructure Advisors, a full-service investment banking firm active in the global infrastructure sector; that transaction closed in February 2018.

   We created value from our insured portfolio through loss mitigation and other loss recovery strategies.

•  We successfully concluded two financial crisis-era recovery litigations for a pre-tax gain of $151 million, again demonstrating our perseverance and resilience in pursuing recovery litigation when required to enforce our rights.

•  We continued to manage our exposure to the Commonwealth of Puerto Rico and its related authorities and public corporations, taking a pause (and withdrawing without prejudice two legal actions) after the landfall of Hurricane Maria, but maintaining the right to take a more assertive posture unless that the Commonwealth and its advisors respond with revised fiscal plans that recognize creditors’ rights, the requirements of the federal Puerto Rico Oversight, Management, and Economic Stability Act, which we refer to as PROMESA, and constitutional requirements.

We achieved these results despite a persistently challenging business environment.

•	Over the last several years, municipal bond yields have been at historically low levels and credit spreads have been tight, making our product less attractive to issuers.
•	We continued to face competition in an already tight market from a second financial guaranty insurer that focuses on a smaller portion of the market than we do and provides price competition in those markets where we overlap.

The achievements described in this section were important considerations in determining the compensation of our named executive officers for the 2017 performance year.

Our Total Shareholder Return

After the price of our Common Shares reached $45.38 in the summer of 2017, the highest since our 2004 initial public offering, the price fell in the aftermath of the landfall of Hurricane Maria in the Commonwealth of Puerto Rico in September 2017, ending 2017 at $33.87 compared to $37.77 at year-end 2016. Despite this, the total shareholder return, which we refer to as TSR, on our Common Shares has been admirable over the last several years in relation to relevant S&P index measures and our comparison group.

The table and chart below depict the dollar change in the cumulative TSR on our Common Shares from December 31, 2012 through December 31, 2017 as compared to the cumulative total return of the Standard & Poor’s 500 Stock Index and the cumulative total return of the Standard & Poor’s 500 Financials Index over the same period. The table and chart depict the value on December 31 of each year from 2012 through 2017 of a $100 investment made on December 31, 2012, with all dividends reinvested:

	Assured Guaranty	S&P 500 Index	S&P 500 Financial Index
12/31/2012	100.00	100.00	100.00
12/31/2013	168.84	132.37	135.59
12/31/2014	189.42	150.48	156.17
12/31/2015	196.05	152.54	153.74
12/31/2016	285.45	170.77	188.71
12/31/2017	259.65	208.03	230.49

Calculated from total returns published by Bloomberg.

Our 21.04% per annum five-year TSR exceeded the S&P 500 Index’s 15.79% per annum return and the S&P 500 Financial Index’s 18.19% per annum return over the same period.

Our cumulative TSR also exceeded the average cumulative TSR of our comparison group over the last two, three and five years, despite our negative one-year TSR, which we attribute primarily to developments related to Puerto Rico. Our comparison group is described on page 44 under “Executive Compensation Comparison Group.”

Total Shareholder Return Comparison

	Comparison Group Average TSR	Assured Guaranty TSR
1 Year	-1.9%	-9.0%
2 Years	25.0%	32.4%
3 Years	21.3%	37.1%
5 Years	117.4%	159.7%

Calculated from total returns published by Bloomberg.

Cumulative Total Shareholder Return S&P 500 Financial Index S&P 500 Index Assured Guaranty

2017 Results Against Targets

The Compensation Committee attributed the disappointing one-year TSR result primarily to developments related to Puerto Rico, including the impact of the landfall of Hurricane Maria. The Compensation Committee believed it was therefore particularly important to measure our success in creating value using other available objective measures.

In February 2017, the Compensation Committee established targets for five financial performance goals for our executive officers for the 2017 performance year. The financial performance goals were based on the business plan that the Board of Directors reviewed and approved in November 2016 and were designed to measure our progress in creating value for our shareholders. The financial performance goals use the same measures as those that the Compensation Committee used when assessing the executive officers’ achievements for the 2014 through 2016 performance years. We believe the price of our Common Shares will reflect the progress these targets measure once there is less uncertainty regarding the outcome in Puerto Rico.

Page 31 under “Executive Compensation Program Structure and Process” contains a detailed description of the financial performance goals, and why the Compensation Committee considers them to be important in assessing our Company and our executive officers’ performance. All of these are non-GAAP financial measures. We refer to four of these financial measures as “core” to distinguish them from other similar non-GAAP financial measures that have not been adjusted to exclude the impact of consolidating financial guaranty variable interest entities, which we refer to as FG VIEs. The four “core” measures have been adjusted to exclude the impact of consolidating FG VIEs. Page 48 under “Non-GAAP Financial Measures” contains a description of the adjustments we make to the most comparable GAAP financial measures to arrive at these measures.

The Compensation Committee considered the unique earnings model of the financial guaranty industry in designing its five financial performance goals for our executive officers. When a financial guarantor writes a new financial guaranty policy, it does not earn the full amount of the premium immediately; rather, the premium for the policy is earned over the period of the policy, often as long as twenty or thirty years. In 2017, for example, only approximately 5% of the premiums we earned related to new financial guaranty policies we wrote in 2017. As a consequence, the premiums a financial guarantor earns in a year are primarily related to business it has written over a long period, in our case decades. Such earnings may be accelerated in the event insured public finance obligations are refunded and when the insurance on insured structured finance obligations is canceled or terminated, but such acceleration also reduces earnings from the current portfolio for future periods. Our earnings in a particular year may also be impacted by, among other things, strategic activities such as acquisitions or reassumptions of previously ceded insured par and changes in investment income, loss reserves and expenses. However, the volume and pricing of new business written in a year has only a small impact on premium earnings for that year. As a consequence, we set a target for PVP, which more directly measures business production during the year. We also want to encourage our executive officers to build intrinsic value in our Company over time for our shareholders, so we set targets for core operating shareholder’s equity per share and core adjusted book value per share. We also set targets for core operating income per diluted share and core operating return on equity, but since most of our financial guaranty earnings in a year are derived as a result of insurance policies written in previous decades, we set those targets in relation to our projections of earnings on the existing inforce portfolio rather than in relation to the previous year’s results or targets.

We significantly exceeded four out of five of our targets and, if either (a) the price of our Common Shares had not increased in the middle of the year and we had been able to repurchase the number of Common Shares we originally projected we would with $500 million, or (b) if it had not been for the 2017 Tax Act (which was adopted well after the goals were established), we would have exceeded them all. The table below summarizes our 2017 results against the targets.

The Compensation Committee viewed all of the 2017 targets for the financial performance goals as challenging in light of current market conditions, particularly interest rate levels. It had set all of the 2017 targets above the comparable 2016 targets (except core operating return on equity, which we refer to as ROE) and above the comparable 2016 actual results (except core operating income per diluted share and core operating ROE).

Our Compensation Committee set our 2017 targets for core operating income per diluted share above our 2016 target but lower than 2016 actual results and core operating ROE lower than our 2016 target and our 2016 actual results in large part due to the nature of a financial guarantor’s earnings, as described above. As a result of the amortization of the insured portfolio from 2016, we projected lower premium earnings in 2017 regardless of the amount of new financial guaranty insurance we originated in 2017. We also project potential public finance refundings, which we refer to as refundings, based on the volume of insured bonds reaching the dates beyond which they can be redeemed (generally ten years after issuance) and the level of interest rates currently compared to ten years ago. Based on these factors, we projected lower refundings for 2017 than we had experienced in 2016. We also determined that, with the amortization of our structured finance portfolio, particularly the portion written in credit default swap form, there were few remaining opportunities for cancellation or termination of the insurance on such structured finance obligations, which we refer to as terminations. Finally, we noted that our purchase of CIFG Holding Inc., which we refer to as CIFG, in 2016 significantly impacted our 2016 earnings and that our ability to consummate strategic transactions with similarly significant impacts in 2017 was uncertain. As a result, the Compensation Committee determined that the targets it set for these two financial measures would be difficult to attain despite being lower than the 2016 actual results and in one case lower than the 2016 target.

The Compensation Committee was aware that, given the anticipated decline of earned premium and the uncertainty of acquisition and other strategic transactions, the executive officers also would be required to manage losses and make strategic moves to meet all of the targets except for PVP.

As noted above, in 2017, we exceeded all but one of the 2017 targets for the financial performance goals and, had it not been for the increase in our Common Share price, which caused us to repurchase fewer shares than we had planned although we met our goal of repurchasing $500 million of Common Shares, or the impact of the 2017 Tax Act, we would have exceeded all of the targets:

•	We exceeded our PVP financial performance goal by 11%. Our 2017 PVP was the highest it has been since 2010 and is a 35% improvement over our PVP in 2016. In the U.S. public finance market, we estimate we wrote approximately 58% of the total insured par in 2017. The achievement is significant in light of our maintaining our underwriting and pricing principles despite the challenging business environment we continue to face.

•	We exceeded our goal for core operating income per diluted share by 64%. Our core operating income per diluted share of $5.31 was higher than target due primarily to aggregate commutation gains of $328 million and, on the acquisition of MBIA UK, a bargain purchase gain and settlement of preexisting relationships of $58 million. We exceeded our core operating income per diluted share goal despite increased loss and loss adjustment expenses, which we refer to as LAE, attributable to U.S. public finance losses, lower net earned premiums from refundings and terminations, and a $36 million provisional tax expense related to the 2017 Tax Act.

•	Core operating shareholders’ equity per share reached its highest level in our history, increasing 12.5% from year-end 2016, propelled by our efficient management of capital, our commutations of previously ceded business, our acquisition of MBIA UK, our loss mitigation activity (including our successful resolution of recovery litigation) and the generation of PVP through the underwriting of new business. And, while we missed our core operating shareholders’ equity per share goal by less than 1%, we would have exceeded our goal if either (a) the price of our Common Shares had not increased in the middle of the year and we had been able to repurchase the number of Common Shares we originally projected we would with $500 million, or (b) it had not been for the 2017 Tax Act.

–	We met our non-financial objective of efficiently managing our capital by repurchasing $501 million of Common Shares over the course of 2017, but due to the increase in the price of our Common Shares in the middle of the year, we repurchased fewer shares than we originally projected in our 2017 business plan. Had we been able to repurchase Common Shares at the price assumed in our 2017 business plan, we would have repurchased more Common Shares, and without adjusting for the impact of the 2017 Tax Act, our core operating shareholders’ equity per share would have been approximately $58.18, or 2.9% above our financial performance goal of $56.52.

–	The 2017 Tax Act required us to write down our net deferred tax asset and pay a one-time tax on unremitted earnings of foreign subsidiaries owned in our U.S. consolidated tax group. It also impacted the tax effect of several operating adjustments we make to shareholders’ equity per share to arrive at core operating shareholders’ equity per share. Had it not been for the 2017 Tax Act and without adjusting the actual number of our Common Shares we repurchased versus the number assumed in our business plan, our core operating shareholders’ equity per share would have been approximately $57.15, or 1.2% above our financial performance goal of $56.52.

Given that we would have achieved our core operating shareholders’ equity per share financial performance goal if either the price of our Common Shares had not risen in the middle of the year as much as it did or if the 2017 Tax Act had not been enacted, neither of which was in the control of our senior management, the Compensation Committee viewed the target as substantially met and awarded an achievement score of 95% for this financial performance goal.

•	We exceeded our goal for core operating ROE by 63%. Core operating ROE was higher than target due primarily to our core operating income per share exceeding our target.

•	Core adjusted book value, which we refer to as ABV, per share reached its highest level in our history, propelled by our efficient management of capital, our commutations of previously ceded business, our acquisition of MBIA UK, our loss mitigation activity (including our successful resolution of recovery litigation) and the generation of PVP through the underwriting of new business. From 2015 through 2017, we grew our core ABV per share by 45.1%.

The weighted average achievement score resulting from the Company’s success in exceeding all but one of its financial performance goals in 2017 was 83.8%, as described under “CEO Performance Review–Cash Incentive”, and constituted two-thirds of each executive officer’s total achievement score used to calculate that executive officer’s cash incentive compensation amount.

Our executive officers achieved these results despite a persistently challenging business environment that included low interest rates, tight credit spreads and competition in some markets.

•	While average municipal interest rates were not quite as low during 2017 as they were in 2016, when the benchmark AAA 30-year Municipal Market Data index published by Thomson Reuters, which we refer to as the MMD Index, was at times below 2% (a threshold not previously crossed in the modern era), they were still low by historical standards, with the MMD Index averaging 2.85% for 2017. In this environment, investors have been more willing to purchase lower rated municipal bonds at tighter credit spreads (that is, the difference in yield between a municipal bond with a rating of less than triple-A and that of an index of triple-A municipal bonds of similar maturity) than was typical in other environments, driving down credit spreads. Our financial guaranty insurance reduces the cost of issuance for an issuer by reducing the credit spread an investor demands to buy the insured bond rather than a comparable uninsured bond. With absolute interest rates so low and credit spreads so tight, some issuers are less willing to pay a premium for us to insure their bonds because the insurance may not substantially reduce their cost of issuance.

•	Based on third-party compilations, we estimate that we insured approximately 58% of the par of insured U.S. public finance bonds issued in the primary market in 2017. In comparison, a second financial guaranty insurer that focuses on a smaller portion of the market than we do provided price competition in those markets where we overlap, and insured 39% of the par. This competitor is effective in competing with us for small to medium-sized U.S. public finance transactions in certain sectors, and its pricing and underwriting strategies have a negative impact on the amount of premium we are able to charge for our insurance for such transactions. We expect the continued presence of our remaining competitor in the market will affect our insured volume as well as the amount of premium we are able to charge, especially in an environment of low interest rates and tight credit spreads.

Snapshot of Our CEO’s 2017 Compensation

For 2017, approximately 89% of Mr. Frederico’s compensation constituted incentive compensation: 39% was in the form of a performance-based cash incentive that was awarded based on measuring performance against financial performance goals and non-financial objectives set at the beginning of the year, and 50% was in the form of a long-term equity-based incentive, with half of that award subject to achieving pre-established share price hurdles. The allocation between fixed and incentive compensation, and between performance-based cash incentive and long-term equity-based incentive compensation, for the 2017 performance year is consistent with the allocation for the 2016 performance year.

Mr. Frederico received a compensation package for the 2017 performance year 3.4% higher than he received for the 2016 performance year. The increase reflects Mr. Frederico’s considerable accomplishments with respect to the financial performance goals as well as his non-financial objectives, but also takes into account our negative one-year TSR. The Compensation Committee concluded that, in light of our one-year TSR, it was appropriate that Mr. Frederico’s cash incentive of $4,525,000 for the 2017 performance year and his base salary for 2018 largely remain the same as the prior year.

Most of the 3.4% increase in Mr. Frederico’s compensation package for the 2017 performance year was due to the 4.5% increase in his long-term equity award, reflecting Mr. Frederico’s achievements over 2017, including especially our Company’s success in exceeding all but one of the financial performance goals established by the Compensation Committee, in certain cases substantially; and due to the 8.7% increase in his base salary for 2017, which was awarded at the beginning of the 2017 performance year based on Mr. Frederico’s accomplishments during the 2016 performance year and the importance of maintaining his strategic leadership in the future.

Mr. Frederico’s compensation packages for 2017 and 2016 were composed of the following:

EXECUTIVE COMPENSATION PROGRAM STRUCTURE AND PROCESS

Overview of Philosophy and Design

Our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain and motivate the talented individuals needed to lead and grow our Company’s business. We maintain an ongoing dialog with our shareholders and incorporate their feedback into our program so that the program is aligned with their interests.

We Align Pay With Performance

Our program rewards performance by having more variable and performance-based compensation at the most senior levels. We use a mix of variable at-risk compensation with different time horizons and payout forms to provide an incentive for both annual and long-term sustained performance, in order to maximize shareholder value in a manner consistent with our Company’s risk parameters. The Compensation Committee assesses the performance of our executive officers from both a financial and a non-financial perspective, using pre-established goals.

Our executive officers can receive a cash incentive, which is performance-based. They can also receive a long-term equity incentive, 50% of which is performance-based and cliff vests at the end of a three-year performance period if we achieve particular average share price targets, and 50% of which is time-based and cliff vests at the end of a three-year period. The long-term equity incentive is structured to encourage retention and a long-range mindset.

Executive Compensation Is Closely Tied To Long-Term Performance

The compensation program is structured with upside potential for superior executive achievements, but also the possibility of reduced compensation if executives are unable to successfully execute our Company’s strategies. By increasing management’s motivation to enhance shareholder value over the long term, our compensation program aligns executive officer and shareholder interests.

For the 2017 performance year, the compensation package for the executive officers contains three principal elements.

Principal Elements of Executive Compensation Package	Performance Measures
Base Salary	Based on responsibilities, skill set and experience, and market measures
Cash Incentive Compensation	Cash reward for performance against annual financial performance goals and progress against strategic non-financial objectives that we expect to drive our growth over the moderate to long term
Long-Term Equity Incentives

50% in performance share units that may be earned over a 3-year performance period based on share price targets, and are paid at the  end of the 3-year performance period if particular share price targets are achieved

50% in restricted stock units that cliff vest at the end of a 3-year period

Shareholder Outreach on Our Executive Compensation Program

For the past several years, we have been actively engaging with our shareholders in order to obtain their feedback on our executive compensation program. Beginning in the fall, we contact our large shareholders to invite them to speak directly with the chairman of the Compensation Committee.

We believe our shareholders support our executive compensation program. At each of our last three Annual General Meetings, investors holding over 98% of the Common Shares voting approved our say-on-pay proposal. Both of the proxy advisory firms of Institutional Shareholder Services Inc. and Glass, Lewis & Co. LLC also recommended that our investors vote in support of our say-on-pay proposal.

Even with the strong support that our executive compensation program received at our three most recent advisory votes, as the Compensation Committee began to determine compensation for the 2017 performance year, we again sought to engage with our shareholders to discuss their concerns and recommendations. We contacted holders of an aggregate of 67% of our Common Shares and invited them to speak with Mr. Kenny, the chairman of the Compensation Committee. While none of those holders accepted our invitation to speak to Mr. Kenny this year, the holders of an aggregate of approximately 34% of our Common Shares specifically responded that they did not need to speak with us because they were comfortable with the executive compensation program. The investors we spoke to indicated they were generally pleased with the executive compensation program and with management’s performance, and on the whole found the program to reward management appropriately. Most shareholders were not prescriptive about plan design, and instead were more interested in seeing that results were aligned appropriately with performance. Certain shareholders supported tying long-term incentive compensation to the price of our Common Shares while others supported looking at other performance measures.

Our Compensation Committee takes the feedback from our shareholders into consideration when making its compensation decisions.

The Decision-Making Process

The Compensation Committee, composed solely of independent directors, is responsible for all decisions about our executive officer compensation. The Compensation Committee works closely with Cook, the Chairman of the Board and management to examine pay and performance matters throughout the year, and consults with the Board prior to making final compensation decisions.

The Compensation Committee conducts in-depth reviews of performance and then applies judgment to make compensation decisions. The Compensation Committee believes its process, described below, is an effective way to assess the quality of performance, risk management and leadership demonstrated by Mr. Frederico and the senior management team.

•	In August and November, the Compensation Committee reviews our corporate performance for the year to date, as well as progress of each executive officer against individual performance goals. The chairman of the Compensation Committee seeks feedback from our shareholders on our executive compensation program.

•	In November, the Compensation Committee reviews and approves the metrics and goals in our performance framework and reviews certain of the executive officer performance goals for the upcoming year, and begins to formulate its compensation decisions with respect to current year performance.

•

In February, the Compensation Committee meets twice. It first meets in early February to evaluate executive performance for the previous calendar year, which we refer to as the performance year, against that performance year’s goals and formulates its potential compensation decisions with respect to that year’s executive performance, along with the executive officer performance goals for the coming year. Later in February, the Compensation Committee discusses its potential compensation decisions for the previous year and the executive officer performance goals for the coming year with other Board members, and then makes its final decisions with respect to those matters.

In making its compensation decisions, the Compensation Committee follows a five-step approach:

Step 5: Seek input from the independent consultant concerning CEO pay. The role of Cook is described in more detail under “Compensation Governance—the Role of the Independent Consultant” below.
Step 4: Analyze trends among comparison companies. The Compensation Committee considers market pay levels and trends based on information Cook provides about comparison companies.

Step 3:

Review each executive’s individual performance and contributions.

The Compensation Committee reviews the individual performance objectives for our CEO and the other executive officers,  and assesses each person’s performance and contributions. For the executive officers other than our CEO, the Compensation Committee considers individual performance assessments and compensation recommendations from our CEO, as well as succession planning and retention issues in this unique segment of the insurance industry.

Step 2:

Assess Company Performance.

The Compensation Committee reviews the corporate financial performance goals for the performance year and discusses the full-year financial and strategic performance at length, seeking to understand what was accomplished relative to established objectives, how it was accomplished, and the quality of the financial results.

Step 1:

Establishment of financial performance goals and non-financial objectives.

At or prior to the beginning of each performance year, the Compensation Committee discusses the Company’s business plan at length and establishes corporate financial goals  for the upcoming performance year. The Compensation Committee also discusses the strategic direction of the Company and establishes non-financial objectives it expects to drive our growth over the moderate to long term.

The Compensation Committee considers Cook’s analysis of the compensation paid to executive officers in our comparison group when evaluating the compensation of our executive officers.

Components of Our Executive Compensation Program

For the 2017 performance year, the compensation package for the executive officers consists of three principal elements: base salary, cash incentive compensation and long-term equity incentives. Our practice is to review the components of our executive officer compensation separately and monitor the total of the various components. We consider each component and the total against our compensation objectives described in “Overview of Philosophy and Design.” Decisions related to one compensation component (e.g., cash incentive compensation) generally do not materially affect decisions regarding any other component (e.g., long-term equity incentives) because the objectives of each element differ. Positions at higher levels generally have a greater emphasis on variable pay elements, although no specific formula, schedule or structure is currently applied in establishing the percentage of total compensation delivered through any compensation element.

Base Salary

The Compensation Committee establishes each executive officer’s base salary in consultation with Cook. We believe base salary is necessary to attract and retain key executives by providing appropriate compensation that is based on position, experience, scope of responsibility and performance. Base salary provides liquidity to our executive officers and balances the levels of guaranteed pay with at-risk pay to properly manage our compensation-related risk. The amount is based on the executive officer’s responsibilities, skills and experience, as well as market measures. The level of an executive officer’s base salary reflects the Compensation Committee’s view of the contribution that executive officer has consistently made to our Company’s success over several years, the continuing importance of that executive officer to our Company’s future, and the difficulty and expense of replacing the executive officer with one of a similar caliber. The Compensation Committee does not guarantee salary adjustments on an annual basis. Base salary is set at the beginning of the year and is paid to the executive officers for ongoing performance throughout the year. For the 2017 performance year, the Compensation Committee established the base salary in February 2017.

Cash Incentive Compensation

Unlike base salary, which is set at the beginning of the year in which it is paid, cash incentive compensation is determined after the end of the performance year to which such compensation relates. For the 2017 performance year, the Compensation Committee determined the amount of the cash incentive compensation in February 2018.

The Compensation Committee uses a formula to award cash incentive compensation in order to enhance the transparency of our process. The amount of cash incentive compensation is determined based on the extent to which the executives achieve certain pre-established performance targets. The Compensation Committee has used a two-step process for granting and paying annual cash incentive compensation awards to our executive officers as detailed below, although changes made by the 2017 Tax Act may make the first step unnecessary in future years as described in greater detail under “Tax Treatment” below.

For the first step, in order for the payment of cash incentive compensation to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, the Compensation Committee annually establishes a performance goal based on performance metrics, and awards the cash incentive to the executive officers pursuant to the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (LTIP), subject to such performance goal being met. If the performance goal is not met, no cash incentive will be awarded to the executive officers for such year. If the performance goal is met, a cash pool is established pursuant to which payments can be made to the executive officers subject to limitations contained in the LTIP and to further limitations established by the Compensation Committee in the grant. For the 2017 performance year, the performance goal for this first step was established in November 2016 and the Compensation Committee determined the extent to which it had been met in February 2018.

For the second step, if the Section 162(m) performance goal has been met for a particular performance year, the actual amount of the cash incentive compensation payable to each executive officer for such performance year is then linked 67% to financial performance goals and 33% to non-financial objectives. The Compensation Committee considers the five financial performance goals to be important in assessing our Company and our executive officers’ performance; each goal has a weighting of 13.4% (for a total of 67%) and constitutes a non-GAAP financial measure that is described on pages 47 to 48 under “Non-GAAP Financial Measures.” Similar to the financial performance goals, the non-financial objectives also relate to matters that are important to our business. The Compensation Committee believes the qualitative objectives are necessary to fully evaluate the annual achievements that benefit our shareholders, and it does not individually weight the non-financial objectives because it believes it is more appropriate to evaluate the level of achievement of all of the objectives in their totality. Of the companies in our comparison group, an analysis by Cook revealed that:

•	10 of the 12 comparison group companies disclose metrics used for annual incentive plan payouts

•	among the companies that disclose metrics, all use a combination of financial performance goals and non-financial objectives in determining annual incentive payouts

•	among the 6 companies that disclose the weighting of the metrics, the median weighting is 68% financial performance goals and 32% non-financial objectives

The Compensation Committee believes the pre-established target financial performance goals and individual non-financial objectives are the most important for assessing Assured Guaranty’s performance and the value we create for our shareholders. Therefore, performance relative to the financial goals and non-financial objectives is the primary driver of the final cash incentive compensation determined by the Compensation Committee in applying its discretion.

The financial performance goals for 2017 for all the executive officers and the non-financial objectives for 2017 for Mr. Frederico, our CEO, are set out below. For the executive officers other than Mr. Frederico, the Compensation Committee evaluates the extent to which those executives contributed to Mr. Frederico’s non-financial objectives and the extent of such executives’ personal achievements of their individual non-financial objectives, which are discussed under “Compensation Decisions of Other Executive Officers.” For the 2017 performance year, the financial performance goals and the non-financial objectives for the named executive officers were established in February 2017 and the Compensation Committee determined the extent to which they had been satisfied in February 2018.

Cash Incentive Compensation Determinants Financial Performance Goals: 67% PVP Core operating income per diluted share Core operating shareholders’ equity per share Core operating ROE Core ABV per share Non-Financial Objectives: 33% Strategy and leadership Active management of potential losses Maintenance of financial strength ratings Maintenance of comprehensive risk management practices Management development and succession planning 13.4% 33.0% 13.4% 13.4% 13.4% 13.4%

The financial performance goals that the Compensation Committee uses to assess our Company’s performance are described in greater detail below. The financial goals are based on non-GAAP financial measures and four are labeled “core” to distinguish them from similar non-GAAP financial measures that have not been adjusted to exclude the impact of consolidating FG VIEs. See “Non-GAAP Financial Measures” on page 47 below.

PVP

represents our estimated gross future revenue stream from new business production. Specifically, PVP enables us to evaluate the value of our new business production during the year by taking into account the value of upfront and estimated future installment premiums, using a consistent discount rate, on all new contracts underwritten in a reporting period.

Core operating income per diluted share

enables us to evaluate the amount of income we are generating in our business without certain items, primarily non-economic fluctuations and movements in fair value, foreign exchange movements related to long dated receivables, and other adjustments, as well as removing the impact of consolidating FG VIEs.

Core operating shareholders’ equity per share

presents our equity with all financial guaranty contracts on a consistent basis and excludes non-economic fair value adjustments as well as the impact of consolidating FG VIEs. Core operating shareholders’ equity per share is the basis of the calculation of core adjusted book value, which we refer to as ABV, per share, as described below.

Core operating ROE

represents core operating income for a specified period divided by the average of core operating shareholders’ equity at the beginning and the end of that period. This measure enables us to evaluate our return on the capital invested in our company.

Core ABV per share

reflects our core operating shareholders’ equity, plus the net present value of our in-force premiums in excess of expected losses, plus credit derivative revenues, less deferred acquisition costs. This measure enables us to measure our intrinsic value, excluding our franchise value.

The Compensation Committee assigns each executive an Individual Target Cash Incentive Amount, which is calculated as a multiple, which we refer to as the Individual Target Cash Incentive Multiple, of the executive officer’s base salary. The amounts of the base salary and Individual Target Cash Incentive Multiples vary by individual based on the executive officer’s position and level of responsibility, historic pay level, importance to the future strategic direction of our Company and Cook’s advice about the compensation practices of companies in our comparison group. All of the Individual Target Cash Incentive Multiples assigned by the Compensation Committee for the 2017 performance year were the same as it had assigned the previous year, except that Mr. Stern’s multiple was increased from 1.75x to 2.0x in recognition of his contributions to our strategic initiatives, including reinsurance reassumptions, and the active role he is playing in our loss mitigation activities, especially with regard to Puerto Rico. The Compensation Committee assigned the named executive officers the following Individual Target Cash Incentive Multiples for the 2017 performance year:

Executive Officer	2017 Individual Target Cash Incentive Multiple (of Base Salary)
Dominic Frederico, Chief Executive Officer	2.50x
Robert A. Bailenson, Chief Financial Officer	2.00x
James M. Michener, General Counsel(1)	2.00x
Russell B. Brewer II, Chief Surveillance Officer	2.00x
Bruce E. Stern, Executive Officer	2.00x

(1)	As disclosed under “Separation Agreement”, Mr. Michener resigned as General Counsel and Secretary and as an executive officer of AGL, effective December 31, 2017. He remains employed as the Senior Advisor to the Chief Executive Officer of our Company through December 31, 2018, at which time he will retire from the Company.

Then, for each executive officer, the Compensation Committee calculates and aggregates the weighted achievement scores for the financial performance goals and the individual non-financial objectives. When assessing the level of achievement and assigning scores for the year, the Compensation Committee takes into account the difficulty of achieving particular goals or objectives. The Compensation Committee has discretion to assign achievement scores of up to 200% for outstanding performance and achievement scores of down to 0% for performance below target, based on its view of the level of achievement attained for each financial performance goal and each individual non-financial objective.

Based on the executive officer’s achievements of these priorities, the individual payouts of the cash incentive for 2017 were calculated as follows:

Annual Individual Target Cash Incentive Amount				X	Annual Achievement Score (a percentage from 0% to 200%)			=	Annual Cash Incentive Payout

(2017 Base Salary	X	2017 Individual Target Cash Incentive Multiple	)	X	(2017 Financial Goal Achievement Score (weighted 67%)	+	2017 Individual Non- Financial Objective Achievement Score (weighted 33%))	=	2017 Cash Incentive Payout

The formula for determining cash incentive compensation has remained the same since the Compensation Committee developed the approach to calculating such amount, together with Cook at the beginning of 2015. Our Company’s share price performance and performance on other key financial measures has improved greatly since the approach was developed at the beginning of 2015. At year end 2014, the price of our Common Shares closed at $25.99, compared to $33.87 at year end 2017. Our performance in respect of the financial performance goals most important to our Company has also improved, as reflected in the table below.

FINANCIAL PERFORMANCE GOALS	2014 Results	2017 Results
PVP	$168 million	$289 million
Core Operating Income per Diluted Share	$2.83	$5.31
Core Operating Shareholders’ Equity per Share	$37.48	$56.17
Core Operating Return on Equity	8.1%	10.1%
Core Adjusted Book Value per Share	$53.66	$77.86

The progress we have made on these fronts is the result of the leadership of Mr. Frederico and the efforts of his management team. As a result, the Compensation Committee has maintained the approach and the formulas put in place for the cash incentive compensation for Mr. Frederico and the other named executive officers.

Long-Term Equity Incentives

In addition to the cash incentive compensation, the Compensation Committee awards long-term incentive compensation in the form of our Common Shares.

Like cash incentive compensation, equity incentive compensation is awarded after the end of the performance year to which such compensation relates. For the 2017 performance year, the Compensation Committee determined the amount of equity incentive compensation in February 2018.

Half of the nominal value of the award is in the form of performance share units (which we refer to as PSUs) that may be earned over a 3-year performance period based on share price targets, and are paid at the end of the 3-year performance period if particular share price targets are achieved, and the other half is in the form of RSUs that cliff vest at the end of a 3-year period. Details about the individual awards are set out in “CEO Performance Review” and “Other Named Executive Officer Compensation Decisions.”

Performance Share Units. Each performance share unit represents a contingent right to receive up to two of our Common Shares as described under “Incentive Plans – Assured Guaranty Ltd. 2004 Long-Term Incentive Plan” on page 58. The Compensation Committee awards performance share units with the intent of aligning executive pay with our Company’s performance, as measured by the price of our Common Shares.

The percentage of performance share units an executive can earn is based on the price of our Common Shares over a 3-year performance period. For each 40 consecutive trading day sequence that occurs during the last 18 months of a performance period, we calculate the average price of a Common Share as traded on the New York Stock Exchange during that time. The highest average is used to determine whether a share price hurdle has been reached, and consequently, the percentage of the performance share units that has been earned. Use of the highest average share price during the last 18 months of the performance period mitigates concerns that short-term gains may yield payouts even if long-term performance lags, and was a refinement made by the Compensation Committee with respect to the 2014 performance year to address shareholder concerns raised at that time.

In considering the awards for 2017 performance, the Compensation Committee and Cook determined to use the same methodology for calculating whether the share price hurdle had been reached as had been applied for the 2016 performance year. The Compensation Committee and Cook also reviewed the rigor of the share price hurdles and the vesting percentage at each hurdle. For the performance share units granted for the 2017 performance year, in February 2018, the Compensation Committee established the share price hurdles and vesting percentages set out in the table below. The table shows the percentage that could be earned if the highest average share price over 40 consecutive trading days occurring in the second half of the 2018-2020 performance period reaches the stated share price hurdles.

Highest 40 consecutive trading day average share price hurdle	% Earned
$42	50%
$46	100%
$50	200%

The share price hurdles represent increases over the $28/$32/$36 hurdles that applied for the grants for the 2014 and 2015 performance years and are unchanged from the hurdles that applied for the grants for the 2016 performance year.

In making its decision with respect to the hurdles, the Compensation Committee considered the price of our Common Shares in 2017 and asked Cook to prepare an analysis with respect to Cook’s recommendation that the Compensation Committee maintain the current share price hurdles. Cook presented data on the one-, three- and five-year compound annual growth rates of the S&P 500 Financial Index, our Company’s comparison group median stock performance, and the stock performance of a subset of certain companies within the comparison group in order to obtain hypothetical minimum and maximum ranges for the hurdles. Cook then applied the ranges to the Company’s average share price over 40 consecutive trading days as of a recent date of the analysis, and utilized those results to evaluate the current share price hurdles.

The Compensation Committee considered Cook’s analysis as well as other factors, including the extent to which particular hurdles would exceed the 40 consecutive trading day average (i) at the beginning of the performance period and (ii) as of a date close to the grant date. For all three of the hurdles, the amount of the excess over the 40 consecutive trading day average at the beginning of the performance period and as of a date close to the grant date was greater than that of the prior year grant.

The Compensation Committee also noted the extent of the total equity payout as a percentage above the GAAP value and above the nominal value of the equity at the time of grant, under the methodology that the committee had developed with Cook. The Compensation Committee examined the benefit of the equity grants to the executive officers compared to the cost to our Company. In addition, the Compensation Committee reviewed other relevant statistics for the performance periods, including our Company’s TSR and the TSR of the S&P 500 Financial Index and our comparison group average TSR, and the growth in core operating book value and in core ABV, during those periods.

Restricted Stock Units. Each restricted stock unit represents a right to receive one of our Common Shares at the end of a three-year vesting period as described under “Incentive Plans – Assured Guaranty Ltd. 2004 Long-Term Incentive Plan” on page 57. The Compensation Committee awards RSUs with the intent of providing executives with long-term incentive compensation the value of which increase as our Company achieves its strategies. The Compensation Committee believes this incentivizes executives to remain with the Company and help build shareholder value over the long term.

CEO PERFORMANCE REVIEW

Overview

In light of Mr. Frederico’s achievements in the 2017 performance year, as detailed below, but also considering our negative one-year TSR, the Compensation Committee awarded him total compensation of $11,525,000, a 3.4% increase over his total compensation for the 2016 performance year. The Compensation Committee concluded that, in light of our negative one-year TSR, it was appropriate that Mr. Frederico’s cash incentive for 2017 and his base salary for 2018 largely remain the same as the prior year. Most of the 3.4% increase in Mr. Frederico’s compensation package for the 2017 performance year was due to the 4.5% increase in his long-term equity award, which reflects his achievements in the 2017 performance year as detailed below, and the 8.7% increase in his base salary for 2017, which was awarded at the beginning of the 2017 performance year based on Mr. Frederico’s accomplishments in the 2016 performance year and the importance of maintaining his strategic leadership. Mr. Frederico’s compensation for the 2017 performance year was composed of the following:

	2017 Performance Year Compensation		2016 Performance Year Compensation

Fixed Compensation—Base Salary(1)	$1,250,000		$1,150,000
Incentive Compensation
Cash Incentive Compensation	$4,525,000		$4,497,938
Long-Term Performance-Based Equity	$2,875,000	(2)	$2,750,000	(2)
Long-Term Time-Based Equity	$2,875,000	(2)	$2,750,000	(2)

Total Direct Compensation	$11,525,000		$11,147,938

(1)	Mr. Frederico’s base salary for each of the 2017 and 2016 performance years was established at the beginning of such performance year, in February. So, Mr. Frederico’s 2017 base salary was established in February 2017 based on Mr. Frederico’s accomplishments in the 2016 performance year.

(2)	Represents the Compensation Committee’s target nominal value for the relevant performance year, using the average stock price over the 40 consecutive trading days ending on the date of grant and the importance of maintaining his strategic leadership.

The compensation package presented in the table above is different from the SEC-required disclosure in the Summary Compensation Table on page 50 and is not a substitute for the information in that table. Rather, it is intended to show how the Compensation Committee linked Mr. Frederico’s compensation and its components to our performance results and his achievements for the prior year. The base salary is paid during the performance year, while all of the components of the incentive compensation is based on achievements during the performance year and so is awarded in the first part of the following year.

Base Salary

In February 2017, in light of Mr. Frederico’s accomplishments in 2016 and the importance of maintaining his strategic leadership in the future, particularly in respect of managing our capital, mitigating the risks in our insured portfolio, and deciding upon appropriate alternative investments that complement our financial guaranty business and core competencies, the Compensation Committee decided to grant him an 8.7% increase in his base salary, to $1,250,000, for the 2017 performance year.

In February 2018, given the continued importance of maintaining Mr. Frederico’s strategic leadership, but also considering our negative one-year TSR and the salary increase Mr. Frederico had received in February 2017 based on his performance in the 2016 performance year, the Compensation Committee chose to maintain his salary at $1,250,000 for the 2018 performance year.

Cash Incentive

To determine Mr. Frederico’s cash incentive, as discussed above under “Executive Compensation Program Structure and Process—Components of Our Executive Compensation Program—Cash Incentive Compensation,” the Compensation Committee used a formula that involved aggregating the weighted achievement scores for certain financial performance goals and individual non-financial objectives, and multiplying the result by his Individual Target Cash Incentive Amount. The financial performance goals for 2017 were based on the business plan for the upcoming year that the Board of Directors reviewed and approved in November 2016. The non-financial objectives were established taking into account the nature of our business, which requires qualitative goals to fully evaluate the annual achievements that benefit our shareholders.

In reviewing Mr. Frederico’s 2017 performance scorecard, the Compensation Committee determined that he had a very strong year. In particular, the Compensation Committee found that Mr. Frederico should be recognized for our success in exceeding all but one of the targets for the financial performance goals established by the Compensation Committee, in certain cases substantially, and also noting that, if either (a) the price of our Common Shares had not increased in the middle of the year and we had been able to repurchase the number of Common Shares we originally projected we would with $500 million, or (b) if it had not been for the 2017 Tax Act (which was adopted well after the goals were established), we would have exceeded all of our financial performance goals. Mr. Frederico’s very strong performance was reflected in our record core operating shareholders’ equity per share and core adjusted book value per share of $56.17 and $77.86, respectively. Mr. Frederico’s leadership was also credited for the growth in our new business production, with contributions from our U.S. public finance, international infrastructure and global structured finance businesses, despite a challenging business and economic environment.

The Compensation Committee assigned Mr. Frederico achievement scores for his achievements against each individual financial performance goal, which averaged 125% across the five goals. The Compensation Committee’s rationale for establishing these 2017 financial performance goals in February 2017 is discussed on pages 23-24 of “Compensation Discussion and Analysis — Summary — 2017 Results Against Targets”. The Compensation Committee weighted this score 67% in accordance with the cash incentive formula, which resulted in a weighted score of 83.8%:

	2017 Targets	2017 Results	Weighting	2017 Achievement Score (0%-200%)	Weighted Achievement Score

Financial Performance Goals*

PVP	$ 260 million	$289 million	13.4%	110%	14.7%
Core operating income per diluted share	$3.23	$5.31	13.4%	140%	18.8%
Core operating shareholders’ equity per share	$56.52	$56.17	13.4%	95%	12.7%
Core operating ROE	6.2%	10.1%	13.4%	140%	18.8%
Core ABV per share	$74.22	$77.86	13.4%	140%	18.8%

Total Financial Goal Score			67%		83.8%

*	All of the financial performance goals are based on non-GAAP financial measures, which are described on pages 47 to 48 under “Non-GAAP Financial Measures.”

The Compensation Committee also evaluated Mr. Frederico’s 2017 achievements against his 2017 non-financial objectives. Highlights of those achievements include the positive financial impact from our acquisition of MBIA UK; the positive impact from our reassumption of previously ceded portfolios; achievement of the highest level of PVP since 2010; and the prominent role our Company continues to assume in the restructuring of the debt of Puerto Rico and its related authorities and public corporations. The details of Mr. Frederico’s 2017 achievements against his 2017 non-financial objectives are set out in the pages that follow.

Non-Financial Objectives	2017 Results

 Strategy and leadership - Articulate clear strategy and lead effective  implementation of business plan to grow direct business and take advantage  of reinsurance opportunities

 ◾   Leverage company’s rating and financial strength to expand public finance (municipal and infrastructure) bond insurance market; continue to market the value of bond insurance to existing and new distribution channels; write budgeted PVP in the US and UK

 ◾   Expand structured finance business opportunities

 ◾   Attempt to purchase available bond insurance portfolios if they come on the market; recapture previously ceded portfolios

 ◾   Maintain regulatory status to write infrastructure and structured finance bond insurance in US and internationally

 ◾   Accumulate capital at AGL for corporate purposes, including stock repurchases

 ◾   Take required steps to begin regulatory process to streamline European operations, including those acquired in recent acquisitions

◾   Achieved highest level PVP production ($289 million) since 2010, exceeding target

◾   In U.S. Public Finance, exceeded PVP target while increasing risk adjusted pricing and maintaining market lead

◾   In non-U.S. Public Finance, exceeded PVP budget by 120%, closing transactions in every quarter

◾   In Structured Finance, launched aircraft residual value insurance product, continued leadership in balloon note guaranties for government tenants, and continued production of life insurance regulatory capital financing

◾   Reestablished transferable custody receipt program for secondary market asset-backed securities guaranties, demonstrating the value of our product to that market

◾   Reassumed previously ceded business for aggregate commutation gains of $328 million

◾   Worked with SGI to reinsure the bulk of their insured portfolio and  to commute almost all of the business we ceded to them in the past; that agreement was signed in February 2018 with closing subject to regulatory approval and third party consents

◾   Completed our acquisition of MBIA UK and integrated their portfolio into ours, for a bargain purchase gain and settlement of preexisting relationships of $58 million

◾   Repurchased 12.7 million shares during 2017, at an average price of $39.57 per share, meeting our goal

◾   Obtained regulatory approval for MAC to redeem $250 million of its stock from its holding company, which then distributed the funds to AGM and AGC

◾   Obtained regulatory approval for each of AGC and AGM to repurchase $200 million and $100 million of its stock from its respective holding company, providing a source of funding for corporate purposes, including repurchasing more of our Common Shares

◾   Obtained regulatory approval for AGC and AGM to release $134.3 million and $246.3 million of contingency reserves, respectively, increasing the policyholder surplus of each of them

◾   Obtained regulatory approval for and transferred AGC’s European insurance subsidiaries to AGM, which then contributed them to its European insurance subsidiary, Assured Guaranty (Europe) plc, in the first step toward combining all the European insurance subsidiaries

Non-Financial Objectives	2017 Results
Implement alternative investment strategy - Achieve diversification by acquiring or investing in an asset or portfolio manager

•   Evaluated numerous opportunities to invest in asset managers, purchasing either a minority or a controlling interest.

•   Made initial investments in the area by agreeing to purchase up to $100 million of limited partnership interests in a fund that invests in the equity of private equity managers and purchasing a minority interest in Wasmer, Schroeder & Company, LLC, an investment manager that specializes in fixed income separate account management for high net worth individuals, wealth management groups and institutions.

•   Negotiated the acquisition of a minority interest in Cadia (Malta) Limited, the holding company of Rubicon Infrastructure Advisors. That transaction closed in February 2018. Rubicon Infrastructure Advisors is a full-service investment banking firm active in the global infrastructure sector.

Active management of all potential loss transactions, including proactive minimization of losses from Puerto Rico exposure

•   Initial actions of the PROMESA Oversight Board as well as the impact of Hurricane Maria and the reaction of the Commonwealth of Puerto Rico to the hurricane caused us to continue to pursue an assertive strategy with respect to our exposure in the Commonwealth. We initiated six separate legal actions to enforce our rights in court (in response to Hurricane Maria we have since voluntarily withdrawn two without prejudice), and are actively lobbying the federal response to the hurricane.

•   At the end of December, we (and SGI) reached a confidential settlement with GreenPoint Mortgage Funding, Inc. with respect to an RMBS litigation initiated by SGI and an affiliate of CIFG.

•   Earlier in the year, we reached a confidential settlement in connection with two triple-X transactions, resulting in a significant increase in the value of the bonds we hold

•   Worked with our primary home equity line of credit servicer to institute a modification program we estimate would avoid $56 million in losses

Financial strength ratings - Maintain strong financial strength ratings in order to facilitate implementation of business plan. Periodically assesses the value of each rating assigned to each of the companies within the group and determine whether to request that a rating agency add or drop a rating from certain companies

• All financial strength ratings maintained

Ensure AGL has comprehensive, best-practice risk management with respect to all of its activities, emphasizing the credit quality of risks insured; compliance with all legal and regulatory requirements; and enterprise risk management. All credit underwriting consistent with risk/appetite statement

•   Our enterprise risk management has consistently been commended by regulators and rating agencies

•   In 2017, our efforts were focused particularly on the U.K., as a result of increased regulatory requirements as well as our integration of Assured Guaranty (London) plc and our planned combination of our European entities

Management development and succession planning—Attract and retain top quality senior management; develop succession plan for critical positions, including assisting the Board in further development of a CEO succession plan.

• Successfully transitioned to a successor General Counsel

Based on Mr. Frederico’s 2017 achievements against his 2017 non-financial objectives, the Compensation Committee awarded him an achievement score of 185% against those objectives. Applying that score to the cash incentive formula resulted in a weighted non-financial objective score of 61%.

The Compensation Committee then added the weighted non-financial objective score of 61% to the weighted financial performance goal score of 83.8% achieved by Mr. Frederico, to derive a total achievement score of 144.8% in accordance with the cash incentive formula, as follows:

	2017 Targets	2017 Results	Weighting	2017 Achievement Score (0%-200%)	Weighted Achievement Score
Financial Performance Goals*
PVP	$ 260 million	$289 million	13.4%	110%	14.7%
Core operating income per diluted share	$3.23	$5.31	13.4%	140%	18.8%
Core operating shareholders’ equity per share	$56.52	$56.17	13.4%	95%	12.7%
Core operating ROE	6.2%	10.1%	13.4%	140%	18.8%
Core ABV per share	$74.22	$77.86	13.4%	140%	18.8%
Total Financial Goal Score			67%		83.8%

Non-Financial Objectives
Strategy and leadership	Described in detail in the preceding table	Described in detail in the preceding table	33%	185%	61.0%
Active management of all potential loss transactions
Maintain current ratings for operating insurance company subsidiaries
Best practice risk management
Management development and succession planning
Non-Financial Objective Score			33%		61.0%

Achievement Score					144.8%

*	All of the financial performance goals are based on non-GAAP financial measures, which are described on page 47 under “Non-GAAP Financial Measures.”

Based on Mr. Frederico’s achievements, but also considering our negative one-year TSR, after applying the cash incentive formula, the Compensation Committee awarded him a cash incentive equal to 144.8% of his Individual Target Cash Incentive Amount, or $4,525,000, which is approximately the same amount as the prior year.

Equity Compensation

The Compensation Committee awarded all of Mr. Frederico’s long-term incentive compensation in the form of performance share units and RSUs. The $5,750,000 target nominal amount of long-term equity constituted a $250,000 increase over the prior year. The Compensation Committee believed the amount was appropriate to reward Mr. Frederico for his and for our Company’s very strong performance during 2017. It also reflected the Compensation Committee’s desire that Mr. Frederico have a strong incentive to remain at our Company and to generate long-term, sustained growth that will enhance shareholder value and its consideration of an appropriate level of total compensation for Mr. Frederico.

The following table sets forth the target nominal amount the Compensation Committee awarded Mr. Frederico on February 21, 2018, the grant date. The Compensation Committee determined the number of performance share units and RSUs to award Mr. Frederico by converting the target nominal amount of the award using $34.96, which was the average share price over the 40 consecutive trading days ending on February 21, 2018.

When we prepare the Summary Compensation Table, we report the value of the grants using U.S. generally accepted accounting principles (which we refer to as U.S. GAAP), in accordance with the SEC’s rules. Under U.S. GAAP, the value of a performance share unit as of February 21, 2018 was $45.64, computed using a Monte-Carlo simulation model value and the highest average share price over 40 consecutive trading days, where the sequence of 40 days occurs in the second half of the 2018-2020 performance period. Under U.S. GAAP, the value of an RSU was $37.85, computed using our Common Share closing price on February 21, 2018, adjusted for the delay in the payment of dividends until vesting. The aggregate value of the grants under U.S. GAAP is also set forth below.

	Compensation Committee Target Nominal Value	Equity Granted (Shares)	U.S. GAAP Value
Performance share units	$2,875,000	82,237	$3,753,297
RSUs	$2,875,000	82,237	$3,112,670
TOTAL	$5,750,000		$6,865,967

CEO Compensation Conclusion

The Compensation Committee considered the total compensation it was awarding to Mr. Frederico pursuant to its formulas and methodologies in light of Mr. Frederico’s considerable accomplishments with respect to the financial performance goals as well as his non-financial objectives, but also taking into account our negative one-year TSR. The Compensation Committee attributed the disappointing one-year TSR result primarily to developments related to Puerto Rico, including the impact of the landfall of Hurricane Maria, which the committee acknowledged were outside Mr. Frederico’s control. The Compensation Committee concluded that, in light of our negative one-year TSR result, it was appropriate that Mr. Frederico’s cash incentive of $4,525,000 for 2017 and base salary for 2018 remained largely unchanged (his cash incentive for 2017 was only 0.6% higher than his cash incentive for 2016 and his 2018 base salary is the same as his base salary for 2017). However, the Compensation Committee did give Mr. Frederico credit for consistently accomplishing our strategies successfully over the last several years, including the 2017 performance year, so as to achieve high three- and five-year TSR results. The Compensation Committee also considered the importance of maintaining Mr. Frederico’s leadership of our Company in the years ahead, as we seek to continue developing our financial guaranty business, to diversify into areas that complement our core credit experience and risk appetite, to manage our insured exposure and mitigate any losses in the insured portfolio, and to manage our capital. Taking these various factors into account, the Compensation Committee believed it was also appropriate for Mr. Frederico’s total 2017 compensation, which it determined in accordance with its formulas and methodologies, to be 3.4% higher than his total 2016 compensation.

CEO Reported Pay Versus Realized Pay

To supplement the disclosure in the Summary Compensation Table on page 50, which is determined under SEC rules, we have included the table below, which shows the difference between Mr. Frederico’s compensation as reported in the Summary Compensation Table and the compensation he actually received over the relevant period.

The primary source of the difference between the Summary Compensation Table Reported Value and the Actual Realized Value was Mr. Frederico’s equity grants. Under the SEC’s rules, the Summary Compensation Table for a given year must disclose the grant date value of an executive officer’s long-term equity incentive compensation granted in that year. However, equity grants constitute an incentive for future performance, not current cash compensation, and will not actually be received by the executive officer until a future year, if at all. Moreover, the value of this pay when realized may differ significantly from the grant date value shown in the Summary Compensation Table.

CEO Total Compensation
Year	Summary Compensation Table Reported Value(1)	Actual Realized Value(2)	Variation Between Actual Realized Value versus Summary Compensation Table Reported Value	% Difference
2017	$13,526,784	$15,969,451	$2,442,667	18%
2016	$12,727,315	$8,536,728	-$4,190,587	-33%
2015	$12,179,989	$15,395,726	$3,215,737	26%

(1)	Summary Compensation Table Reported Value includes the total of all elements of compensation as reported pursuant to SEC rules, including the grant date value of equity awards granted in February 2017, February 2016 and February 2015.

(2)	Actual Realized Value represents compensation actually received by our CEO for the particular year shown. We began with the compensation shown in the Total column of the Summary Compensation Table on page 50 and made two adjustments:
•	Deducted the aggregate grant date fair value of RSU and performance share unit awards (reflected in the Stock Awards column of the Summary Compensation Table); and
•	Added the value realized from the vesting of RSUs, vesting of performance share units and the net gain from the exercise of stock options, before payment of applicable withholding taxes (reflected in the 2017 Option Exercises and Stock Vested table on page 54).

OTHER NAMED EXECUTIVE OFFICER COMPENSATION DECISIONS

Non-Financial Objectives and Achievements of the Other Named Executive Officers

The Compensation Committee made compensation awards to the other executive officers for the 2017 performance year based on its assessment of their achievements and Mr. Frederico’s review of their performance as well as Mr. Frederico’s compensation recommendations. The other named executive officers’ achievements were evaluated based on their contributions to our achievement of our financial goals, their contributions to the achievement of Mr. Frederico’s non-financial objectives, and their own achievements of the individual non-financial objectives Mr. Frederico had assigned to them, as described below.

Robert A. Bailenson, Chief Financial Officer

Mr. Bailenson was responsible in the 2017 performance year for meeting all internal and external financial requirements, managing our capital efficiently, meeting with investors, and participating on earnings calls. In 2017 Mr. Bailenson assumed responsibility for our investor relations group. More specifically, Mr. Bailenson:

•	Initiated and developed a plan to manage our outstanding debt;
•	Designed and implemented a plan to provide sufficient funds at our holding company to meet our goals for repurchases of our Common Shares in 2017;
•	Provided significant analysis of alternative investments we made as well as potential alternative investments;
•	Provided strategic analysis in the formulation and execution of our business plan; and
•	Was responsible for the timely and accurate filing of all financial statements.

James M. Michener, General Counsel

Mr. Michener was responsible in the 2017 performance year for a number of important initiatives, including developing litigation strategy relating to Puerto Rico and managing litigation and workout activities relating to a number of distressed structured finance and U.S. public finance credits; developing the optimal structure from a regulatory perspective of a number of alternative investments; and obtaining regulatory approval of several significant matters that enabled us to manage our capital more efficiently. He also oversaw all of our human resource matters. More specifically, Mr. Michener:

•	Developed and oversaw litigation strategy relating to our Puerto Rico exposure;
•	Was instrumental in achieving substantial confidential settlements in recovery litigation relating to triple-X insurance and residential mortgage-backed securities;
•	Was instrumental in enabling us to manage our capital more efficiently, including by obtaining the approval of our insurance regulators for AGM, AGC and MAC to repurchase $550 million in the aggregate of their common stock from their parents and for AGM, AGC and MAC to release contingency reserves into policyholders’ surplus, thereby increasing their dividend capacity;
•	Led the legal aspect of the consummation of our purchase of MBIA UK, including handling related personnel matters;
•	Helped negotiate and structure the agreement announced in February 2018 with Syncora Guarantee Inc. to reinsure, generally on a 100% quota share basis, substantially all of SGI’s insured portfolio;
•	Developed and oversaw the beginning of the process of combining our four European insurance entities; and
•	Successfully transitioned the role of General Counsel to Ling Chow.

Mr. Michener resigned as our General Counsel and Secretary, effective December 31, 2017, in accordance with the terms of a separation agreement described under “Compensation Discussion and Analysis–Separation Agreement”. Mr. Michener remains employed by our Company in a non-executive officer position, serving as the Senior Advisor to the Chief Executive Officer of the Company.

Russell B. Brewer II, Chief Surveillance Officer

Mr. Brewer was responsible in the 2017 performance year for ensuring that all of our insured exposures are reviewed annually and assigned appropriate internal ratings, for managing loss mitigation strategies for our troubled credits, and for overseeing our information technology department. Mr. Brewer also manages our rating agency relationships. More specifically, Mr. Brewer:

•	Led the surveillance process for our $265 billion net par insured portfolio and the timely review and update of internal ratings for our insured portfolio, helping to identify and intervene in deteriorating situations before losses developed to avoid losses altogether or mitigate them if they cannot be avoided;
•	Oversaw the smooth update of the software platform for our exposure systems while maintaining functionality;
•	Oversaw the successful defense of our systems from headline cyberattacks and our compliance with new cybersecurity regulations;
•	Developed and implemented strategies on a number of transactions where we are experiencing loss or could possibly experience loss;
•	Was active in our discussions with the Commonwealth of Puerto Rico and its advisors and was instrumental in helping the Company develop its approach to these credits; and
•	Led the smooth integration into our Company of surveillance oversight and information systems of the insured portfolio and financial information related to MBIA UK in connection with the consummation of the acquisition of MBIA UK.

Bruce E. Stern, Executive Officer

Mr. Stern was responsible in the 2017 performance year for workouts of troubled transactions and the extraction of significant value from our insured portfolio and other relationships. Mr. Stern applied creative approaches to troubled transactions to mitigate losses. Mr. Stern is also responsible for governmental affairs and our participation in an industry group. More specifically, Mr. Stern:

•	Was deeply involved in our efforts to mitigate losses in Puerto Rico, playing a particularly valuable role in advocating our viewpoint to various government officials;
•	Led our effort to purchase insured bonds of poorly performing credits for loss mitigation and risk remediation;
•	Led our effort to remove the insurance from insured bonds of poorly performing credits we had purchased and sell them into the market at opportune times;
•	Identified and implemented approaches to reshape our insured portfolio by purchasing insured bonds in the open market and procuring the termination of financial guaranty insurance executed in credit default swap form; and
•	Negotiated reassumption agreements with three reinsurers, resulting in aggregate commutation gains of $328 million.

Compensation Decisions for the Other Named Executive Officers

In the case of the other named executive officers, for the 2017 performance year the Compensation Committee calculated and aggregated the weighted achievement scores for the financial performance goals (which were the same as Mr. Frederico’s) and their non-financial objectives (which were a combination of their contribution to Mr. Frederico’s non-financial objectives and their achievement of their own individual non-financial objectives), taking into account the level of difficulty of achieving particular goals or objectives. Based on their achievements, after applying the formula, the Compensation Committee awarded them the cash incentives calculated as shown in the table below.

	(2017 Base Salary	X	2017 Individual Target Cash Incentive Multiple	)	X	(	Financial Goal Achievement Score (weighted 67%)	+	Individual Non- Financial Objective Achievement Score (weighted 33%))	=	2017 Cash Incentive Payout
Robert A. Bailenson	$625,000		2.00x				83.8%		54.0%		$1,728,125
James M. Michener	$625,000		2.00x				83.8%		54.0%		$1,728,125
Russell B. Brewer II	$500,000		2.00x				83.8%		66.0%		$1,498,000
Bruce E. Stern	$470,000		2.00x				83.8%		33.0%		$1,097,920

The Compensation Committee awarded all of the other named executive officers’ long-term incentive compensation in the form of performance share units and RSUs. The target nominal amount of long-term equity reflected the Compensation Committee’s desire that each of the other named executive officers have a strong incentive to help generate long-term, sustained growth for our Company. The amounts of performance share units and RSUs awarded to each other named executive officer vary by individual and are based on their respective positions and levels of responsibility, historic compensation levels and Cook’s advice about the compensation practices of companies in our comparison group.

The Compensation Committee considered Cook’s analysis of the compensation paid to executive officers in our comparison group when evaluating the compensation of our executive officers. According to Cook, for the 2016 performance year, which is the most recent data available, on average, the target total direct compensation for our named executive officers approximated the comparable median to 75th percentile amounts for the named executive officers of our comparison group, reflecting the experience, leadership, specialized skill sets and sustained performance of the senior executive team. Actual total direct compensation for the named executive officers as a group paid for the 2016 performance year was near the 75th percentile of our comparison group, reflecting our above target bonus payouts for 2016 performance, which were aligned with our 2016 performance relative to our key business goals and strategies, as well as our strong financial and total shareholder returns relative to our comparison group during that period. For the 2016 performance year our one-year growth in book value was the highest in our comparison group and our return on average equity as well as one-year growth in operating income were both above the 75th percentile of our comparison group, while one-year growth in net income and growth in diluted earnings per share approximated the median of our comparison group. Also for the 2016 performance year our one-year TSR was above the 75th percentile and our three-year TSR was the highest in our comparison group.

In summary, the Compensation Committee approved the following compensation decisions for the named executive officers other than Mr. Frederico for the 2017 performance year:

	Robert A. Bailenson	James M. Michener	Russell B. Brewer II	Bruce E. Stern
Fixed Compensation—Base Salary(1)	$625,000	$625,000	$500,000	$470,000
Incentive Compensation
Cash Incentive Compensation	$1,728,125	$1,728,125	$1,498,000	$1,097,920
Long-Term Performance-Based Equity and Time-Based Equity Target Values(2)	$1,500,000	$1,000,000	$1,100,000	$800,000
Total Direct Compensation	$3,853,125	$3,353,125	$3,098,000	$2,367,920

(1)	These base salaries were set by the Compensation Committee in February 2017.

(2)	For the executive officers other than Mr. Michener, half of the award consists of performance share units and the other half consists of RSUs. The U.S. GAAP values of the awards are: Mr. Bailenson, $1,791,111; Mr. Brewer, $1,313,465 and Mr. Stern, $955,293. In the case of Mr. Michener, the entire award consists of RSUs, with a U.S. GAAP value of $1,084,092.

The Compensation Committee also decided to increase the base salaries of three of the named executive officers other than Mr. Frederico based on their increased roles and responsibilities.

•	Mr. Bailenson’s base salary was increased to $700,000 in 2018 from $625,000 in 2017 in recognition of his expansion of his role beyond that of a typical chief financial officer, including his involvement evaluating and implementing acquisitions and alternative investments and overseeing the successful financial integration of our recent acquisitions.
•	Mr. Brewer’s base salary was increased to $525,000 in 2018 from $500,000 in 2017 in recognition of his accomplishments in overseeing our information technology function and his management of our surveillance function, including the successful integration of the information technology and surveillance aspects of our recent acquisitions, and his deep credit insight and advice and counsel in connection with our major loss mitigation initiatives, including Puerto Rico.
•	Mr. Stern’s base salary was increased to $500,000 in 2018 from $470,000 in 2017 in recognition of his contributions to our strategic initiatives, including reinsurance reassumptions, and the active role he is playing in our loss mitigation activities, especially with regard to Puerto Rico.

The Compensation Committee believed that it was critical for these three executive officers to remain highly motivated in 2018, especially in light of demands it anticipates will be made on them in connection with the consummation of the reinsurance transaction with SGI, continued focus on developments in Puerto Rico and potential additional alternative investment activity.

The 2018 base salary of Mr. Michener, who remains employed as the Senior Advisor to the Chief Executive Officer of our Company through December 31, 2018, like Mr. Frederico’s 2018 base salary, remains the same as it was in 2017.

Separation Agreement

As further disclosed in our quarterly report on Form 10-Q for the quarter ended September 20, 2017, Mr. Michener resigned as the General Counsel and Secretary and as an executive officer of AGL, effective December 31, 2017, in accordance with the terms of a separation agreement, which we refer to as the Separation Agreement, which he and the Company entered into on November 1, 2017. The Company entered into the Separation Agreement in recognition of Mr. Michener’s successful years of service with the Company and to encourage him to work through December 31, 2018 in order to facilitate the transition of his duties to his successor, to advise the Company regarding ongoing litigation (including both litigation against, and litigation commenced by, the Company), and to have him otherwise remain available to consult on matters related to his experience with the Company. The Compensation Committee consulted with Cook and considered its advice with respect to the terms of the Separation Agreement with Mr. Michener.

Pursuant to the Separation Agreement, Mr. Michener remains employed by our Company in a non-executive officer position, serving as the Senior Advisor to the Chief Executive Officer of the Company, for a transition period, which we refer to as the Transition Period, that began on January 1, 2018 and ends upon his retirement on December 31, 2018, which we refer to as the Retirement Date. The Separation Agreement provides that if Mr. Michener remains employed though the Retirement Date, his base salary and cash and equity incentive opportunities during the Transition Period will be equal to his current base salary and cash and equity incentive opportunities. The portion of the 2018 incentive award amount, if any, attributable to an equity grant will be paid in cash, 50% in 2019 and the remaining 50% in 2020. If Mr. Michener remains employed though the Retirement Date, any unvested equity awards that he holds on the Retirement Date will vest in accordance with the terms of the original applicable award agreement for retirement. However, any previously granted cash and equity awards, including the performance share units granted to Mr. Michener in 2016 and 2017, that include Company or individual performance-based vesting conditions (e.g., the achievement of certain pre-established share price targets) remain subject to satisfaction of such applicable performance conditions. The Separation Agreement addresses the timing of payments and distributions to Mr. Michener so that they remain exempt from or comply with the provisions of Sections 409A and 457A of the Internal Revenue Code. The Separation Agreement also contains covenants by Mr. Michener relating to protection of the Company’s confidential information, cooperation, non-competition, non-solicitation and non-disparagement and other standard provisions, as well as a release of claims by Mr. Michener. Payments pursuant to the Separation Agreement are subject to forfeiture and/or clawback in the event of violation of such covenants.

EXECUTIVE COMPENSATION CONCLUSION

We made changes to our executive compensation program in early 2015 in response to shareholder engagement. For example, the Compensation Committee’s discretion with respect to the cash incentive was reduced and the link between pay and performance was enhanced. We received advisory shareholder approval of over 98% of the compensation we paid to our named executive officers in the three years since that time, and have not made any major changes to our executive compensation program since then.

The Compensation Committee believes that our executive compensation program rewards performance and motivates the officers to increase shareholder value, and that it is therefore appropriate and in the best interests of our Company and our shareholders. Our strategy requires exceptionally qualified and experienced management in senior financial guaranty executive, finance and legal positions, including personnel with skills and experience in reinsurance, acquisitions and corporate integration as well as asset management, and the ability to deal with adverse market conditions and take advantage of market opportunities. During this critical period in our Company’s history, the Compensation Committee believes that retaining and motivating our executive officers and staff is essential, and that the various elements of total compensation have worked well to attract, retain and properly reward management for their performance.

PAYOUT UNDER PERFORMANCE RETENTION PLAN

The Performance Retention Plan, which we refer to as the PRP, had been utilized as a form of incentive compensation for the executive officers until 2015. Its focus on adjusted book value and operating return on equity over a multi-year performance period reduced the incentive to concentrate on short-term gain and fostered a long-term view that minimized unnecessary or excessive risk taking.

In response to shareholder feedback that we should simplify our executive compensation program and emphasize equity rather than cash for incentive compensation, the Compensation Committee stopped granting our executive officers new PRP awards beginning in 2015.

However, the executive officers did receive PRP awards in February 2014, the final installment of which vested on December 31, 2017, so each of the executive officers received a cash distribution in March 2018 resulting from those awards.

The principal amount of each PRP award is divided into three installments. The portion of principal associated with each installment and the performance period relating to such installment are set out in the terms of the award.

The award payment for each installment is the product of:

•	Principal amount of award
•	Portion of principal associated with installment
•	50% of the sum of 1 and the percentage change in the core ABV per share for the relevant performance period
•	50% of the sum of 1 and the core operating ROE for the relevant performance period

For the executive officers, no amount is payable if our core ABV per share has declined for the applicable performance period and if our core operating ROE is not at least 3% on average for each year in the applicable performance period. However, if, in a subsequent performance period, there is either positive growth in our core ABV per share or our core operating ROE is at least 3% on average for each year in the applicable performance period, each executive officer who remains employed at our Company will receive the recalculated payment.

The following table sets forth the calculation of the returns on the installment of the PRP award granted in February 2014 that vested on December 31, 2017:

Grant Date	Performance Period Beginning Date	Performance Period End Date	Portion of Principal Associated with Installment	Percentage Change in Core ABV per Share	Core Operating ROE	50% of Percentage Change in Core ABV per Share + 50% of Core Operating ROE
February 2014	January 1, 2014	December 31, 2017	50%	57%	43%	50%

The individual PRP payouts for amounts that vested on December 31, 2017 are set forth in footnote 2 to the Summary Compensation Table. Those PRP payouts were a function of decisions made by the Compensation Committee in February 2014 regarding the amount of PRP to award relating to the executive officers’ achievements during the 2013 performance years, as well as growth in core ABV per share and the core operating ROE during the relevant performance periods.

The strong growth in core ABV per share and the core operating ROE during the performance periods shown in the table above was driven in large part by achievements of our named executive officers during those performance periods. For example, the efficient management of capital, the various acquisitions, recoveries from our loss mitigation activities, gains on reassumptions of previously ceded business and the generation of PVP through the writing of new business each contributed to both the increase in core ABV per share and core operating ROE, while the core operating ROE was also impacted by terminations of insured transactions.

COMPENSATION GOVERNANCE

The Role of the Board’s Compensation Committee

The Compensation Committee oversees all aspects of our executive compensation program. The Compensation Committee has responsibility for:

•	Establishing executive compensation policies
•	Determining the compensation of our CEO
•	Reviewing our CEO’s compensation recommendations regarding other senior officers and determining appropriate compensation for such officers

Our Board has adopted a Compensation Committee Charter to govern the Compensation Committee’s activities. The charter, which may be found on our website at www.assuredguaranty.com/governance, is reviewed annually by the Compensation Committee. Under its charter, the Compensation Committee is authorized to retain compensation, legal, accounting and other expert consultants at our expense.

The Role of the Independent Consultant

For more than ten years, including in 2017, the Compensation Committee has engaged Cook as its independent compensation consultant and considered advice and information from that firm in determining the amount and form of compensation for the executive officers. As part of its engagement, Cook advised the Compensation Committee in 2014 and 2015 about the changes to the cash incentive portion of our executive compensation program. Every two years, the Nominating and Governance Committee also engages Cook to review the compensation package for the independent directors; Cook last undertook such a review in 2017. The Compensation Committee also consulted with Cook and considered its advice with respect to the terms of the Separation Agreement with Mr. Michener. Cook has not provided any additional consulting service to us beyond its role as consultant to the Compensation Committee and the Nominating and Governance Committee.

In 2017, Cook’s work for the Compensation Committee included analyzing our compensation practices in light of best practices, providing compensation risk assessment, reviewing our comparison group of companies, collecting and providing relevant market data, reviewing data and analyses provided by other consultants, and updating the Compensation Committee with respect to evolving governance trends.

The Compensation Committee has considered the independence of Cook in light of SEC rules and NYSE listing standards. It has requested and received a letter from Cook in 2017 affirming factors relevant to assessing Cook’s independence. The Compensation Committee discussed the content of the letter and concluded that Cook’s work did not raise any independence or conflict of interest issues.

Executive Compensation Comparison Group

The Compensation Committee examines pay data for the following 12 companies to review pay practices, identify compensation trends, and benchmark its executive compensation decisions:

Ambac Financial Group	Eaton Vance	Radian Group
Arch Capital Group	Everest Re Group	RenaissanceRe Holdings
Aspen Insurance Holdings	MBIA	Validus
Axis Capital Holdings	MGIC Investment	White Mountains Insurance Group

The Compensation Committee has long recognized that the comparison group has limitations. Notably, the comparison group consists primarily of mortgage finance and casualty insurance and reinsurance companies. Despite the specialized nature of our business, our Compensation Committee looks for companies domiciled in Bermuda or with a similar size, business model and compensation mix to ours. Although the factors the Compensation Committee considers for its compensation decisions and the level of compensation may differ from those for the comparison group, the Compensation Committee finds it useful to consider the pay practices at these companies.

In November 2017, Cook met with members of the Compensation Committee to review the comparison group from the prior year, and to discuss whether other companies should be considered for inclusion in the group. The Compensation Committee had added Ambac Financial Group to the comparison group the prior year, to replace Partner Re, which had been acquired earlier in the year. Cook advised the Compensation Committee that the current comparison group consists of companies that, like our Company, have a business model that involves underwriting risk, a holding company structure, and similar size as measured by revenues, assets and market capitalization. Since November 2016, Endurance Specialty and Allied World Assurance were acquired and therefore have been removed from the comparison group. Cook performed an independent review to determine whether to change or add to the remaining 12 companies in the comparison group, and ultimately concluded the remaining companies continue to be reasonable for competitive comparison purposes.

Cook advised the Compensation Committee that, as of September 30, 2017, our one-year TSR ranked in the 91st percentile of the current comparison group and our three-year TSR was the highest in the comparison group. Cook also informed the Compensation Committee that, as of September 30, 2017, our latest four quarters of revenue approximate the median of the current comparison group; our latest quarter of assets and market capitalization fall between the median and the 75th percentile; our net income is near the comparison group’s “high” number; and the number of employees at our Company is below the 25th percentile.

Based on Cook’s recommendation, the Compensation Committee agreed that the 12 companies listed above would continue to constitute the Company’s comparison group for 2018.

Executive Officer Recoupment Policy

Our Board of Directors adopted a recoupment (or clawback) policy in February 2009 pursuant to which the Compensation Committee may rescind or recoup certain of the compensation of an executive officer if such person engages in misconduct related to a restatement of our financial results or of objectively quantifiable performance goals, and the achievement of those goals is later determined to have been overstated.

In connection with Rule 10D-1 proposed by the SEC, the Compensation Committee amended the recoupment policy in November 2015 so that it would apply, to the extent required by law, to incentive compensation received in the three year period before a determination that a material restatement is required. The amended recoupment policy allows the Company to recoup incentive compensation which is granted before the adoption and effectiveness of a final Rule 10D-1, but which may be subject to the three year look-back period of any such final rule.

Stock Ownership Guidelines

To demonstrate our commitment to building shareholder value, the Board of Directors adopted management stock ownership guidelines. Our guidelines do not mandate a time frame by which this ownership must be attained, but each executive officer must retain 100% of his after-tax receipt of Company stock until he reaches his ownership goal. Please see “Information About Our Common Share Ownership—How Much Stock is Owned by Directors and Executive Officers” for detailed information on the executive officers’ stock ownership.

The chart below shows the guideline for each of our named executive officers and each executive’s stock ownership as of March 8, 2018, the record date, using $34.49, the closing price of one of our Common Shares on the NYSE on such date.

Named Executive Officer	Guideline		Current Ownership
Dominic J. Frederico	7 × Salary		35.5 × Salary
Robert A. Bailenson	5 × Salary		9.0 × Salary
James M. Michener	5 × Salary	(1)	11.4 × Salary	(1)
Russell B. Brewer II	5 × Salary		8.3 × Salary
Bruce E. Stern	5 × Salary		7.5 × Salary

(1)	During 2017, Mr. Michener, as an executive officer of the Company, was subject to a stock ownership guideline of five times his base salary. The Separation Agreement specifies that during the Transition Period, Mr. Michener will be required to own AGL shares having a value equal to two times his base salary, which is the level applicable to certain managing directors, group heads and equivalent positions under the Company’s stock ownership guidelines.

These ownership levels include shares owned and, in the case of Mr. Bailenson, vested share units credited to his non-qualified retirement plan. Unvested RSUs, unvested performance share units and unexercised options do not count towards the guidelines. Some of the executive officers who have reached their share ownership goals have made gifts of shares to family or to charitable or educational institutions.

Anti-Hedging Policy

We adopted an anti-hedging policy in 2013 that explicitly prohibits employees and directors from hedging our Common Shares.

Anti-Pledging Policy

Our stock trading policy prohibits employees and directors from pledging our Common Shares without approval of both our General Counsel and the Nominating and Governance Committee. There have been no such transactions to date.

Award Timing

The Compensation Committee meets during our February board meeting to make executive compensation decisions with respect to the previous year’s performance and to make its compensation recommendations to the other directors. After consulting with the Board, the Compensation Committee approves executive officer salary increases (if any), cash incentive compensation, and equity awards. Payments under existing PRP awards (if any) and cash incentives are not paid until after we file our Annual Report on Form 10-K for the previous calendar year with the SEC.

POST-EMPLOYMENT COMPENSATION

Retirement Benefits

We maintain tax-qualified and non-qualified defined contribution retirement plans for our executive officers and other eligible employees. We do not maintain any defined benefit pension plans. The Compensation Committee and our management believe that it is important to provide retirement benefits to employees who reach retirement in order to attract and retain key employees. All retirement benefits are more fully described under “Potential Payments Upon Termination or Change in Control.”

Benefit Under Defined Contribution Plans	Description
Core contribution	We contribute 6% of each employee’s salary and cash bonus compensation, which we refer to as eligible compensation
Company match	We match 100% of each employee’s contribution, up to 6% of eligible compensation

Severance

Under our severance policy for executive officers, following the executive’s involuntary termination without cause or voluntary termination for good reason and subject to the executive signing a release of claims, the executive will receive a lump-sum payment in an amount equal to one year’s salary plus his average cash incentive amount over the preceding three-year period, plus a pro-rata annual cash incentive amount for the year of termination and an amount equal to one year of medical and dental premiums. The executive officer’s receipt of severance benefits is subject to his compliance with non-competition, non-solicitation, and confidentiality restrictions during his employment and for a period of one year following termination of employment. We, in our discretion, may choose to pay one year of base salary to an executive who terminates employment for a reason other than involuntary termination without cause or voluntary termination for good reason, in which case the executive will also be subject to non-competition, non-solicitation, and confidentiality restrictions following his termination of employment. In accordance with his Separation Agreement, Mr. Michener will remain eligible for our severance policy for any termination prior to the Retirement Date specified in such agreement.

Change In Control Benefits

We provide change in control benefits to encourage executives to consider the best interests of shareholders by mitigating any concerns about their own personal financial well-being in the face of a change in control of our Company. Based on shareholder input and changing market trends, since 2011, in the event of a change in control:

•	Long-term incentive awards will vest only upon certain terminations of employment following a change in control (double-trigger)
•	Such awards will vest upon a change in control (single-trigger) if the acquirer does not assume the awards
•	We do not provide excise tax reimbursements and gross-up payments in the case of a change in control

Detailed information is provided under “Potential Payments Upon Termination or Change in Control.”

TAX TREATMENT

Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to “covered employees” of the Company, unless the compensation satisfied an exception, such as the exception for performance-based compensation. Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. On December 22, 2017, the 2017 Tax Act was enacted, which, among other things, repealed the performance-based compensation exception and expanded the definition of covered employee. The changes to Section 162(m) are effective for taxable years beginning after December 31, 2017. The 2017 Tax Act includes a transition rule so that these changes do not apply to compensation paid pursuant to a “binding written contract” that was in effect on November 2, 2017 and that was not materially modified on or after such date.

Because of the performance-based compensation exception repeal, amounts paid pursuant to a contract effective after November 2, 2017 will not be deductible as performance-based compensation, and the Compensation Committee will not need to consider the requirements of the performance-based compensation exception when considering the design of any such future contracts as part of our compensation program. For amounts paid under contracts in effect on November 2, 2017 that were intended to constitute performance-based compensation, the Compensation Committee will continue to consider the performance-based compensation exception when making determinations of performance under those contracts.

The 2017 Tax Act also expands the definition of covered employee. For 2017, our covered employees included our CEO and other named executive officers (but not the chief financial officer) who were executive officers as of the last day of our fiscal year. For 2018 and thereafter, our covered employees will generally include anyone who (i) was our CEO or chief financial officer at any time during the year, (ii) was one of the other named executive officers who was an executive officer as of the last day of the fiscal year, and (iii) was a covered employee for any previous year after 2016.

As with prior years, although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. The Compensation Committee considers many factors when designing its compensation arrangements in addition to the deductibility of the compensation, and maintains the flexibility to grant awards or pay compensation amounts that are non-deductible if they believe it is in the best interest of our Company and our shareholders.

In addition, Section 409A of the Internal Revenue Code imposes restrictions on nonqualified deferred compensation plans. We maintain deferred compensation plans for the benefit of our employees, including nonqualified deferred compensation plans that provide for employee and employer contributions in excess of the IRS defined contribution plan limits. The deferred compensation plans we maintain are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and we have reviewed and, where appropriate, have amended each of our deferred compensation plans to meet the requirements.

Finally, Section 457A of the Internal Revenue Code imposes restrictions on nonqualified deferred compensation plans maintained by a nonqualified entity (which generally includes an entity in a jurisdiction that is not subject to U.S. income tax or a comprehensive foreign income tax). The deferred compensation plans we maintain are intended to be exempt from the requirements of Section 457A for benefits accrued or awards granted on or after January 1, 2009 (the effective date of Section 457A). Also, we had amended certain deferred compensation plans in which benefits were accrued or awards granted prior to January 1, 2009 to provide that such benefits would be distributed in a single lump-sum payment in January 2017 (to the extent not previously distributed) to satisfy the requirements of Section 457A, and such benefits were distributed on January 6, 2017.

NON-GAAP FINANCIAL MEASURES

This proxy statement references financial measures that are not determined in accordance with U.S. GAAP, and are identified as core, operating, PVP or non-GAAP. Although these non-GAAP financial measures should not be considered substitutes for U.S. GAAP measures, our management and Board consider them important performance indicators and have employed them as well as other factors in determining senior management incentive compensation.

We referenced in the Management’s Discussion and Analysis in our Annual Report on Form 10-K for the year ended December 31, 2017 certain of the non-GAAP financial measures we use in this proxy statement. The definitions for those non-GAAP financial measures, which are listed below, and how they may be calculated from the most directly comparable GAAP financial measures, may be found on pages 92 to 96 of our Annual Report on Form 10-K for the year ended December 31, 2017.

•	non-GAAP operating income
•	non-GAAP operating shareholders’ equity
•	non-GAAP adjusted book value (ABV)
•	PVP or present value of new business production

This proxy also references certain non-GAAP financial measures, which are identified as “core”, that our management and Board also consider important performance indicators and have employed, as well as other factors, in determining senior management incentive compensation. These “core” measures, and how they are calculated from our GAAP financial statements, are as follows:

•	Core operating income per diluted share. After making the adjustments to net income described on pages 92 to 93 of the Company’s Annual Report on Form 10-K, Management’s Discussion and Analysis, Non-GAAP Financial Measures to arrive at non-GAAP operating income, the Company subtracts the gain (or loss) related to FG VIE consolidation, net of the tax provision, also disclosed in such section of the Form 10-K, and to calculate the per diluted share amount divides the result by the weighted average diluted Common Shares during the period.
•	Core operating shareholders’ equity per share. After making the adjustments to shareholders’ equity described on pages 93 to 95 of the Company’s Annual Report on Form 10-K, Management’s Discussion and Analysis, Non-GAAP Financial Measures to arrive at non-GAAP operating shareholders’ equity, the Company subtracts the gain (or loss) related to FG VIE consolidation, net of the tax provision, also disclosed in such section of the Form 10-K, and to calculate the per share amount divides by the number of Common Shares outstanding.
•	Core ABV. After making the adjustments to shareholders’ equity described on pages 93 to 95 of the Company’s Annual Report on Form 10-K, Management’s Discussion and Analysis, Non-GAAP Financial Measures to arrive at non-GAAP adjusted book value (ABV), the Company subtracts the gain (or loss) related to FG VIE consolidation, net of the tax provision, also disclosed in such section of the Form 10-K, and to calculate the per share amount divides by the number of Common Shares outstanding.
•	Core operating ROE. Core operating ROE is calculated as core operating income divided by the average of core operating shareholders’ equity at the beginning and end of the period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and this proxy statement. The foregoing report has been approved by the Compensation Committee.

Patrick W. Kenny, Chairman

G. Lawrence Buhl

Simon W. Leathes

2017 SUMMARY COMPENSATION TABLE

The following table provides compensation information for 2017, 2016 and 2015 for our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compen- sation(2)	All Other Compen- sation(3)	Total
Dominic J. Frederico,	2017	$1,250,000	$6,588,270	$4,862,500	$826,014	$13,526,784
President and Chief	2016	$1,150,000	$5,090,589	$5,717,851	$768,875	$12,727,315
Executive Officer	2015	$1,150,000	$4,708,445	$5,609,813	$711,731	$12,179,989
Robert A. Bailenson,	2017	$625,000	$1,557,236	$1,953,125	$286,085	$4,421,446
Chief Financial	2016	$600,000	$1,119,915	$2,207,475	$230,530	$4,157,920
Officer	2015	$550,000	$1,046,351	$1,920,375	$191,279	$3,708,005
James M. Michener,	2017	$625,000	$1,197,815	$1,964,375	$505,545	$4,292,735
General Counsel	2016	$600,000	$1,018,118	$2,355,089	$487,858	$4,461,065
	2015	$550,000	$941,700	$2,338,881	$443,359	$4,273,940
Russell B. Brewer II,	2017	$500,000	$1,317,654	$1,734,250	$253,803	$3,805,707
Chief Surveillance	2016	$450,000	$1,119,915	$1,762,939	$223,481	$3,556,335
Officer	2015	$400,000	$941,700	$1,784,931	$191,288	$3,317,919
Bruce E. Stern,	2017	$470,000	$838,490	$1,255,420	$192,864	$2,756,774
Executive Officer	2016	$450,000	$712,678	$1,274,087	$184,236	$2,621,001
	2015	$400,000	$627,800	$1,259,694	$139,415	$2,426,909

(1)	This column represents the grant date value of performance share unit awards and restricted share unit awards granted in 2017, 2016 and 2015 for 2016, 2015 and 2014 performance, respectively.

(2)	This column represents cash incentive compensation for 2017, 2016 and 2015 paid in 2018, 2017 and 2016, respectively and the vesting date value of awards under our Performance Retention Plan (PRP) granted in 2014, 2013 and 2012 that vested on December 31 of 2017, 2016 and 2015 and were paid in March 2018, 2017 and 2016, respectively, as further described in the table below. As discussed in “Compensation Discussion and Analysis—Payout Under Performance Retention Plan” above, beginning in February 2015, the executive officers no longer receive grants of PRP awards. The last PRP award to the executive officers was granted in February 2014 for the 2013 performance year and the last installment of that award vested on December 31, 2017.

	D. Frederico	R. Bailenson	J. Michener	R. Brewer	B. Stern
2017 Cash Incentive Compensation	$4,525,000	$1,728,125	$1,728,125	$1,498,000	$1,097,920
2017 PRP Payout	$337,500	$225,000	$236,250	$236,250	$157,500
Total	$4,862,500	$1,953,125	$1,964,375	$1,734,250	$1,255,420

(3)	All Other Compensation for 2017 consists of the benefits set forth in the table below. Contributions to defined contribution retirement plans include contributions with respect to salary and cash incentive compensation. The Miscellaneous category within All Other Compensation includes Bermuda club fees, Bermuda health insurance, gym fees, and executive physicals.

	D. Frederico	R. Bailenson	J. Michener	R. Brewer	B. Stern
Employer Contribution to Retirement Plans	$689,753	$276,528	$276,528	$207,582	$173,060
Bermuda Housing Allowance	$23,688	—	$132,000	—	—
Bermuda Car Allowance	$20,000	—	$15,000	—	—
Bermuda Travel Allowance	$15,000	—	$15,000	—	—
Tax Preparation/Financial Planning	$32,732	$1,100	$28,458	$20,465	—
Matching Gift Donations	$15,000	—	$15,000	$15,000	$8,300
Business-Related Spousal Travel	$8,054	$7,757	$13,359	$4,571	$1,263
Miscellaneous	$21,787	$700	$10,200	$6,185	$10,241
Total	$826,014	$286,085	$505,545	$253,803	$192,864

EMPLOYMENT AGREEMENTS

None of our named executive officers currently have any employment agreements with the Company. See “Compensation Disclosure and Analysis—Separation Agreement” for a description of Mr. Michener’s Separation Agreement.

PERQUISITE POLICY

Our Company has established a perquisite policy pursuant to which we provide executive officers certain perquisites that are not available to employees generally. We believe that perquisites we provide to our named executive officers meet certain business objectives and that the benefit our Company receives from providing these perquisites significantly outweighs the cost of providing them. We feel these perquisites minimize distractions to our named executive officers, thereby enabling them to perform their responsibilities more efficiently. These include tax preparation, financial planning, annual executive medical exams and, for our executive officers located in Bermuda, housing and car allowances, Bermuda club memberships, and family travel stipend. We provide tax preparation and financial planning services to maximize the value of Company-provided compensation and to assist our named executive officers with tax compliance in various jurisdictions, especially since some of our named executive officers fulfill their responsibilities to the Company by working outside their home country for a portion of their time. In light of the challenges of the Bermuda market, including travel to and from the island, and the cost of living and maintaining a residence, the Bermuda perquisites are consistent with competitive practices in the Bermuda market and have been necessary for recruitment and retention purposes. Any of these perquisites may be modified by the Compensation Committee without the consent of the executive officers.

In determining the total compensation payable to our named executive officers, the Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled to or which they are awarded.

SEVERANCE POLICY

Our Company has adopted a severance policy for executive officers. For further detail, see the discussion in “Compensation Discussion and Analysis—Post-Employment Compensation—Severance” and “Potential Payments Upon Termination or Change of Control—Change-in-Control Severance”. A severance policy enables us to attract and retain top candidates for our executive positions and enables us to have good relations with those executives.

EMPLOYEE STOCK PURCHASE PLAN

We maintain a broad based employee stock purchase plan that gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15% discount to the market price of our Common Shares on the first or last day of the relevant subscription period, whichever is lower. No participant may purchase more than $25,000 worth of Common Shares under this plan in any calendar year. In 2017, Mr. Frederico, Mr. Stern and another executive officer participated in the employee stock purchase plan to the maximum extent possible.

INDEMNIFICATION AGREEMENTS

We enter into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Bye-Laws which require us to indemnify our directors and officers for acts done, concurred in or omitted in or about the execution of their duties in their respective offices.

•	The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity.
•	The indemnification agreements provide for advancement of expenses.
•	These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution.
•	The indemnification agreements set forth procedures relating to indemnification claims.
•	The agreements also provide for maintenance of directors’ and officers’ liability insurance.

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards for our named executive officers made during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(4)
Dominic J. Frederico	Feb. 22, 2017(1)	$3,125,000	$6,250,000	—	—	—	—	—
	Feb. 22, 2017(2)	—	—	34,635	69,270	138,540	—	$3,722,570
	Feb. 22, 2017(3)	—	—	—	—	—	69,270	$2,865,700
Robert A. Bailenson	Feb. 22, 2017(1)	$1,250,000	$2,500,000	—	—	—	—	—
	Feb. 22, 2017(2)	—	—	8,187	16,373	32,746	—	$879,885
	Feb. 22, 2017(3)	—	—	—	—	—	16,373	$677,351
James M. Michener	Feb. 22, 2017(1)	$1,250,000	$2,500,000	—	—	—	—	—
	Feb. 22, 2017(2)	—	—	6,297	12,594	25,188	—	$676,802
	Feb. 22, 2017(3)	—	—	—	—	—	12,594	$521,014
Russell B. Brewer II	Feb. 22, 2017(1)	$1,000,000	$2,000,000	—	—	—	—	—
	Feb. 22, 2017(2)	—	—	6,927	13,854	27,708	—	$744,514
	Feb. 22, 2017(3)	—	—	—	—	—	13,854	$573,140
Bruce E. Stern	Feb. 22, 2017(1)	$940,000	$1,880,000	—	—	—	—	—
	Feb. 22, 2017(2)	—	—	4,408	8,816	17,632	—	$473,772
	Feb. 22, 2017(3)	—	—	—	—	—	8,816	$364,718

(1)	Represents a grant of a non-equity incentive compensation award. As described in “Compensation Discussion and Analysis—Executive Compensation Program Structure and Process—Components of Our Executive Compensation Program—Cash Incentive Compensation”, the Compensation Committee uses a two-step process for granting and paying annual non-equity incentive compensation awards to executive officers. On the February 22, 2017 grant date, the Compensation Committee granted such non-equity incentive compensation awards to the executive officers pursuant to the LTIP with such awards subject to the satisfaction of a performance goal related to certain performance metrics of the Company. Assuming that such performance goal was met, the second step consists of the Compensation Committee using negative discretion to determine the actual amount of the cash payment. On the grant date, the Compensation Committee adopted the target and maximum payment amounts listed in the table above for any payments pursuant to such awards, as well as a formula for using negative discretion to determine the actual amount of payment. Following certification that the adjusted income goal was met and the application of the formula to each of the executive officers, the Compensation Committee approved the payments described in the Summary Compensation Table for payment of such non-equity incentive compensation awards.

(2)	Represents a performance share unit award. The performance share units will vest at the end of a three-year vesting period based on the highest 40-day average share price during the last eighteen months of such period and continued employment through the end of the applicable three-year period, with limited exceptions. The number of performance share units listed in the Threshold column represents the number of performance share units which shall become vested based on achievement of 50% of the performance target (a 40-day average share price of $42 during the last eighteen months of the performance period); the number of performance share units listed in the Target column represents the number of performance share units which shall become vested based on achievement of 100% of the performance target (a 40-day average share price of $46 during the last eighteen months of the performance period); and the number of performance share units listed in the Maximum column represents the number of performance share units which shall become vested based on achievement of 200% of the performance target (a 40-day average share price of $50 during the last eighteen months of the performance period). If at least 50% of the performance target is not achieved during the performance period, all of the performance share units will be forfeited.

(3)	Represents a time-based RSU award. Restrictions lapse on the third anniversary of the grant date of the award, subject to continued employment, with limited exceptions.

(4)	This column discloses the aggregate grant date fair market value computed in accordance with U.S. GAAP, which is $53.74 per target share for performance share units and $41.37 per share for RSUs. For the assumptions used in the valuation, see note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

OUTSTANDING EQUITY AWARDS

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2017.

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price (per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dominic J.	200,000	$23.27	2/14/2018	—		—	—		—
Frederico	100,000	$7.44	2/5/2019	—		—	—		—
	100,000	$19.79	2/24/2020	—		—	—		—
	112,055	$17.44	2/9/2019	—		—	—		—
	—	—	—	87,959	(1)	$2,979,171	—		—
	—	—	—	175,918	(2)	$5,958,343	—		—
	—	—	—	102,965	(3)	$3,487,425	—		—
	—	—	—	205,930	(4)	$6,974,849	—		—
	—	—	—	69,270	(5)	$2,346,175	—		—
	—	—	—	—		—	34,635	(6)	$1,173,087
Robert A.	10,000	$7.44	2/5/2019	—		—	—		—
Bailenson	20,000	$19.79	2/24/2020	—		—	—		—
	6,723	$17.44	2/9/2019	—		—	—		—
	6,835	$19.24	2/7/2020	—		—	—		—
	—	—	—	19,547	(1)	$662,057	—		—
	—	—	—	39,094	(2)	$1,324,114	—		—
	—	—	—	22,652	(3)	$767,223	—		—
	—	—	—	45,304	(4)	$1,534,446	—		—
	—	—	—	16,373	(5)	$554,554	—		—
	—	—	—	—		—	8,187	(6)	$277,294
James M.	—	—	—	17,592	(1)	$595,841	—		—
Michener	—	—	—	35,184	(2)	$1,191,682	—		—
	—	—	—	20,593	(3)	$697,485	—		—
	—	—	—	41,186	(4)	$1,394,970	—		—
	—	—	—	12,594	(5)	$426,559	—		—
	—	—	—	—		—	6,297	(6)	$213,279
Russell B.	10,000	$19.79	2/24/2020	—		—	—		—
Brewer II	8,964	$17.44	2/9/2019	—		—	—		—
	10,398	$19.24	2/7/2020	—		—	—		—
	—	—	—	17,592	(1)	$595,841	—		—
	—	—	—	35,184	(2)	$1,191,682	—		—
	—	—	—	22,652	(3)	$767,223	—		—
	—	—	—	45,304	(4)	$1,534,446	—		—
	—	—	—	13,854	(5)	$469,235	—		—
	—	—	—	—		—	6,927	(6)	$234,617

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price (per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Bruce E.	10,000	$19.79	2/24/2020	—		—	—		—
Stern	6,723	$17.44	2/9/2019	—		—	—		—
	8,202	$19.24	2/7/2020	—		—	—		—
	—	—	—	11,728	(1)	$397,227	—		—
	—	—	—	23,456	(2)	$794,455	—		—
	—	—	—	14,415	(3)	$488,236	—		—
	—	—	—	28,830	(4)	$976,472	—		—
	—	—	—	8,816	(5)	$298,598	—		—
	—	—	—	—		—	4,408	(6)	$149,299

(1)	These units vested on February 4, 2018.

(2)	These units vested on February 4, 2018. Vesting was based on the highest 40-day average price of our Common Shares during the last eighteen months of the three year performance period. As of December 31, 2017, the highest 40-day average price of our Common Shares during the last eighteen months of the performance period was $43.85. Accordingly, 200% of the units vested.

(3)	These units will vest on February 24, 2019, subject to continued employment, with limited exceptions.

(4)	These units will vest on February 24, 2019, subject to continued employment, with limited exceptions and achievement of performance goals, as defined. These units will vest based on the highest 40-day average price of our Common Shares during the last eighteen months of the three year performance period. As of December 31, 2017, the highest 40-day average price of our Common Shares during the last eighteen months of the performance period was $43.85. Accordingly, 200% of the units will vest, subject to the other conditions of the performance equity and not before the end of the three-year performance period.

(5)	These units will vest on February 22, 2020, subject to continued employment, with limited exceptions.

(6)	These units will vest on February 22, 2020, subject to continued employment, with limited exceptions and achievement of performance goals, as defined. These units will vest based on the highest 40-day average price of our Common Shares during the last eighteen months of the three year performance period. Accordingly, none of the units will vest unless the highest 40-day average price of our Common Shares during the last eighteen months of the three year performance period exceeds $42, subject to the other conditions of the performance equity and not before the end of the three-year performance period.

2017 OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning option exercises by, and vesting of restricted stock awards of, our named executive officers during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Dominic J. Frederico	—	—	225,717	$9,030,937
Robert A. Bailenson	10,000	$184,800	42,133	$1,685,741
James M. Michener	89,362	$1,832,050	44,239	$1,770,002
Russell B. Brewer II	—	—	44,239	$1,770,002
Bruce E. Stern	—	—	29,192	$1,167,972

(1)	This column represents gross shares exercised, not reduced by shares withheld to pay for personal income tax and not reduced by shares swapped to pay for the option price.

(2)	The value realized on exercise represents the value of gross shares received, not reduced by shares withheld to pay for personal income tax, but reduced by shares swapped to pay for the option price.

(3)	This column represents gross shares vesting, not reduced by shares withheld to pay for personal income tax.

(4)	The value of a restricted share upon vesting is the fair market value of the stock on the vesting date. This column represents the value of gross shares vesting, not reduced by shares withheld to pay for personal income tax.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information concerning nonqualified deferred compensation of our named executive officers. The amounts set forth in this table include only contributions made and earnings received during 2017 and do not include contribution and earnings with respect to the 2017 non-equity incentive compensation paid in 2018.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Withdrawals/ Distributions(3)	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE(4)
Dominic J. Frederico	$328,676	$657,353	$12,577,909	$575,820	$8,050,735	(5)
Robert A. Bailenson	$122,064	$244,128	—	$231,945	$3,804,903
James M. Michener	$122,064	$244,128	$1,375,257	$154,725	$3,145,630
Russell B. Brewer II	$87,591	$175,182	—	$464,927	$3,993,480
Bruce E. Stern	$70,330	$140,660	—	$42,048	$2,307,554

(1)	The amounts in this column are also included in the Summary Compensation Table, in the Salary column and in the Non-Equity Incentive Plan Compensation column.

(2)	The amounts in this column are included in the Summary Compensation Table, in the All Other Compensation column as the employer contribution to the retirement plans.

(3)	The amounts in this column represent the benefits that were distributed on January 6, 2017 to satisfy Sections 409A and 457A of the Internal Revenue Code as described in greater detail below on pages 57 to 58 in the “Non-Qualified Retirement Plans” section.

(4)	Of the totals in this column plus, for Mr. Frederico and Mr. Michener, the amounts distributed on January 6, 2017 as described in footnote 3 above, the following totals have been previously reported in the Summary Compensation Table for previous years:

Name	2017 Amount	2016 Amount
Dominic J. Frederico	$8,472,020	$7,592,360
Robert A. Bailenson	$1,639,319	$1,355,675
James M. Michener	$2,551,073	$2,228,225
Russell B. Brewer II	$876,354	$644,910
Bruce E. Stern	$344,439	$150,300

(5)	$1,612,387 was assumed from the ACE Limited Supplemental Retirement Plan at our 2004 initial public offering.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables quantify the potential payments upon termination that our named executive officers would receive assuming that the relevant termination event had occurred on December 31, 2017. The last table quantifies the potential payments upon an involuntary termination without cause and a change of control that our named executive officers would receive assuming that both the termination without cause and change in control had occurred on December 31, 2017.

TERMINATION DUE TO DEATH OR DISABILITY

Name	Unvested RSUs	Unvested PSUs(1)	Total
Dominic J. Frederico	$8,812,771	$10,738,572	$19,551,343
Robert A. Bailenson	$1,983,834	$2,386,268	$4,370,102
James M. Michener(2)	$1,719,885	$2,135,568	$3,855,453
Russell B. Brewer II	$1,832,299	$2,233,755	$4,066,054
Bruce E. Stern	$1,184,061	$1,456,441	$2,640,502

(1)	The value of the PSUs for this table was determined as if the applicable performance period ended on December 31, 2017. The portion of the PSUs which ultimately would become vested may vary from this assumed amount depending on the actual price of our Common Shares through the remainder of the actual performance period and the value of our Common Share on the date of distribution.

(2)	In addition to the amounts listed, pursuant to the Separation Agreement which he and the Company entered into on November 1, 2017, in the event of a termination of Mr. Michener’s employment prior to the payment date of the cash incentive compensation for 2017 due to death or disability, Mr. Michener will remain eligible for a payment for his cash incentive compensation for 2017.

TERMINATION DUE TO RETIREMENT

Name	Unvested RSUs	Unvested PSUs(1)	Total
Dominic J. Frederico	$5,703,535	$10,738,572	$16,442,107
Robert A. Bailenson(2)	—	—	—
James M. Michener(3)	—	—	—
Russell B. Brewer II	$1,183,727	$2,233,755	$3,417,482
Bruce E. Stern	$770,760	$1,456,441	$2,227,201

(1)	The value of the PSUs for this table was determined as if the applicable performance period ended on December 31, 2017. The portion of the PSUs which ultimately would become vested may vary from this assumed amount depending on the actual price of our Common Shares through the remainder of the actual performance period and the value of our Common Share on the date of distribution.

(2)	Mr. Bailenson had not reached retirement age by December 31, 2017. Upon retirement, Mr. Bailenson will become pro-rata vested in respect of his unvested RSUs and PSUs.

(3)	Pursuant to the Separation Agreement, Mr. Michener would not be entitled to any vesting of outstanding equity awards in the event of his voluntary termination for any reason prior to the agreed retirement date of December 31, 2018.

TERMINATION WITHOUT CAUSE PAYMENTS

Name	Salary Continuation	Cash Incentive Compensation	Benefits	Unvested RSUs	Unvested PSUs(1)	Total
Dominic J. Frederico	$1,250,000	$4,042,979	$42,846	$8,812,771	$10,738,572	$24,887,168
Robert A. Bailenson	$625,000	$1,290,557	$31,644	$1,983,834	$2,386,268	$6,317,303
James M. Michener(2)	$625,000	$1,479,333	$42,846	$1,719,885	$2,135,568	$6,002,632
Russell B. Brewer II	$500,000	$1,077,827	$31,644	$1,832,299	$2,233,755	$5,675,525
Bruce E. Stern	$470,000	$855,240	$21,644	$1,184,061	$1,456,441	$3,987,386

(1)	The value of the PSUs for this table was determined as if the applicable performance period ended on December 31, 2017. The portion of the PSUs which ultimately would become vested may vary from this assumed amount depending on the actual price of our Common Shares through the remainder of the actual performance period and the value of our Common Share on the date of distribution.

(2)	In the event of a termination without cause prior to the agreed retirement date of December 31, 2018, Mr. Michener shall remain eligible for all payments and accelerated vesting of equity awards consistent with other executive officers without any change as a result of the Separation Agreement.

CHANGE-IN-CONTROL SEVERANCE

Name	Salary Continuation	Cash Incentive Compensation	Benefits	Unvested RSUs	Unvested PSUs(1)	Total
Dominic J. Frederico	$1,250,000	$4,042,979	$42,846	$8,812,771	$14,645,899	$28,794,495
Robert A. Bailenson	$625,000	$1,290,557	$31,644	$1,983,834	$3,263,384	$7,194,419
James M. Michener(2)	$625,000	$1,479,333	$42,846	$1,719,885	$2,898,040	$6,765,104
Russell B. Brewer II	$500,000	$1,077,827	$31,644	$1,832,299	$3,068,670	$6,510,440
Bruce E. Stern	$470,000	$855,240	$21,644	$1,184,061	$1,988,903	$4,519,848

(1)	For PSUs, the applicable performance period would end on the date of a change in control and the amount which would become vested would be determined based on the performance through such date.

(2)	In the event of a termination without cause on or after a change in control prior to the agreed retirement date of December 31, 2018, Mr. Michener shall remain eligible for all payments and accelerated vesting of equity awards consistent with other executive officers without any change as a result of the Separation Agreement.

The salary continuation, cash incentive compensation and benefits columns in the Termination Without Cause Payments table and the Change-in-Control Severance table represent amounts that would be payable to each executive officer under the terms of the severance policy for executive officers. Under the terms of the policy, each named executive officer receives one year of salary, the average of the last three annual cash incentive compensation amounts, a pro-rata annual cash incentive compensation payment for the year of termination and one year of benefits which represent medical plan and dental plan premiums paid by our Company at the same level as was paid just prior to termination.

For the purpose of these tables, the value of RSUs and PSUs has been determined by multiplying the number of shares of that would have become vested on December 31, 2017 based on each applicable termination described above and based on target performance or the actual performance determined as if the performance period ended on such date by the closing price of our Common Shares on December 31, 2017, which was $33.87.

In addition to the amounts listed in the tables, upon a termination of employment for any of the reasons described above, the executives would be entitled to distributions from the qualified and non-qualified defined contribution retirement plans maintained by the Company and affiliates. For the named executive officers, the aggregate qualified and non-qualified defined contribution retirement account balances as of December 31, 2017 for Messrs. Frederico, Bailenson, Michener, Brewer and Stern are as follows, respectively: $8,823,458, $6,043,347, $4,213,889, $7,336,359 and $3,667,991. Retirement account balances will be paid upon termination in accordance with the terms of the plans, as described below.

If an executive officer had been terminated for cause on December 31, 2017, he would not have received any severance payments and would have forfeited all unvested RSUs and PSUs, receiving only salary payments through the termination date and vested retirement benefits under our Company’s retirement plans.

Severance payments, restricted stock vesting and retirement plan contributions assume no subsequent employment after termination. Certain rights to vesting and distributions following retirement or a termination without cause are subject to continued compliance with applicable restrictive covenants and may be forfeited by the executive in the event of a violation of such covenants (and in certain circumstances, the executive may be required to repay certain amounts in the event of a violation of such covenants).

See “Compensation Disclosure and Analysis—Separation Agreement” for a description of Mr. Michener’s Separation Agreement.

CEO PAY RATIO

In 2017, the annual total compensation of Dominic J. Frederico, our President and Chief Executive Officer was $13,526,784. The annual total compensation of our median employee was $234,048. As a result, the ratio of the annual total compensation of our CEO to our median employee was 57.8 to 1.

We identified the median employee by examining the 2017 annual total compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time or part-time basis, and including all employees resident outside of the U.S. We did not make any assumptions, adjustments or estimates with respect to annual total compensation. We annualized the compensation for any full-time employees who were not employed by us for all of 2017. We calculated the total compensation for our CEO and all of our employees excluding our CEO using the same methodology we use to calculate Total Annual Compensation for our named executive officers as set forth in the 2017 Summary Compensation table earlier in this proxy statement.

NON-QUALIFIED RETIREMENT PLANS

All the executive officers participate in a non-qualified defined contribution retirement plan through an Assured Guaranty employer. These plans generally permit distributions only following a participant’s termination of employment, and each of the plans imposes some additional restrictions on distributions as described below. A change in control under the current provisions of these plans does not entitle a participant to payment. Below is an overview of each plan.

AG US GROUP SERVICES INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (AGUS SERP)

The AG US Group Services Inc. Supplemental Executive Retirement Plan, which we refer to as the AGUS SERP, is a non-qualified retirement plan for higher-paid employees. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified AG US Group Services Inc.

Employee Retirement Plan. Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and 6% employer contributions that would have been made under the AG US Group Services Inc. Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions. The plan also permits discretionary employer contributions.

•	A participant does not vest in employer contributions until he or she has completed one year of service, but the participant will vest earlier if he or she dies or attains age 65 while employed by a specified Assured Guaranty employer.
•	Distribution of a participant’s account balances will be made as a lump sum. However, a participant may elect to receive payment of his or her account balances in annual installments over a period not exceeding five years, but only if, at the time of termination, the participant has attained age 55 and completed at least five years of service, and the amount of the participant’s account balances is at least $50,000.
•	A participant who is considered to be a specified employee as defined in Section 409A of the Internal Revenue Code and whose payment of benefits begins by reason of termination of employment may not begin to receive such payment until six months after termination of employment.
•	Benefits that were accrued prior to January 1, 2009 that would otherwise have been subject to Section 457A of the Internal Revenue Code were distributed in a single lump-sum payment on January 6, 2017 to satisfy the requirements of Sections 409A and 457A of the Internal Revenue Code.

ASSURED GUARANTY LTD. SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN (AGL SERP)

The Assured Guaranty Ltd. Supplemental Executive Retirement Plan, which we refer to as the AGL SERP, is a non-qualified retirement plan for higher-paid employees. Internal Revenue Code provisions, such as the annual limit on employee deferrals, limit the amount of contributions that these employees may make or have made on their behalf to the qualified Assured Guaranty Ltd. Employee Retirement Plan. To satisfy the requirements of Section 457A of the Internal Revenue Code, U.S. taxpayers did not accrue additional benefits under the AGL SERP on and after January 1, 2009, and, as permitted by Sections 409A and 457A of the Internal Revenue Code, the AGL SERP was amended to require the distribution in 2017 of all benefits that were accrued prior to January 1, 2009 and that would otherwise have been subject to Section 457A of the Internal Revenue Code. Accrued benefits of executive officers in the AGL SERP (other than participant account balances invested in the employer stock fund) were transferred from the AGL SERP to the Assured Guaranty Corp. Supplemental Executive Retirement Plan, which we refer to as the AGC SERP, in 2012. Accrued benefits of executive officers in the AGC SERP were transferred from the AGC SERP to the AGUS SERP effective January 1, 2017. The remaining balances held by executive officers in the AGL SERP were invested in the employer stock fund and were distributed as Common Shares in a single lump-sum payment on January 6, 2017 to satisfy the requirements of Sections 409A and 457A of the Internal Revenue Code. On the day such distributions were made to the Company’s Chief Executive Officer and to the Company’s General Counsel, the Company repurchased a like number of Common Shares from such officers. See “What Related Person Transactions Do We Have?” Following such distribution, no executive officers have any accrued benefits remaining in the AGL SERP. Any additional benefits for the executive officers accrue in the AGUS SERP described above.

INCENTIVE PLANS

All the executive officers have previously received awards pursuant to our Company’s long-term incentive plan and in prior years received awards under our Company’s PRP. For the 2017 performance year, in 2018, the executive officers received a grant of performance share units and RSUs as described below, but did not receive a grant of PRP. Below is an overview of the plans.

ASSURED GUARANTY LTD. 2004 LONG-TERM INCENTIVE PLAN

The 2004 Long-Term Incentive Plan, as amended, provides for the grant of non-qualified and incentive stock options, stock appreciation rights, full value awards, which include awards such as restricted shares, RSUs or performance share units, and cash incentive awards to employees selected by the Compensation Committee. The Compensation Committee specifies the terms of the award, including the vesting period applicable to the award, at the time it grants the award to the employee, and includes the terms in an award agreement between the employee and our Company.

•	Performance share units were granted in 2015 through 2018 that will vest at the end of a three-year performance period if certain performance conditions (based on the highest 40-day average share price during the last eighteen months of such period exceeding certain share price hurdles) are satisfied and if the participant continues to be employed through the end of such three-year period, with limited exceptions as described below.

The participant is entitled to pro-rata vesting of the performance share units in the event of termination prior to the end of the vesting period due to death or disability, an involuntary termination without cause, a voluntary termination for good reason or, a voluntary termination due to retirement, if certain requirements are met and if, and only to the extent that, the performance conditions are satisfied at the end of the applicable performance period. In the event of a change in control, the performance share units vest only to the extent that the performance conditions are satisfied at the time of the change in control and only if the participant remains employed through the end of the three-year performance period, provided, however that the vesting of the performance share units shall be accelerated following such change in control in the event of termination following the change in control but prior to the end of the vesting period due to death or disability, an involuntary termination without cause, a voluntary termination for good reason or in the event that the acquirer does not agree to continue such award following the change in control.

•	RSUs were granted from 2015 through 2018 that will vest at the end of a three-year vesting period if the participant remains employed through the end of such period. Such vesting may be accelerated in the event of termination prior to the end of the vesting period due to death or disability or in the event of a change in control where the acquirer does not agree to continue such award following the change in control. Additionally, the participant may remain entitled to continued vesting of such RSUs following an involuntary termination without cause, a voluntary termination for good reason or a voluntary termination due to retirement during the vesting period if certain requirements are met, including the participant signing of a release of claims against our Company and continuing to comply with applicable restrictive covenants.

ASSURED GUARANTY LTD. PERFORMANCE RETENTION PLAN

The Performance Retention Plan was established in 2006 to permit the grant of cash-based awards to selected employees and give to the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Section 409A of the Internal Revenue Code. The PRP is a sub-plan under our Company’s Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation).

From 2008 through 2014, our Company integrated PRP awards into its long-term incentive compensation program for the executive officers and certain selected employees. The executive officers stopped receiving PRP awards beginning in 2015 and the last outstanding PRP award to anyone who was an executive officer as of December 31, 2017 vested on December 31, 2017. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment (or vests on the date of the participant’s death, disability, or retirement if that occurs during the performance period). Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of core ABV per share during the performance period, and one half of each installment is increased or decreased in proportion to the core operating ROE during the performance period. However, if, during the performance period, a participant dies or becomes permanently disabled while employed, the amount for any such incomplete performance period shall equal the portion of the award allocated to such performance period. Core operating ROE and core ABV are defined in each PRP award agreement.

In the case of outstanding PRP awards granted to the executive officers, if a payment would otherwise be subject to the $1 million limit on tax deductible compensation, no payment will be made unless performance satisfies a minimum threshold—for the applicable performance period, there must be positive growth in our core ABV per share and our core operating ROE must have been at least 3% on average for each year in the applicable performance period. If a payment is forfeited because the minimum threshold is not satisfied, but in a subsequent performance period, there is either positive growth in our core ABV per share or our core operating ROE is at least 3% on average for each year in the applicable performance period, and the executive officer remains employed at our Company, then the executive officer will receive the forfeited payment.

EQUITY COMPENSATION PLANS INFORMATION

The following table summarizes our equity compensation plans as of December 31, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,029,855	(1)	$17.48	10,124,066	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
TOTAL	1,029,855		$17.48	10,124,066

(1)	Includes Common Shares to be issued upon exercise of outstanding stock options and performance stock options granted under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan. Does not include purchase rights currently accruing under the Assured Guaranty Ltd. Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period, which is June 30, 2018. The purchase price under such plan is generally 85% of the lower of the fair market value of a Common Share on the first day of the subscription period or on the exercise date.

(2)	Includes 89,171 Common Shares reserved for issuance under the Assured Guaranty Ltd. Employee Stock Purchase Plan. Includes 10,034,895 Common Shares available for stock options, restricted stock awards, RSUs, performance stock options and performance share units reserved for future issuance under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan. The grants of dividend equivalents of RSUs have reduced the number of shares available for future issuance.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four members of the Board of Directors. After reviewing the qualifications of the current members of the Audit Committee and any relationships they may have with our Company that might affect their independence from our Company, the Board of Directors has determined that:

•	each Audit Committee member is independent, as that concept is defined in Section 10A of the Exchange Act, the SEC rules promulgated thereunder, and the NYSE listing standards, of our Company and our management;

•	each Audit Committee member is financially literate, as contemplated by the NYSE listing standards; and

•	Mr. Buhl, Mr. Jones and Mr. O’Kane are audit committee financial experts, as that term is defined under Item 407(d) of Regulation S-K.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at www.assuredguaranty.com/governance. Each year, the Audit Committee reviews the charter and reports to the Board of Directors on its adequacy. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of our financial statements and financial reporting process; our compliance with legal and regulatory requirements and ethics programs as established by management; the system of internal accounting and financial controls; the audit process; the role and performance of our internal audit process; and the performance, qualification and independence of our independent auditor.

The Audit Committee annually evaluates the performance of our Company’s independent auditor and provides assistance to the members of the Board of Directors in fulfilling their oversight of the financial reporting practices, including satisfying obligations imposed by Section 404 of the Sarbanes Oxley Act of 2002, and the financial statements of our Company. The Audit Committee selects the independent auditor for the Board of Directors to recommend to the shareholders to appoint. Our Company’s current independent auditor is PricewaterhouseCoopers LLP, which we refer to as PwC.

PwC has served as our independent auditor since 2003. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company, including higher quality audit work and accounting advice, due to PwC’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework and operational efficiencies.

Subject to our Company’s shareholders’ statutory right to set the terms of engagement for our independent auditor, including setting the remuneration of the independent auditor and authorizing the Board of Directors, through the Audit Committee, annually to set such terms of engagement, the Audit Committee contracts with and sets the fees paid to our independent auditor. The fees for services for PwC’s audit services the past two fiscal years are set forth under Proposal No. 3: Appointment of Independent Auditor. Audit fees relate to professional services rendered for the audit of our consolidated financial statements, audits of the statutory financial statements of certain subsidiaries, review of quarterly consolidated financial statements and audit of internal control over financial reporting as required under Sarbanes Oxley Section 404.

The Audit Committee also determines that the non-audit services provided to our Company by the independent auditor are compatible with maintaining the independence of the independent auditor. The Audit Committee’s pre-approval policies and procedures are discussed under Proposal No. 3: Appointment of Independent Auditor.

The Audit Committee annually conducts an evaluation of the independent auditor to determine if it will recommend the retention of the independent auditor. The Audit Committee is also involved in evaluating the qualifications and performance of the engagement team and lead partner. As part of the evaluation of the independent auditor, the engagement team and lead partner, the Audit Committee surveys select Company management and all members of the Audit Committee to evaluate the historical and recent performance of the independent auditor and to determine if the independent auditor is meeting our Company’s expectations. Among other things, the Audit Committee considers PwC’s independence, professional skepticism and objectivity, the quality and candor of PwC’s communications with the Audit Committee and management, the quality and efficiency of the services provided by PwC, and the depth of PwC’s understanding of the Company’s business, operations and systems, including the potential effect on the financial statements of major risk and exposures facing the Company. In addition, the Audit Committee obtains and reviews, at least annually, a report by the independent auditor describing:

•	the firm’s internal quality-control procedures;

•	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation of the firm by governmental or professional authorities, within the preceding five years, and any steps taken to deal with any such issues; and

•	to assess the independent auditors’ independence, all relationships between the independent auditor and the Company.

The Audit Committee is also involved in evaluating the qualifications and performance of the engagement team and the lead partner. The Audit Committee considers the experience of the independent auditor in auditing companies in the financial guaranty insurance industry and considers the effect of changing independent auditors when assessing whether to retain the current independent auditor. Based upon the foregoing, and in light of the quality of audit services and sufficiency of resources provided, the Audit Committee believes choosing PwC as our Company’s independent auditor would be in the best interest of the Company and its shareholders and recommends the retention of PwC as our Company’s independent auditor for 2017.

Our Company’s management prepares our consolidated financial statements in accordance with U.S. GAAP and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting and for performing an assessment of the effectiveness of these controls. PwC audits our year-end financial statements and reviews interim financial statements. PwC also audits the effectiveness of our internal controls over financial reporting. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, PwC and other advisors. We have also retained Ernst & Young LLP, which we refer to as E&Y, to provide services to support our Company’s internal audit program and compliance with Section 404 of the Sarbanes Oxley Act of 2002.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements contained in the Form 10-K with management and PwC;

•	reviewed and discussed our quarterly earnings press releases and related materials;

•	reviewed the overall scope and plans for the internal and independent audits and the results of such audits;

•	reviewed critical accounting estimates and policies and the status of our loss reserves;

•	reviewed and discussed our compliance with our conflict of interest, regulatory compliance and code of conduct policies with the General Counsel or Deputy General Counsel;

•	reviewed and discussed our underwriting and risk management with the Chief Risk Officer, the Chief Surveillance Officer and the Chief Credit Officer, coordinating the oversight of underwriting and risk management with the Risk Oversight Committee;

•	reviewed our compliance with the requirements of Sarbanes Oxley Section 404 and our internal controls over financial reporting, including controls to prevent and detect fraud;

•	reviewed our whistleblower policy and its application;

•	discussed with PwC all the matters required to be discussed by U.S. GAAP, including those described in Auditing Standard No. 1301, Communications with Audit Committees, such as:

–	PwC’s judgments about the quality, not just the acceptability, of our Company’s accounting principles as applied in our financial reporting;

–	methods used to account for significant unusual transactions;

–	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

–	the process used by management in formulating particularly sensitive accounting estimates and the basis for PwC’s conclusions regarding the reasonableness of those estimates;

–	disagreements with management (of which there were none) over the application of accounting principles, the basis for management’s accounting estimates, and disclosures in the financial statements; and

–	any significant audit adjustments and any significant deficiencies in internal control;

•	reviewed all other material written communications between PwC and management; and

•	discussed with PwC their independence from our Company and management, including a review of audit and non-audit fees, and reviewed in that context the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

At each quarterly meeting, E&Y has the opportunity to address pending issues with the Audit Committee and semi-annually specifically reviews the results of internal audits and the overall internal audit program.

At each meeting, the Audit Committee meets in executive session (i.e., without management present) with representatives of PwC to discuss the results of their examinations and their evaluations of our internal controls and overall financial reporting. Similar executive sessions are held at least semi-annually with representatives of E&Y. In addition, the Audit Committee meets regularly with certain members of senior management in separate sessions.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by our Company’s management and PwC, the Audit Committee recommended to the Board of Directors that the December 31, 2017 audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K.

The foregoing report has been approved by the Audit Committee.

G. Lawrence Buhl, Chairman

Thomas W. Jones

Alan J. Kreczko

Michael T. O’Kane

PROPOSAL NO. 2:

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Our shareholders have the opportunity to cast an advisory (nonbinding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. This vote is being conducted in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC. Proposal No. 2 is Item 2 on the proxy card.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive our Company’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read the “Compensation Discussion and Analysis” discussion for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers.

We believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives. We are asking our shareholders to indicate their support for our named executive officer compensation as described on pages 19 to 59 of this proxy statement, which include the “Compensation Discussion and Analysis” section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The board of directors recommends that you vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

PROPOSAL NO. 3:

APPOINTMENT OF INDEPENDENT AUDITOR

The appointment of our independent auditor is approved annually by our shareholders, who also annually authorize the Board of Directors, acting through its Audit Committee, to set the remuneration for our independent auditor. Proposal No. 3 is Item 3 on the proxy card.

At the recommendation of the Audit Committee, the Board of Directors recommends that shareholders appoint PricewaterhouseCoopers LLP as our independent auditor for the year ending December 31, 2018 and that shareholders authorize the Board of Directors, acting through its Audit Committee, to set the fees for our independent auditor. In making its recommendation with respect to the engagement of our independent auditor, the Audit Committee reviewed both the audit scope and estimated fees for professional services for the coming year.

PwC served as our independent auditor for the year ended December 31, 2017. Our audited financial statements for the year ended December 31, 2017 will be presented at the Annual General Meeting. Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

INDEPENDENT AUDITOR FEE INFORMATION

The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for 2017 and 2016 and fees for other services rendered by PwC in 2017 and 2016.

	2017	2016
Audit fees(1)	$8,353,000	$6,571,000
Audit-related fees(2)	$553,000	$1,164,000
Tax fees(3)	$169,500	$878,500
All other fees(4)	$4,000	$55,532

(1)	We paid audit fees, including costs, for the years ended December 31, 2017 and December 31, 2016 for professional services rendered in connection with:
•	the audits of our consolidated financial statements, of management’s assessment of internal controls over financial reporting and of the effectiveness of these controls
•	the statutory and GAAP audits of various subsidiaries
•	review of quarterly financial statements

(2)	Audit-related fees for the year ended December 31, 2017 related to audits of our employee benefit plans, agreed upon procedures related to our proxy statement, due diligence services for potential acquisitions and attestation procedures on Solvency II calculations of our U.K. subsidiaries.

Audit-related fees for the year ended December 31, 2016 related to audits of our employee benefit plans, agreed upon procedures related to our proxy statement, due diligence services for the acquisitions of CIFG Holding Inc. (the parent of CIFG Assurance North America, Inc.) and of MBIA UK Insurance Limited, and a balance sheet audit of our U.K. subsidiaries for Solvency II reporting.

(3)	Of the total amount of tax fees for 2017, $146,500 related to tax compliance and $23,000 related to tax advice. Of the total amount of tax fees for 2016, $460,500 related to tax compliance and $418,000 related to tax advice.

Compliance-related tax fees for 2017 and 2016 were for professional services rendered in connection with the preparation of the 2016 and 2015 federal tax returns. Compliance-related tax fees for 2016 also included tax compliance services related to the 2015 and 2016 stub-period returns of CIFG Holding Inc.

Tax advice-related fees for 2016 were primarily related to advice for the tax domicile of one of our Company’s subsidiaries and tax diligence services.

In addition, in 2017 and 2016, PwC provided advice to us on various other tax matters.

(4)	Fees for 2016 primarily related to compliance services relating to the capital impact to beneficiaries of guarantees issued by the Company’s U.K. subsidiaries.

PRE-APPROVAL POLICY OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee pre-approved all of the fees described above. The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent auditor, PwC. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services and permissible non-audit services. If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee must review the service on a specific case by case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement terms and fees require specific pre-approval of the Audit Committee and management and the auditor will report actual fees versus the budget periodically throughout the year by category of service. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. Either the Audit Committee Chairman or the entire Audit Committee must pre-approve the provision of any significant additional audit fees in excess of the budgeted amount and/or any excess related to non-audit fees over the budgeted amount. All fees related to internal control work are pre-approved by the Audit Committee before such services are rendered. The Audit Committee pre-approved all of the fees described above pursuant to its pre-approval policies and procedures.

The Board of Directors and the Audit Committee recommends that you vote “FOR” the appointment of PwC as the Company’s independent auditor for the year ending December 31, 2018 and the authorization of the Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor.

PROPOSAL NO. 4:

PROPOSALS CONCERNING OUR SUBSIDIARY, ASSURED GUARANTY RE LTD.

In accordance with AGL’s Bye-Laws, if AGL is required or entitled to vote at a general meeting of any direct non-United States subsidiary of AGL, AGL’s directors must refer the matter to the shareholders of AGL and seek authority from AGL’s shareholders for AGL’s representative or proxy to vote in favor of the resolution proposed by the subsidiary. AGL’s directors must cause AGL’s representative or proxy to vote AGL’s shares in the subsidiary pro rata to the votes received at the general meeting of AGL. In addition, AGL’s Board of Directors, in its discretion, may require that the organizational documents of each subsidiary of AGL organized under the laws of a jurisdiction outside the United States contain provisions substantially similar to these provisions. As a consequence, we are proposing that our shareholders authorize AGL to vote in favor of the following matters to be presented at the next annual general meeting of our subsidiary, Assured Guaranty Re Ltd., which we refer to as AG Re.

PROPOSAL 4.1—ELECTION OF AG RE DIRECTORS

We propose that AGL be directed to elect the following eight directors of AG Re: Howard W. Albert, Robert A. Bailenson, Russell B. Brewer, II, Gary Burnet, Ling Chow, Stephen Donnarumma, Dominic J. Frederico, and Walter A. Scott, with such persons constituting the entire board of directors of AG Re, to serve for one year terms commencing at the annual general meeting of AG Re. Other than Mr. Scott, each nominee is an officer of AGL or one of its subsidiaries and has consented to serve as a director of AG Re without fee if elected. Mr. Scott will receive director’s fees of $5,000 per annum if elected. We do not expect that any of the nominees will become unavailable for election as a director of AG Re, but if any nominees should become unavailable prior to the meeting, proxy cards, whether submitted by telephone, via the Internet or by mail, authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by AG Re’s board of directors. Proposal 4.1 is Item 4A on the proxy card.

The biographies for these nominees are set forth below:

Howard W. Albert, age 58, has been Chief Risk Officer of AGL since May 2011. Prior to that, he was Chief Credit Officer of AGL from 2004 to April 2011. Mr. Albert joined Assured Guaranty in September 1999 as Chief Underwriting Officer of Capital Re Company, the predecessor to AGC. Before joining Assured Guaranty, he was a Senior Vice President with Rothschild Inc. from February 1997 to August 1999. Prior to that, he spent eight years at Financial Guaranty Insurance Company from May 1989 to February 1997, where he was responsible for underwriting guaranties of asset-backed securities and international infrastructure transactions. Prior to that, he was employed by Prudential Capital, an investment arm of The Prudential Insurance Company of America, from September 1984 to April 1989, where he underwrote investments in asset-backed securities, corporate loans and project financings.

Mr. Albert’s experience in risk management, underwriting and credit and his position as the Chief Risk Officer of AGL make him valuable to the Board of Directors of AG Re.

Robert A. Bailenson, age 51, has been the Chief Financial Officer of AGL since June 2011. Mr. Bailenson has been with Assured Guaranty and its predecessor companies since 1990. Mr. Bailenson became Chief Accounting Officer of AGM in July 2009 and has been Chief Accounting Officer of AGL since May 2005 and Chief Accounting Officer of AGC since 2003. He was Chief Financial Officer and Treasurer of AG Re from 1999 until 2003 and was previously the Assistant Controller of Capital Re Corp., the Company’s predecessor.

Mr. Bailenson’s background as the Chief Financial Officer of AGL and as an accountant provides an important perspective to the Board of Directors of AG Re.

Russell B. Brewer II, age 61, has been Chief Surveillance Officer of AGL since November 2009 and Chief Surveillance Officer of AGC and AGM since July 2009 and has also been responsible for information technology at AGL since April 2015. Mr. Brewer has been with AGM since 1986. Mr. Brewer was Chief Risk Management Officer of AGM from September 2003 until July 2009 and Chief Underwriting Officer of AGM from September 1990 until September 2003. Mr. Brewer was also a member of the Executive Management Committee of AGM. He was a Managing Director of Assured Guaranty Municipal Holdings Inc. from May 1999 until July 2009. From March 1989 to August 1990, Mr. Brewer was Managing Director, Asset Finance Group, of AGM. Prior to joining AGM, Mr. Brewer was an Associate Director of Moody’s Investors Service, Inc.

Mr. Brewer’s risk management and surveillance expertise and his position as the Chief Surveillance Officer of AGL enhance the deliberations of the Board of Directors of AG Re.

Gary Burnet, age 47, has been President of AG Re since August 2012, and prior to that he served as the Managing Director—Chief Credit Officer of AG Re from 2006 until his appointment as President. Mr. Burnet also served as the Vice President—Risk Management and Operations of AG Re from 2002 to 2005. Prior to joining our Company, Mr. Burnet’s previous experience included two years at ACE Asset Management, where he was Investment Officer with responsibility for developing and modeling the ACE group’s consolidated investment and insurance credit risk. Prior to ACE Asset Management, he was an Assistant Vice President—Investments at ACE Bermuda. Mr. Burnet trained as a Chartered Accountant with Geoghegan & Co. CA from 1993 to 1996 in Edinburgh Scotland and also worked as an audit senior for Coopers & Lybrand from 1996 to 1998 in Bermuda.

As the President of AG Re, Mr. Burnet has the most comprehensive knowledge of its operations, including the key areas of underwriting credit risk, accounting and risk management.

Ling Chow, age 47, has been General Counsel and Secretary of AGL since January 1, 2018. Ms. Chow previously served as Deputy General Counsel and Assistant Secretary of AGL from May 2015 and as Assured Guaranty’s U.S. General Counsel from June 2016. Prior to that, Ms. Chow served as Deputy General Counsel of Assured Guaranty’s U.S. subsidiaries in several capacities from 2004. Before joining Assured Guaranty in 2002, Ms. Chow was an associate at Brobeck, Phleger & Harrison LLP, Cahill Gordon & Reindel and LeBoeuf, Lamb, Greene & MacRae, L.L.P.

Ms. Chow’s experience as an attorney and her position as the General Counsel of AGL enables her to make valuable contributions as a member of the Board of Directors of AG Re.

Stephen Donnarumma, age 55, was appointed as a director of AG Re on September 11, 2012. Mr. Donnarumma has been the Chief Credit Officer of AGC since 2007, of AGM since its 2009 acquisition, and of MAC since its 2012 capitalization. Mr. Donnarumma has been with Assured Guaranty since 1993. Over the past 25 years, Mr. Donnarumma has held a number of positions at Assured Guaranty, including Deputy Chief Credit Officer of AGL, Chief Operating Officer and Chief Underwriting Officer of AG Re, Chief Risk Officer of AGC, and Senior Managing Director, Head of Mortgage and Asset-backed Securities of AGC. Prior to joining Assured Guaranty, Mr. Donnarumma was with Financial Guaranty Insurance Company from 1989 until 1993, where his responsibilities included underwriting domestic and international financial guaranty transactions. Prior to that, he served as a Director of Credit Risk Analysis at Fannie Mae from 1987 until 1989. Mr. Donnarumma was also an analyst with Moody’s Investors Services from 1985 until 1987.

Mr. Donnarumma’s experience with credit analysis and risk management, and his position as the Chief Credit Officer of AGM, MAC and AGC, provide important perspective to the Board of Directors of AG Re.

Dominic J. Frederico—See Mr. Frederico’s biography in “Election of Directors—Nominees for Director.” The benefits of his experience described therein with respect to the Board of Directors of AGL also make him valuable as a director of AG Re.

Walter A. Scott, age 80, was the Chairman of the AGL Board of Directors from May 2005 until his retirement in May 2013, and a director of AGL from 2004 through 2013. Mr. Scott was Chairman, President and Chief Executive Officer of ACE from 1991 until his retirement in 1994, and President and Chief Executive Officer of ACE from 1989 to 1991. Subsequent to his retirement he served as a consultant to ACE until 1996. Mr. Scott was a director of ACE from 1989 through May 2005. Prior to joining ACE, Mr. Scott was President and Chief Executive Officer of Primerica’s financial services operations. Mr. Scott was also the Chairman of Vermont Hard Cider Company, LLC from 2003 until 2012, when that company was sold. Mr. Scott is an Emeritus Trustee of Lafayette College and a founding trustee of the Bermuda Foundation for Insurance Studies.

Mr. Scott’s tenure on the AGL Board of Directors and lengthy experience at senior levels in the financial services industry allow him to provide valuable perspective to the Board of Directors of AG Re.

PROPOSAL 4.2—APPOINTMENT OF AG RE AUDITOR

We propose that AGL be directed to appoint PwC as the independent auditor of AG Re for the fiscal year ending December 31, 2018, subject to PwC being appointed as our Company’s independent auditor. We expect representatives of PwC to be present at AGL’s Annual General Meeting with an opportunity to make a statement if they wish and to be available to respond to appropriate questions. Proposal 4.2 is Item 4B on the proxy card.

The following table presents fees for professional audit services rendered by PwC for the audit of AG Re’s financial statements for 2017 and 2016.

	2017	2016
Audit fees	$89,900	$89,900
Audit—related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

The above audit fees are also included in the audit fees shown in “Proposal No. 3: Appointment of Independent Auditor.”

Other Matters. The Board of Directors of AGL does not know of any matter to be brought before the annual general meeting of AG Re that we have not described in this proxy statement. If any other matter properly comes before the annual general meeting of AG Re, AGL’s representative or proxy will vote in accordance with his or her judgment on such matter.

The board of directors recommends that you direct AGL to vote “FOR” each of the proposals concerning AGL’s subsidiary, AG Re.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

HOW DO I SUBMIT A PROPOSAL FOR INCLUSION IN NEXT YEAR’S PROXY MATERIAL?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next Annual General Meeting, please send it to the Secretary, Assured Guaranty Ltd., 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Under the rules of the SEC, proposals must be received no later than November 21, 2018 and otherwise comply with the requirements of the SEC to be eligible for inclusion in AGL’s 2019 Annual General Meeting proxy statement and form of proxy.

HOW DO I SUBMIT A PROPOSAL OR MAKE A NOMINATION AT AN ANNUAL GENERAL MEETING?

Our Bye-Laws provide that if a shareholder desires to submit a proposal for consideration at an Annual General Meeting, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 90 days prior to the anniversary date of the immediately preceding Annual General Meeting. With respect to the 2019 Annual General Meeting, such written notice must be received on or prior to February 1, 2019. The notice must meet the requirements set forth in our Bye-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS IN THE MAIL INSTEAD OF A FULL SET OF PROXY MATERIALS?

In accordance with the rules of the SEC, instead of mailing a printed copy of the proxy statement, annual report and other materials (which we refer to as proxy materials) for our Annual General Meeting, we are furnishing proxy materials to shareholders on the Internet by providing a Notice Regarding the Availability of Proxy Materials (which we refer to as a Notice) to inform shareholders when the materials are available on the Internet.

If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice instructs you on how you may access and review all of our proxy materials, as well as how to submit your proxy, over the Internet.

We will first make available the proxy statement, form of proxy card and 2017 annual report to shareholders at www.assuredguaranty.com/annualmeeting. The proxy materials will also be available at www.proxyvote.com on or about March 21, 2018 to all shareholders entitled to vote at the Annual General Meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com. Our 2017 annual report to shareholders will be made available at the same time and by the same methods. If requesting materials by e-mail, please send a blank e-mail with the information that is printed in your Notice in the box marked by the arrow in the subject line.

g	XXXX XXXX XXXX XXXX

We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs related to our Annual General Meeting.

WHY HAS THIS PROXY STATEMENT BEEN MADE AVAILABLE?

Our Board of Directors is soliciting proxies for use at our Annual General Meeting to be held on May 2, 2018, and any adjournments or postponements of the meeting. The meeting will be held at 8:00 a.m. London Time at 6 Bevis Marks, London, EC3A 7BA, United Kingdom.

This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares.

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL GENERAL MEETING?

The following proposals are scheduled to be voted on at the Annual General Meeting:

•	The election of directors
•	An advisory vote to approve the compensation paid to our named executive officers
•	The appointment of PwC as our independent auditor for 2018 and the authorization of our Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor
•	The direction of AGL to vote for the election of the directors of, and the appointment of the independent auditor for, our subsidiary AG Re

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees and each of the foregoing proposals.

ARE PROXY MATERIALS AVAILABLE ON THE INTERNET?

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on Wednesday, May 2, 2018

Yes. Our proxy statement for the 2018 Annual General Meeting, form of proxy card and 2017 annual report to shareholders are available at www.assuredguaranty.com/annualmeeting. The proxy materials will also be available at www.proxyvote.com on or about March 21, 2018 to all shareholders entitled to vote at the Annual General Meeting.

You can obtain directions to attend the 2018 Annual General Meeting by contacting Virginia Reynolds at + 44 020 7562 1920 or at vreynolds@agltd.com.

WHO IS ENTITLED TO VOTE?

March 8, 2018 is the record date for the Annual General Meeting. If you owned our Common Shares at the close of business on March 8, 2018, you are entitled to vote. On that date, 114,967,800 of our Common Shares were outstanding and entitled to vote at the Annual General Meeting, including 50,225 unvested restricted Common Shares. Our Common Shares are our only class of voting stock. On March 8, 2018, the closing price of our Common Shares on the New York Stock Exchange, which we refer to as the NYSE, was $34.49.

HOW MANY VOTES DO I HAVE?

You have one vote for each of our Common Shares that you owned at the close of business on March 8, 2018.

However, if your shares are considered “controlled shares,” which our Bye-Laws define generally to include all of our Common Shares directly, indirectly or constructively owned or beneficially owned by any person or group of persons, or owned by any “United States person,” as defined in the Internal Revenue Code, and such shares constitute 9.5% or more of our issued Common Shares, the voting rights with respect to your controlled shares will be limited, in the aggregate, to a voting power of approximately 9.5%, pursuant to a formula specified in our Bye-Laws.

The Notice indicates the number of Common Shares you are entitled to vote, without giving effect to the controlled share rule described above.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

Many of our shareholders are beneficial owners since they hold their shares through a stockbroker, bank or other nominee rather than as shareholders of record when they own shares directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•	Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record of those shares and these proxy materials are being sent to you directly. As the shareholder of record, you have the right to grant your voting proxy directly to AGL or to vote in person at the Annual General Meeting. You may vote by telephone or via the Internet as described below under the heading “Information About the Annual General Meeting and Voting—May I Vote by Telephone or via the Internet?” or you may request a paper copy of the proxy materials and vote your proxy card by mail.
•	Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and our proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How do I Vote in Person at the Annual General Meeting?” Your broker, bank or other nominee has provided a voting instruction form for you to use in directing your broker, bank or other nominee as to how to vote your shares. You may also vote by telephone or on the Internet as described below under the heading “May I Vote by Telephone or via the Internet?”

HOW DO I VOTE BY PROXY IF I AM A SHAREHOLDER OF RECORD?

If you are a shareholder of record and you properly submit your proxy card (by telephone, via the Internet or by mail) so that it is received by us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card (including electronic signatures in the case of Internet or telephonic voting) but do not make specific choices, your proxy will vote your shares as recommended by our Board of Directors (also referred to as our Board or the Board):

•	FOR each nominee for election of directors
•	FOR approval, on an advisory basis, of the compensation paid to our named executive officers
•	FOR the appointment of PwC as our independent auditor for 2018 and the authorization of our Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor
•	FOR directing AGL to vote for each nominee for election of directors of, and the appointment of the independent auditor for, our subsidiary, AG Re

If any other matter is presented, your proxy will vote in accordance with the best judgment of the individuals named on the proxy card. As of the date of printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement.

HOW DO I GIVE VOTING INSTRUCTIONS IF I AM A BENEFICIAL OWNER?

If you are a beneficial owner of shares, your broker, bank or other nominee will ask you how you want your shares to be voted. If you give the broker, bank or other nominee instructions, the broker, bank or other nominee will vote your shares as you direct. If your broker, bank or other nominee does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. According to rules of the NYSE:

•	Brokers, banks and other nominees have discretionary power to vote your shares with respect to “routine” matters
•	Brokers, banks and other nominees do not have discretionary power to vote your shares on “non-routine” matters (such as the elections of directors or the advisory vote on executive compensation) unless they have received instructions from the beneficial owner of the shares

It is therefore important that you provide instructions to your broker, bank or other nominee if your shares are held by a broker, bank or other nominee so that your shares can be voted with respect to directors and executive compensation, and any other matters treated as non-routine by the NYSE.

MAY I VOTE BY TELEPHONE OR VIA THE INTERNET?

Yes. If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number or voting by requesting and completing a proxy card and mailing it in the return envelope provided. We encourage you to vote by telephone or over the Internet because your vote is then tabulated faster than if you mailed it. There are separate telephone and Internet arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker, bank or other nominee).

•	If you are a shareholder of record, you may vote by telephone using the telephone number on the proxy card, or electronically through the Internet, by following the instructions provided on the Notice
•	If you are a beneficial owner and hold your shares in “street name,” you may need to contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically through the Internet

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via telephone or the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting by telephone or over the Internet or by returning your proxy card by mail will not affect your right to attend the Annual General Meeting and vote. In order to assure that your votes, as a record holder, are tabulated in time to be voted at the Annual General Meeting, you must complete your voting over the Internet or by telephone or submit your proxy card so that it is received by 12:00 noon Eastern Daylight Time on May 1, 2018. Similarly, in order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the Annual General Meeting, you must submit your voting instructions so that your broker will be able to vote by 11:59 a.m. Eastern Daylight Time on April 30, 2018.

MAY I REVOKE MY PROXY?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. If you are a shareholder of record, to revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet,
•	Send a letter revoking your proxy to our Secretary at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, or
•	Attend the Annual General Meeting and vote in person.

Beneficial owners who wish to change the votes submitted on their voting instruction cards should contact their respective broker, bank or other nominee to determine how and when changes must be submitted so that the nominee can revoke and change their votes on their behalf.

If you wish to revoke your proxy or make changes to your voting instruction card, as applicable, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

HOW DO I VOTE IN PERSON AT THE ANNUAL GENERAL MEETING?

You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting, please bring the Notice Regarding the Availability of Proxy Materials containing your control number or proof of identification. Shares held in “street name” through your broker, bank or other nominee may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. You must bring such signed proxy to the Annual General Meeting, along with an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the shares and that you were the beneficial owner of the shares on March 8, 2018.

Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting. However, while proxy voting is subject to the time deadlines described above, shareholders attending the meeting in person may vote during the Annual General Meeting as long as they satisfy the requirements described in this section.

WHAT VOTES NEED TO BE PRESENT TO HOLD THE ANNUAL GENERAL MEETING?

To have a quorum for our Annual General Meeting, two or more persons must be present, in person or by proxy, representing more than 50% of the Common Shares that were outstanding on March 8, 2018.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

The affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting is required for each of:

•	The election of each nominee for director
•	The appointment of PwC as our independent auditor for 2018 and the authorization of our Board of Directors, acting through its Audit Committee, to set the fees for the independent auditor
•	Directing AGL to vote for the election of directors of, and the appointment of the independent auditor for, our subsidiary, AG Re

The vote on the compensation paid to our named executive officers is advisory in nature so there is no specified requirement for approval. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will review the voting results carefully. To the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition, the Compensation Committee and the Board of Directors will consider the outcome of the most recent vote on the frequency of the vote on named executive officer compensation when determining how frequently such vote will be submitted to shareholders.

HOW ARE VOTES COUNTED?

Your vote may be cast “FOR” or “AGAINST”, or you may “ABSTAIN”, with respect to each of the nominees for AGL director, with respect to directing AGL to vote for each of the nominees for director of its subsidiary AG Re, and with respect to each of the other proposals on the agenda.

If you sign (including electronic signatures in the case of Internet or telephonic voting) your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. If you sign (including electronic signatures in the case of Internet or telephonic voting) your broker, bank or other nominee voting instruction card with no further instructions, your shares will be voted in the broker’s, bank’s or nominee’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. As described in “How do I Give Voting Instructions if I am a Beneficial Owner?”, elections of directors and the advisory vote on executive compensation are considered non-routine matters. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

WHAT IS THE EFFECT OF BROKER NON-VOTES AND ABSTENTIONS?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Common Shares that are beneficially owned and are voted by the beneficiary through a broker, bank or other nominee will be counted towards the presence of a quorum, even if there are broker non-votes with respect to some proposals, as long as the broker, bank or nominee votes on at least one proposal. Common Shares owned by shareholders electing to abstain from voting with respect to any proposal also will be counted towards the presence of a quorum.

Although broker non-votes will be counted towards the presence of a quorum, broker non-votes will not be included in the tabulation of the shares voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, “broker non-votes” will have no direct effect on the outcome of any proposal to be voted upon at the Annual General Meeting.

While abstentions will be counted towards the presence of a quorum, abstentions will not be included in the tabulation of the shares voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions will have no direct effect on the outcome of any proposal to be voted upon at the Annual General Meeting.

WHAT ARE THE COSTS OF SOLICITING THESE PROXIES AND WHO WILL PAY THEM?

We will pay all the costs of soliciting these proxies. Our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Alliance Advisors, 200 Broadacres Drive, Bloomfield, New Jersey 07003, is assisting us with the solicitation of proxies for a fee of $20,000 plus out-of-pocket expenses.

WHERE CAN I FIND THE VOTING RESULTS?

We will publish the voting results in a Form 8-K that we will file with the SEC by May 8, 2018. You will also be able to find this Form 8-K on our website at www.assuredguaranty.com/sec-filings by May 8, 2018.

DO DIRECTORS ATTEND THE ANNUAL GENERAL MEETING?

Our Corporate Governance Guidelines provide that directors are expected to attend our Annual General Meeting and any special meeting of shareholders we call to consider extraordinary business transactions, unless they are unable to do so as a result of special circumstances. All of our directors then in office attended the Annual General Meeting that was held on May 3, 2017.

CAN A SHAREHOLDER, EMPLOYEE OR OTHER INTERESTED PARTY COMMUNICATE DIRECTLY WITH OUR BOARD? IF SO, HOW?

Our Board provides a process for shareholders, employees or other interested parties to send communications to our Board.

•	Shareholders, employees or other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at chmaudit@agltd.com
•	Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the

Chairman of the Board, the chairman of any Board committee or any other director, as to other matters may send an e-mail to corpsecy@agltd.com. The Secretary has access to both of these e-mail addresses

•	Shareholders, employees or other interested parties may send written communications to the Board c/o Secretary, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda. Mail to Bermuda is not as prompt as e-mail

Communication with the Board may be anonymous. The Secretary will forward all communications to the Board to the Chairman of the Audit Committee or the Chairman of the Nominating and Governance Committee, who will determine when it is appropriate to distribute such communications to other members of the Board or to management.

WHOM SHOULD I CALL IF I HAVE ANY QUESTIONS?

If you have any questions about the Annual General Meeting or voting, please contact Ling Chow, our Secretary, at (441) 279-5725 or at generalcounsel@agltd.com. If you have any questions about your ownership of our Common Shares, please contact Robert Tucker, our Managing Director, Investor Relations and Corporate Communications, at (212) 339-0861 or at rtucker@agltd.com.

HOW DOES “HOUSEHOLDING” WORK?

Please note we may deliver a single copy of the Notice and, if applicable, a single set of our 2017 annual report to shareholders and our proxy statement, to households at which two or more shareholders reside, unless an affected shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as our expenses. Upon written or oral request, we will promptly deliver, or arrange for delivery, of a separate copy of the Notice and, if applicable, a separate set of our annual report and other proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, a separate set of our annual report and proxy materials, you may write or call Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (866) 540-7095. Shareholders currently sharing an address with another shareholder who wish to have only one copy of our Notice or annual report and other proxy materials delivered to the household in the future should also contact Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, telephone (866) 540-7095.

OTHER MATTERS

The Board of Directors of AGL does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters properly come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Ling Chow

Secretary

ASSURED GUARANTY LTD.
30 WOODBOURNE AVENUE
HAMILTON, HM 08 BERMUDA
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Shareholders of record may vote up until 12:00 noon Eastern Daylight Time on May 1, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Shareholders of record may vote up until 12:00 noon Eastern Daylight Time on May 1, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E36281-P02192
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ASSURED GUARANTY LTD.
The Board of Directors recommends a vote FOR each of the following nominees:
1. Election of Directors of Assured Guaranty Ltd. (the “Company”):
Nominees:
For
Against
Abstain
1a. Francisco L. Borges ☐ ☐ ☐
1b. G. Lawrence Buhl ☐ ☐ ☐
1c. Dominic J. Frederico ☐ ☐ ☐
1d. Bonnie L. Howard ☐ ☐ ☐
1e. Thomas W. Jones ☐ ☐ ☐
1f. Patrick W. Kenny ☐ ☐ ☐
1g. Alan J. Kreczko ☐ ☐ ☐
1h. Simon W. Leathes ☐ ☐ ☐
1i. Michael T. O’Kane ☐ ☐ ☐
1j. Yukiko Omura ☐ ☐ ☐
The Board of Directors recommends you vote FOR the following proposal:
2. To approve, on an advisory basis, the compensation paid to the Company’s named executive officers. ☐ ☐ ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
For
Against
Abstain
3. To appoint PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditor for the fiscal year ending December 31, 2018, and to authorize the Board of Directors, acting through its Audit Committee, to set the fees of the independent auditor. ☐ ☐ ☐
4A. To authorize the Company to vote for directors of the Company’s subsidiary, Assured Guaranty Re Ltd. (“AG Re”):
Nominees:
4aa. Howard W. Albert ☐ ☐ ☐
4ab. Robert A. Bailenson ☐ ☐ ☐
4ac. Russell B. Brewer II ☐ ☐ ☐
4ad. Gary Burnet ☐ ☐ ☐
4ae. Ling Chow ☐ ☐ ☐
4af. Stephen Donnarumma ☐ ☐ ☐
4ag. Dominic J. Frederico ☐ ☐ ☐
4ah. Walter A. Scott ☐ ☐ ☐
4B. To authorize the Company to appoint PwC as AG Re’s independent auditor for the fiscal year ending December 31, 2018 ☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E36282-P02192
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS
OF ASSURED GUARANTY LTD.
The undersigned hereby appoints Dominic J. Frederico and Ling Chow, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the common shares of Assured Guaranty Ltd. which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of shareholders of the Company to be held May 2, 2018, or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.
THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSALS 1 AND 4A, FOR PROPOSALS 2, 3 AND 4B AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
Continued and to be signed on reverse side